Exhibit 99.1

Execution Version

PURCHASE AND SALE AGREEMENT

AMONG

DOMINION RESOURCES, INC.,

DOMINION TRANSMISSION, INC.

AND

DOMINION ENERGY, INC.,

AS SELLERS,

AND

CONSOL ENERGY HOLDINGS LLC VI,

AS PURCHASER,

DATED AS OF MARCH 14, 2010

Execution Version

i

Execution Version

Execution Version

Execution Version

EXHIBITS:

Exhibit A-1	Company Mineral Interests
Exhibit A-2	Company Wells
Exhibit A-3	Company Midstream Assets
Exhibit A-4	Company Office Leases
Exhibit B-1	Additional Mineral Interests
Exhibit B-2	Additional Wells
Exhibit C-1	Form of Mineral Deed
Exhibit C-2	Form of Assignment
Exhibit D	Form of DRI/Purchaser Transition Services Agreement
Exhibit E	Form of Parent Guarantee
Exhibit F	Form of Gas Marketing Agreement

SCHEDULES:

Schedule 1.2(y)	Executives
Schedule 1.2(z)	Financial Statements
Schedule 1.3(a)	Excluded DEPI Assets
Schedule 1.4	Other Included Assets
Schedule 2.2(a)	Allocation of Purchase Price
Schedule 3.3(j)	Permitted Encumbrances
Schedule 3.4	Allocation of Unadjusted Purchase Price
Schedule 4.3	Subsidiaries
Schedule 4.5(a)	Agreements
Schedule 4.5(b)(i)	Employee Plans
Schedule 4.6	Reserve Report
Schedule 4.7	Litigation
Schedule 4.8	Tax Disclosures
Schedule 4.9	Environmental Disclosures
Schedule 4.11	Contracts
Schedule 4.12	Production Payments
Schedule 4.13	Production Imbalances
Schedule 4.14	Consents and Preferential Rights
Schedule 4.16(a)	Equipment and Personal Property
Schedule 4.17	Operation of the E&P Business
Schedule 4.20	Insurance
Schedule 4.23	Wells
Schedule 4.26(c)	Persons with Knowledge

Execution Version

Schedule 6.4	Drilling and Capital Plan
Schedule 6.12	Leased Assets and Software
Schedule 6.14(a)	Business Employees
Schedule 6.14(b)	Agreement Terms and Conditions
Schedule 6.14(c)	Summary of the Dominion Severance Program
Schedule 6.16(a)	Certain Marketing Arrangements
Schedule 6.16(b)(i)	Terms for New Commitment
Schedule 6.16(c)	Appalachian Gateway Volumes
Schedule 6.17	Guarantees to be Replaced
Schedule 6.18	Certain Gathering Systems
Schedule 6.19	Terminating Agreements
Schedule 8.4(d)	Bank Account Information

v

Execution Version

Index of Defined Terms

Defined Term

Accounting Principles	Section 2.3
Additional Assets	Section 1.2(a)
Additional Contracts	Section 1.2(a)(iv)
Additional Equipment	Section 1.2(a)(vi)
Additional Gathering Systems	Section 6.18(a)(i)
Additional Mineral Interests	Section 1.2(a)(i)
Additional Properties	Section 1.2(a)(iii)
Additional Records	Section 1.2(a)(viii)
Additional Well Line Assets	Section 1.2(a)(iii)
Additional Wells	Section 1.2(a)(ii)
Affiliate	Section 1.2(c)
Aggregate Title Deductible	Section 3.5(k)
Agreed Rate	Section 1.2(d)
Agreement	Preamble
Allocated Value	Section 3.4
Annual Incentive Plan	Section 1.2(b)
Arbitration Decision	Section 3.5(j)(v)
Appalachian Area	Section 1.2(e)
Appalachian Gateway	Section 1.2(f)
Appalachian Gateway Agreement	Section 1.2(g)
Assets	Section 1.2(h)
Assumed Seller Obligations	Section 11.1
Audited Reserve Report	Section 4.6
Business Day	Section 1.2(i)
Business Employees	Section 1.2(j)
Carbon Credits	Section 1.2(k)
Claim	Section 11.3(b)
Claim Notice	Section 11.3(b)
Closing	Section 8.1
Closing Date	Section 8.1
Closing Payment	Section 8.4(a)
COBRA	Section 6.14(q)
Code	Section 1.2(l)
Commitment Letter	Section 1.2(m)
Company; Companies	Recitals
Company Assets	Section 1.2(n)
Company Contracts	Section 1.2(n)(iv)
Company Equipment	Section 1.2(n)(vi)
Company Excluded Records	Section 1.2(n)(xi)
Company Midstream Assets	Section 1.2(n)(iii)
Company Mineral Interests	Section 1.2(n)(i)
Company Properties	Section 1.2(n)(iii)
Company Records	Section 1.2(n)(xi)

Execution Version

Company Surface Interests	Section 1.2(n)(v)
Company Wells	Section 1.2(n)(ii)
Confidentiality Agreement	Section 6.1
Contracts	Section 1.2(o)
Controlled Group Liability	Section 1.2(p)
Conveyances	Section 8.2(c)
Cure Period	Section 3.5(c)
Custody Transfer Meter	Section 1.2(q)
Cut-Off Date	Section 2.3
Damages	Section 11.2(d)
Defensible Title	Section 3.2(a)
DEI	Preamble
Deloitte	Section 6.20(b)
DEPI	Recitals
DEPI Shares	Section 4.2(f)(ii)
Designated Successor	Section 6.10
DFS	Section 6.16(a)
Disputed Defect	Section 3.5(c)
Disputed Title Matters	Section 3.5(j)
DRI	Preamble
DRI/Purchaser Transition Services Agreement	Section 8.2(l)
Drilling and Capital Plan	Section 6.4
DRS	Section 1.2(r)
DTI	Preamble
DTI Storage Field Areas	Section 1.2(s)
Due Date	Section 9.2(d)
E&P Business	Section 1.2(t)
Employee Plans	Section 1.2(u)
End Date	Section 10.1
Environmental Laws	Section 4.9
Equipment	Section 1.2(v)
Equity Interests	Section 4.3(e)
ERISA	Section 1.2(w)
ERISA Affiliate	Section 1.2(x)
Excluded Assets	Section 1.3
Excluded DEPI Gathering System	Section 6.18(a)(ii)
Excluded DEPI Interests	Section 1.3(a)
Excluded DEPI Midstream Assets	Section 1.3(b)
Excluded DEPI Mineral Interests	Section 1.3(a)
Excluded DEPI Properties	Section 1.3(b)
Excluded DEPI Well	Section 1.3(a)
Execution Date	Preamble
Executives	Section 1.2(y)
Existing Business	Section 4.24
Final Disputed Title Matters	Section 3.5(j)(ii)
Final Section 2.2(c) Schedule	Section 2.2(c)

Execution Version

Financial Statements	Section 1.2(z)
Financing	Section 1.2(aa)
Financing Parties	Section 12.8
Firm Commitment	Section 6.16(b)
First Quarter Financial Statements	Section 1.2(bb)
Funding Failure	Section 1.2(cc)
Gas Marketing Agreement	Section 8.2(m)
Governmental Authority	Section 1.2(dd)
Governmental Authorizations	Section 1.2(ee)
Hart-Scott-Rodino Act	Section 1.2(ff)
Hydrocarbons	Section 1.2(gg)
Indemnified Person	Section 11.3(a)
Indemnifying Person	Section 11.3(a)
Independent Appraiser	Section 2.2(c)
Individual Title Threshold	Section 3.5(k)
Interest Purchase Price	Section 2.2(a)
Interest Unadjusted Purchase Price	Section 2.2(a)
Interests	Section 1.1
KPMG	Section 2.2(c)
Laws	Section 1.2(hh)
Leased Assets Buy-Out Costs	Section 6.12
Leave/Retiree Employee	Section 6.14(a)
LIBOR	Section 1.2(ii)
Loan	Section 6.5(c)
Marcellus Leases	Section 1.2(jj)
Marcellus Shale Formation	Section 1.2(kk)
Material Adverse Effect	Section 4.26(d)
Material Contract	Section 1.2(ll)
Midstream Assets	Section 1.2(mm)
Mineral Interests	Section 1.2(nn)
Multiemployer Plan	Section 1.2(oo)
Net Mineral Acre	Section 1.2(pp)
Net Revenue Interest	Section 3.2(a)(i)
New Commitment	Section 6.16(b)(i)
NORM	Section 4.9
Party; Parties	Preamble
PBGC	Section 1.2(qq)
Permitted Encumbrances	Section 3.3
Person	Section 1.2(rr)
Post-Closing Period	Section 1.2(ss)
Pre-Closing Period	Section 1.2(tt)
Preliminary Section 2.2(c) Schedule	Section 2.2(c)
Properties	Section 1.2(uu)
Property Costs	Section 1.2(vv)
Purchase Price	Section 2.1
Purchaser	Preamble

Execution Version

Purchaser Employee Plans	Section 6.14(f)
Purchaser Parent	Section 12.15
Purchaser’s Pension Plan	Section 6.14(f)
Qualifying Offer Executive	Section 1.2(ww)
Records	Section 1.2(xx)
Remedy Deadline	Section 3.5(c)
Remedy Notice	Section 3.5(c)
Reserve Report	Section 4.6
Reserves	Recitals
Reserves Shares	Section 4.2(f)(i)
Retained Seller Obligations	Section 11.1
Securities Laws	Section 6.20(b)
Seller; Sellers	Preamble
Service Employees	Section 1.2(yy)
Shares	Section 1.2(zz)
Specified Tax Representations	Section 1.2(aaa)
Straddle Period	Section 1.2(bbb)
Supplemental Financial Statements	Section 1.2(ccc)
Target Closing Date	Section 8.1
Tax	Section 1.2(ddd)
Tax Audit	Section 9.5(a)
Tax Indemnified Person	Section 9.5(a)
Tax Payor	Section 9.2(d)
Tax Return	Section 9.2(a)
Tax Return Preparer	Section 9.2(d)
Tax Sharing Agreement	Section 9.3
Terminating Agreements	Section 6.19
Title Arbitration Notice	Section 3.5(j)(ii)
Title Arbitration Panel	Section 3.5(j)(iii)
Title Benefit	Section 3.2(b)
Title Benefit Amount	Section 3.5(f)
Title Claim Date	Section 3.5(a)
Title Defect	Section 3.2(b)
Title Defect Amount	Section 3.5(d)
Title Defect Notice	Section 3.5(a)
Title Defect Property	Section 3.5(a)
Title IV Plan	Section 4.5(b)(iv)
Transferred Committed Volume	Section 6.16(b)(i)
Transferred Employees	Section 6.14(a)
Transfer Taxes	Section 12.3
Unadjusted Purchase Price	Section 2.1
WARN Act	Section 6.14(r)
Wells	Section 1.2(eee)
Wholly-Owned Subsidiary	Section 1.2(fff)

Execution Version

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of March 14, 2010 (the “Execution Date”), by and among Dominion Resources, Inc., a corporation organized under the Laws of the Commonwealth of Virginia (“DRI”), Dominion Transmission, Inc., a corporation organized under the Laws of the State of Delaware (“DTI”), and Dominion Energy, Inc., a corporation organized under the Laws of the Commonwealth of Virginia (“DEI” and, together with DRI and DTI, “Sellers” and each a “Seller”), and CONSOL Energy Holdings LLC VI, a limited liability company formed under the Laws of the State of Delaware (“Purchaser”). Sellers, on the one hand, and Purchaser, on the other hand, are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

A. DRI desires to sell and Purchaser desires to purchase all of the issued and outstanding shares of Dominion Exploration & Production, Inc., a corporation organized under the Laws of the State of Delaware (“DEPI”).

B. DEI desires to sell and Purchaser desires to purchase all of the issued and outstanding shares of Dominion Reserves, Inc., a corporation organized under the Laws of the Commonwealth of Virginia (“Reserves” and, together with DEPI, the “Companies” and each a “Company”).

C. DTI desires to sell and Purchaser desires to purchase those certain interests in oil and gas properties, rights and related assets that are defined and described as the “Additional Assets” herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1 Purchase and Sale. On the terms and conditions contained in this Agreement, each Seller agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase, accept and pay for (i) in the case of DRI as Seller, the DEPI Shares, (ii) in the case of DEI as Seller, the Reserves Shares and (iii) in the case of DTI as Seller, the Additional Assets (collectively, the “Interests”).

Execution Version

Section1.2 Certain Definitions. Capitalized terms set forth in this Agreement have the meanings set forth in this Section 1.2 or in the Sections referenced in the “Index of Defined Terms” at the front of this Agreement. As used herein:

(a) “Additional Assets” means all of DTI’s right, title, and interest in and to the following:

(i) the Hydrocarbon leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, mineral interests, carried interests, and other rights to Hydrocarbons in place, and mineral servitudes, that are set forth on Exhibit B-1, and all other mineral fee, Hydrocarbon leasehold or other interests in any of the lands set forth on Exhibit B-1, whether or not such other interests are specifically described therein, including (A) all pooled, communitized or unitized acreage which includes all or a part of any such interests or other rights and (B) all tenements, hereditaments and appurtenances belonging thereto, but excluding, subject to Section 1.2(a)(xii), DTI’s right, title and interest (subject to existing encumbrances) in and to the surface owned or held in fee overlying any such interests described in this Section 1.2(a)(i) other than those described in this Section 1.2(a)(i)(B) (subject to such exclusions, the “Additional Mineral Interests”);

(ii) any and all oil, gas, water, CO2 or injection wells on the Additional Mineral Interests or on the pooled, communitized or unitized acreage that includes all or any part of the Additional Mineral Interests, including the interests in the wells set forth on Exhibit B-2 (the “Additional Wells”);

(iii) (A) with respect to each Additional Well (or groups of Additional Wells upstream of a Custody Transfer Meter, as applicable), the pipeline and other equipment located upstream of the inlet valve of the Custody Transfer Meter, including the well run, valves, separator, well drip, stock tank, regulators, relief valves, short sections of line pipe, any well head compressor, pumping jack and plunger lift system, and (B) any Additional Gathering System (the “Additional Well Line Assets” and, together with the Additional Mineral Interests and the Additional Wells, the “Additional Properties”);

(iv) all contracts, agreements and instruments with respect to the Additional Properties, to the extent applicable to the Additional Properties, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements (including the Farmout Agreement dated effective September 30, 2008, among DEPI, Dominion Appalachian Development LLC, and DTI, as farmors, and Antero Resources Appalachian Corporation, as farmee, as amended), exchange agreements, gathering and transportation agreements, agreements for the sale and purchase of oil and gas and processing agreements and pipeline tap and interconnect agreements, but excluding any contracts, agreements and instruments included within the definition of “Excluded Assets” or, with respect to DTI’s interest thereunder in its capacity as owner of the gathering or transportation facilities, and provided that the defined term “Additional Contracts” shall not include the leases included in the

Execution Version

Additional Mineral Interests and other instruments constituting DTI’s chain of title to the Additional Mineral Interests, in each case to the extent included in clause (i) above (subject to such exclusion and proviso, the “Additional Contracts”);

(v) all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights or interests appurtenant to, and, to the extent used or held for use for, the Additional Properties, including pore spaces within rock bodies (including spaces between grains, fractures, vesicles, and voids formed by dissolution), but excluding any such items included within the definition of “Excluded Assets”;

(vi) all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for the purpose of Hydrocarbon operations from the Additional Properties (the “Additional Equipment”);

(vii) all Hydrocarbons within, produced from or attributable to the Additional Mineral Interests or Additional Wells from and after the Closing Date, and all production, plant and transportation imbalances, if any, of DTI with respect to the Additional Properties as of the end of the Closing Date;

(viii) originals, to the extent available, or copies (if any) of all data, information, records, books and files relating to any of the matters set forth in this Section 1.2(a), including all production records, operating records, correspondence, lease records, well logs and other records, and division order records; prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Additional Properties); contract files; and geological and seismic data (including interpretive data), maps, electric logs, core data, pressure data and decline curves (the “Additional Records”);

(ix) to the extent transferable, all Governmental Authorizations for the Additional Assets;

(x) to the extent transferable, all Carbon Credits for the Additional Assets;

(xi) to the extent assignable, all right to indemnities (except with respect to the Retained Seller Obligations) and releases from third Persons relating to the Additional Assets and, to the extent not assignable, the benefit of such indemnities and releases; and

(xii) without limiting the rights or interests granted above, the right to operate, maintain, use and access for reasonable business purposes any part of the surface overlying the Mineral Interests and Excluded DEPI Interests, including, roads, easements and rights-of-way on or related thereto, and to construct additional roads, pipelines and power lines and related equipment and facilities thereon, in each case on a non-exclusive basis in reasonable cooperation with DTI, but

(x) excluding from clauses (i) and (ii) of this Section 1.2(a) any Excluded DEPI Interests and (y) reserving, subject to Section 1.2(a)(v) and 1.2(a)(xii), to DTI the right to operate, maintain,

Execution Version

use and access for reasonable business purposes any part of the surface overlying the Additional Mineral Interests, including, roads, easements and rights-of-way on or related thereto, and to construct additional roads, pipelines and power lines and related equipment and facilities thereon, in each case in reasonable cooperation with Purchaser.

(b) “Annual Incentive Plan” means the annual incentive bonus plan sponsored by DRI for its eligible employees.

(c) “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context (including, with its correlative meaning, “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(d) “Agreed Rate” means the lesser of (x) LIBOR, plus two percentage points (LIBOR + 2%) and (y) the maximum rate allowed by applicable Laws.

(e) “Appalachian Area” means the geographic area including only Virginia, West Virginia, Ohio, Pennsylvania, New York, Kentucky and Maryland.

(f) “Appalachian Gateway” means the Appalachian Gateway transmission project currently under development by DTI.

(g) “Appalachian Gateway Agreement” means that certain Commitment for Firm Transportation on Dominion Transmission, Inc. - Appalachia Gateway Project, dated as of August 18, 2009, by and between DFS and DTI, as amended.

(h) “Assets” means the Company Assets and the Additional Assets.

(i) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York, Pittsburgh, Pennsylvania or Richmond, Virginia, United States of America.

(j) “Business Employees” means individuals who are (i) employed as common law employees by DEPI or (ii) Service Employees, in each case including any such employees who are not actively at work on the Closing Date due to a leave of absence covered by the Family and Medical Leave Act or any other authorized leave of absence.

(k) “Carbon Credits” means all credits, benefits, offsets, reductions, rights or indicia relating to (i) the reduction, mitigation or control of greenhouse gas emissions, including, without limitation, carbon dioxide, methane, nitrous oxide, hydro fluorocarbons, or any other gas, matter or substance, or (ii) the generation or creation of energy from sources recognized as renewable, or generated from otherwise wasted resources, directly or indirectly arising out of the production, use, sale, capture, flaring, burning, destruction, processing, conversion, utilization, fueling, storage or sequestration that now or hereafter qualifies for recognition under any domestic, international or foreign emissions reduction or emissions program, scheme or organization or Law or Governmental Authorization.

Execution Version

(l) “Code” means the United States Internal Revenue Code of 1986, as amended.

(m) “Commitment Letter” means the commitment letter dated on or about the date hereof among Purchaser, Banc of America Bridge LLC, Banc of America Securities LLC, PNC Bank, National Association and PNC Capital Markets LLC, as amended from time to time.

(n) “Company Assets” means all of each Company’s (or any Wholly-Owned Subsidiary’s) right, title, and interest in and to the following:

(i) the Hydrocarbon leases and subleases, royalties, overriding royalties, net profit interests, mineral fee interests, mineral interests, carried interests, and other rights to Hydrocarbons in place, and mineral servitudes, that are set forth on Exhibit A-1, and all other mineral fee, Hydrocarbon leasehold or other interests in any lands set forth on Exhibit A-1, whether or not such other interests are specifically described therein, including (A) all pooled, communitized or unitized acreage which includes all or a part of any such interests or other rights and (B) all tenements, hereditaments and appurtenances belonging thereto, but excluding any Excluded DEPI Interests except to the extent reserved to the Companies and Wholly-Owned Subsidiaries under Section 1.3(a) (subject to such exclusions, the “Company Mineral Interests”);

(ii) any and all oil, gas, water, CO2 or injection wells on the Company Mineral Interests or on the pooled, communitized or unitized acreage that includes all or any part of the Company Mineral Interests, including the interests in the wells set forth on Exhibit A-2, but excluding any Excluded DEPI Interests (subject to such exclusion, the “Company Wells”);

(iii) the gas gathering systems, pipelines and other mid-stream equipment, including well runs, valves, separators, well drips, stock tanks, regulators, relief valves, short sections of line pipe, any well head compressors, pumping jacks and plunger lift systems, generally described on Exhibit A-3, but excluding any Excluded DEPI Midstream Assets (subject to such exclusion, the “Company Midstream Assets” and, together with the Company Mineral Interests and Company Wells, the “Company Properties”);

(iv) the Material Contracts listed on Schedule 4.11 and all other contracts, agreements and instruments with respect to the Company Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements (including the Farmout Agreement dated effective September 30, 2008, among DEPI, Dominion Appalachian Development LLC, and DTI, as farmors, and Antero Resources Appalachian Corporation, as farmee, as amended), exchange agreements, gathering and transportation agreements, agreements for the sale and purchase of oil and gas and processing agreements, and pipeline tap and interconnect agreements but excluding any contracts, agreements and instruments included within the definition of “Excluded Assets”, and provided that the defined term “Company Contracts” shall not include the leases included in the Company Mineral Interests and

Execution Version

other instruments constituting any Company’s or Wholly-Owned Subsidiary’s chain of title to the Company Mineral Interests, in each case to the extent included in clause (i) above (subject to such exclusion and proviso, the “Company Contracts”);

(v) all surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights or interests appurtenant to, and used or held for use in connection with, the Properties, including pore spaces within a rock body (including spaces between grains, fractures, vesicles, and voids formed by dissolution) but excluding any such items included within the definition of “Excluded Assets” (subject to such exclusions, the “Company Surface Interests”);

(vi) all equipment, machinery, fixtures and other tangible personal property and improvements located on the Company Properties or used or held for use in connection with the operation of the Company Properties or the production of oil or gas from the Company Properties, but excluding any such items included within the definition of “Excluded Assets” (subject to such exclusions, the “Company Equipment”);

(vii) the office leases or buildings described on Exhibit A-4 and the furniture, fixtures and equipment located therein, but excluding any such items included within the definition of “Excluded Assets”;

(viii) the materials and equipment inventory, if any, used or held for use in connection with the Company Properties, but excluding any such items included within the definition of “Excluded Assets”;

(ix) all vehicles used in connection with the Company Properties, including any vehicles owned or leased by an Affiliate of Sellers on the Execution Date and acquired and transferred to the Company pursuant to Section 6.12, but excluding any such items included within the definition of “Excluded Assets”;

(x) all Hydrocarbons within, produced from or attributable to the Company Mineral Interests or Company Wells from and after the Closing Date and all production, plant and transportation imbalances of the Companies, if any, as of the end of the Closing Date;

(xi) all data, information, software, books, files and records of the Companies and the Wholly-Owned Subsidiaries, including all production records, operating records, correspondence, lease records, well logs and other records, and division order records; prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Company Assets); contract files; and geological and seismic data (including interpretive data), maps, electric logs, core data, pressure data and decline curves, excluding; however:

(A) any data, information, software and records to the extent disclosure or change in ownership in connection with a sale of shares is prohibited, other than pursuant to any contract with Sellers or any of their Affiliates, or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and

Execution Version

for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(B) all legal records and legal files of Sellers including all work product of and attorney-client communications with any Seller’s legal counsel (other than Sellers’ legal records and legal files for litigation, claims or proceedings involving or relating to any Company, Wholly-Owned Subsidiary or Company Asset, including any files or records necessary or useful to defend or prosecute any such lawsuit or claim);

(C) data and records relating to the sale of the Company or any Company Assets, including bids received from and records of negotiations with third Persons;

(D) any data, information and records to the extent relating to the Excluded Assets; and

(E) those original data, information, software and records retained by any Seller pursuant to Section 12.5;

(The Company data, records, software, books, files, and information referred to in clauses (A) through (E) of this Section 1.2(n)(xi) are referred to herein as the “Company Excluded Records,” and subject to such exclusions, the data, information, software, books, files, and records described in this Section 1.2(n)(xi) are referred to herein as the “Company Records”);

(xii) radio licenses except those for which change in ownership in connection with a sale of equity ownership is prohibited or subject to payment of a fee or other consideration and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration as applicable;

(xiii) to the extent transferable, all Governmental Authorizations related to the Company Assets;

(xiv) to the extent transferable, all Carbon Credits related to the Company Assets;

(xv) to the extent assignable, all right to indemnities (except with respect to the Retained Seller Obligations) and releases from third Persons relating to the Company Assets and, to the extent not assignable, the benefit of such indemnities and releases; and

(xvi) all other assets, properties, or rights of every kind and description, whether real, personal, or mixed, tangible or intangible, that are owned, licensed, or otherwise held or used by any Company or any Wholly-Owned Subsidiary related to the Existing Business, but excluding any such items included within the definition of “Excluded Assets”.

Execution Version

(o) “Contracts” means Company Contracts and Additional Contracts.

(p) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

(q) “Custody Transfer Meter” means the first meter at which point Hydrocarbons are measured for the purpose of custody or title transfer after production from the applicable well.

(r) “DRS” means Dominion Resources Services, Inc., a corporation organized under the Laws of the Commonwealth of Virginia.

(s) “DTI Storage Field Areas” means the natural gas storage fields existing as of the Execution Date (including any active and protective limits thereof) owned by Sellers or their Affiliates.

(t) “E&P Business” means the oil and gas exploration and production business and operations conducted on the Execution Date in the Appalachian Area by (i) the Companies and Wholly-Owned Subsidiaries with respect to the Company Assets and (ii) DTI with respect to the Additional Assets.

(u) “Employee Plans” means employee benefit plans, programs, arrangements and agreements (whether or not written), including, without limitation, (i) all retirement, savings and other pension plans; (ii) all health, severance, insurance, disability and other employee welfare plans; and (iii) all employment, incentive, deferred compensation, equity compensation, perquisites, severance, employment, change of control, vacation and other similar plans, programs, practices or agreements, whether or not subject to ERISA and whether covering one person or more than one person, that are maintained by any Seller or any of its Affiliates, including an ERISA Affiliate, with respect to the Business Employees or the Executives or to which any Seller or any of its Affiliates, including an ERISA Affiliate, contributes or has an obligation to contribute on behalf of the Business Employees or the Executives.

(v) “Equipment” means Company Equipment and Additional Equipment.

(w) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(x) “ERISA Affiliate” means any other Person that is required to be treated as a single employer with any Seller under Section 414 of the Code or Section 4001(a)(14) of ERISA.

(y) “Executives” means the individuals listed on Schedule 1.2(y).

(z) “Financial Statements” means the audited combined financial statements of DEPI, Reserves and the exploration and production assets and liabilities of DTI, as of

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December 31, 2008 and 2009 and for each of the years ended December 31, 2007, 2008 and 2009 prepared in a manner to comply with Rule 3-05 of Regulation S-X, attached as Schedule 1.2(z).

(aa) “Financing” means (i) one or more debt or equity financings the proceeds of which are contemplated to be used by Purchaser to fund the transactions contemplated hereby and (ii) the amendment or refinancing (including by way of amendment and restatement) of the existing credit facilities of Purchaser and its Subsidiaries to, among other things, permit the transactions contemplated hereby.

(bb) “First Quarter Financial Statements” means the unaudited combined financial statements of DEPI, Reserves and the exploration and production assets and liabilities of DTI, as of March 31, 2010 and for the three-month periods ended March 31, 2010 and 2009 prepared in a manner to comply with Rule 3-05 of Regulation S-X.

(cc) “Funding Failure” means Purchaser’s inability or failure for any reason to make (or obtain funds sufficient to make) the Closing Payment if (i) all conditions precedent to Purchaser’s obligations to make such payment are satisfied and (ii) Sellers stand ready, willing and able to close.

(dd) “Governmental Authority” means any national government or government of any state or other political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

(ee) “Governmental Authorizations” means any federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor.

(ff) “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(gg) “Hydrocarbons” means oil, gas, condensate or any other gaseous and liquid hydrocarbons or any combination or constituents thereof, including sulphur and other constituents extracted therefrom.

(hh) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

(ii) “LIBOR” means, for each applicable day, the rate stated in the “Money Rates” section of The Wall Street Journal published on such day as the one (1) month London Interbank Offered Rate; and if The Wall Street Journal is not published on such day, then the aforesaid rate in the most recent edition of The Wall Street Journal preceding such day shall be utilized for such day; provided, however, if The Wall Street Journal ceases publication of the one (1) month London Interbank Offered Rate, the rate appearing on Page 3750 of the Telerate (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, for purposes of providing quotations of interest rates applicable to dollar deposits in the

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London Interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the applicable day, as the rate for dollar deposits with a maturity of one (1) month. In the event that such rate is not available from the publications described above for any reason, any data vendor or publication licensed by the British Banker’s Association may be substituted.

(jj) “Marcellus Leases” means the Mineral Interests covering the Marcellus Shale Formation.

(kk) “Marcellus Shale Formation” means the interval from the top of the Hamilton A Shale Formation to the top of the Onondaga Limestone Formation as seen by the Glasser #4 Well, API #37-063-36255, at a measured depth of 7,387 feet to a measured depth of 7,660 feet; and as seen by the O’Dell Well, API #47-097-03664, at a measured depth of 7,347 feet to a measured depth of 7,448 feet.

(ll) “Material Contract” means any of the Contracts which can reasonably be expected in the case of (A) below, to generate gross revenue per year for the owner of the Assets in excess of Five Million dollars ($5,000,000), or in the case of (B), (C), (D), (E), (F), (G) or (H) below, to require expenditures per year by the owner of the Assets in excess of Two Million Five Hundred Thousand dollars ($2,500,000) and which (x) is not terminable by either party at will (without penalty) on ninety (90) days notice or less and (y) is of one or more of the following types:

(A) contracts for the purchase, sale or exchange of oil, gas or other Hydrocarbons;

(B) contracts for the gathering, treating, processing, handling, storing or transporting of Hydrocarbons;

(C) contracts for the use of drilling rigs;

(D) purchase agreements, farmin and farmout agreements, exploration agreements, participation agreements and similar agreements providing for the earning of an equity interest;

(E) partnership agreements, joint venture agreements and similar agreements;

(F) operating agreements, unit agreements and unit operating agreements;

(G) seismic licenses and contracts related to the Appalachian Area; and

(H) contracts for the construction and installation of Equipment.

(mm) “Midstream Assets” means the Company Midstream Assets and the Additional Well Line Assets.

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(nn) “Mineral Interests” means the Additional Mineral Interests and the Company Mineral Interests.

(oo) “Multiemployer Plan” means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA.

(pp) “Net Mineral Acres” means, as computed separately with respect to each Mineral Interest, (a) the number of gross acres in the land covered by such Mineral Interest, multiplied by (b) the undivided percentage interest in Hydrocarbons covered by such Mineral Interest in such lands, multiplied by (c) Sellers’ working interest in such Mineral Interest.

(qq) “PBGC” means the Pension Benefit Guaranty Corporation.

(rr) “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(ss) “Post-Closing Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date and ending on the last day of the Straddle Period.

(tt) “Pre-Closing Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period beginning on the first day of the Straddle Period and ending on the Closing Date.

(uu) “Properties” means Company Properties and Additional Properties.

(vv) “Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments, royalty payments, title examination and curative actions, and production and similar Taxes measured by units of production, and severance Taxes, attributable to production of Hydrocarbons from the Assets, but excluding any Seller’s, Company’s or Wholly-Owned Subsidiary’s other Taxes) and capital expenditures (including bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, general and administrative costs with respect to the E&P Business, and overhead costs charged to the Assets under the applicable operating agreement and paid by Sellers, but excluding without limitation liabilities, losses, costs, and expenses attributable to:

(i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii) obligations to plug wells and dismantle facilities and clear the site or restore the surface around such wells and facilities;

(iii) obligations to remediate actual or claimed contamination of groundwater, surface water, soil or Equipment;

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(iv) title claims (including claims that Mineral Interests have terminated);

(v) claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by Affiliates;

(vi) gas balancing and other production balancing obligations;

(vii) casualty and condemnation;

(viii) depletion, depreciation, amortization and other noncash accounting entries; and

(ix) any claims for indemnification, contribution or reimbursement from any third Person with respect to liabilities, losses, costs and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.

Notwithstanding anything to the contrary, Property Costs do not include any costs incurred by any Seller in connection with any obligation of such Seller to pay, reimburse or indemnify the Purchaser hereunder, which costs shall be the sole obligation of such Seller.

(ww) “Qualifying Offer Executive” means the individual listed in Part II of Schedule 1.2(y).

(xx) “Records” means Company Records and Additional Records.

(yy) “Service Employees” means individuals who are employed by DRS and who are rendering services primarily with respect to the Assets, but excluding the Executives.

(zz) “Shares” means the DEPI Shares and the Reserves Shares.

(aaa) “Specified Tax Representations” means the representations and warranties contained in Section 4.8(g), (h), (i), (j), (k) (except as it relates to federal income Taxes or income Taxes for any state or local jurisdiction that conforms to the federal income Tax with respect to the elections under Section 338(h)(10) of the Code contemplated by Section 9.9), or (l).

(bbb) “Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

(ccc) “Supplemental Financial Statements” means the Financial Statements, including, at Closing, the First Quarter Financial Statements, together with “supplemental schedules,” which, for the purpose of additional analysis, present, for the periods covered by the Financial Statements, the allocation of assets, liabilities, revenues and expenses between (x) the E&P Business and Assumed Seller Obligations and (y) the Excluded Assets, other assets and

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liabilities of DTI, DEPI and Reserves not included in the transactions contemplated by this Agreement and the Retained Seller Obligations.

(ddd) “Tax” means (i) all taxes, assessments, unclaimed property, fees and other governmental charges imposed by any Governmental Authority, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of law, Treasury Regulation §1.1502-6 (or any predecessor or successor thereof or any analogous provision under state, local or other law) or otherwise.

(eee) “Wells” means Company Wells and Additional Wells.

(fff) “Wholly-Owned Subsidiary” means any Person in which all issued and outstanding equity interests of such Person are owned, directly or indirectly, by the Companies.

Section 1.3 Excluded Assets. Notwithstanding anything to the contrary in Section 1.2 or elsewhere in this Agreement, the “Additional Assets,” “Company Assets,” “Shares” and “Interests” shall not include any rights with respect to the Excluded Assets, which, if owned by any Company or Wholly-Owned Subsidiary, Sellers shall cause such Company or Wholly-Owned Subsidiary to transfer or distribute to Sellers or their Affiliates via one or more steps, pursuant to instruments reasonably satisfactory to Purchaser, prior to the Closing. “Excluded Assets” means the following:

(a) all of each Company’s and Wholly-Owned Subsidiary’s right, title and interest in and to (i) any Hydrocarbon leases and subleases, mineral fee interests, mineral interests, carried interests and other rights to minerals in place set forth on Schedule 1.3(a), and all other Hydrocarbon leasehold or other such interests in any lands set forth on Schedule 1.3(a), whether or not such other interests are specifically described therein (the “Excluded DEPI Mineral Interests”), (ii) each oil, gas, water, CO2 or injection well set forth on Schedule 1.3(a) (each, an “Excluded DEPI Well”) and (iii) subject to Section 1.2(a), any rights, properties or interests located within the areas subject to or overlying any of the Excluded DEPI Mineral Interests (together with the Excluded DEPI Mineral Interests and the Excluded DEPI Wells, the “Excluded DEPI Interests”), but reserving to the Company and Wholly-Owned Subsidiaries the right to operate, maintain, use and access for reasonable business purposes any part of the surface overlying the Excluded DEPI Interests, including, roads, easements and rights-of-way on or related thereto, and to construct additional roads, pipelines and power lines and related equipment and facilities thereon, in each case in reasonable cooperation with Sellers;

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(b) with respect to each Excluded DEPI Well, (i) the pipeline and other equipment located upstream of the inlet valve of the Custody Transfer Meter, (ii) the Custody Transfer Meter and (iii) any Excluded DEPI Gathering Systems (the “Excluded DEPI Midstream Assets” and, together with the Excluded DEPI Interests, the “Excluded DEPI Properties”);

(c) subject to the rights described in Section 1.2(a)(v) and Section 1.2(n)(v), the right of DTI to operate, maintain, use and access for reasonable business purposes any part of the surface overlying the Mineral Interests, including, roads, easements and rights-of-way on or related thereto, and to construct additional roads, pipelines and power lines and related equipment and facilities thereon, in each case on a non-exclusive basis in reasonable cooperation with Purchaser;

(d) the Company Excluded Records;

(e) copies of other Records retained by Sellers pursuant to Section 12.5;

(f) contracts, agreements and instruments, whose change in ownership in connection with a sale of equity ownership (if owned by the Companies or any Wholly-Owned Subsidiary) or transfer (if owned by DTI) is prohibited other than by an Affiliate of Sellers or subjected to payment of a fee or other consideration by an agreement with a Person other than an Affiliate of Sellers, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser (except in the case of contracts described in Section 6.21) has not agreed in writing to pay the fee or other consideration, as applicable;

(g) permits and other appurtenances for which change in ownership in connection with a sale of equity ownership (if owned by the Companies or any Wholly-Owned Subsidiary) or transfer (if owned by DTI) is prohibited other than by an Affiliate of Sellers or subjected to payment of a fee or other consideration by an agreement with a Person other than an Affiliate of Sellers, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(h) all trademarks and trade names containing “Dominion” or any variant thereof;

(i) all futures, options, swaps and other derivatives;

(j) any leased equipment and other leased personal property of Sellers or their Affiliates (other than the Companies and any Wholly-Owned Subsidiary) which is not purchased prior to Closing pursuant to Section 6.12 (except to the extent the lease is transferable without payment of a fee or other consideration or pursuant to a fee or other consideration which Purchaser has agreed in writing to pay);

(k) the software used for both the Assets and other assets of Sellers and their Affiliates, except for any software set forth on Part II of Schedule 6.12 transferred to Purchaser in accordance with Section 6.12;

(l) any Tax refund to which Sellers are entitled under Section 2.4 or Article 9;

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(m) all claims against third Persons, including insurers, to the extent related to the Retained Seller Obligations;

(n) all indemnities and other claims against Persons (other than the Sellers or their Affiliates) for Taxes for which DRI is liable for payment or required to indemnify Purchaser under Section 9.1;

(o) claims against insurers under policies held by Sellers or their Affiliates (other than the Companies and any Wholly-Owned Subsidiary) to the extent related to Retained Seller Obligations;

(p) amounts to which Sellers are entitled pursuant to Section 2.4(a);

(q) all of each Company’s and Wholly-Owned Subsidiary’s right, title and interest in and to any real or personal property that is not used or held for use in connection with the E&P Business or is related to the conduct of any such Person’s operations outside of the Appalachian Area;

(r) assets of or which relate to Sellers’ and their Affiliates’ Employee Plans or worker’s compensation insurance and programs;

(s) each seismic license or contract to which the Company or any Wholly-Owned Subsidiary is a party that is solely related to an area other than the Appalachian Area; and

(t) originals, to the extent available, or copies (if any) of all data, information, books, files and records of the Companies and the Wholly-Owned Subsidiaries, including all production records, operating records, correspondence, lease records, well logs and other records, and division order records; prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Excluded DEPI Properties); contract files; and geological and seismic data (including interpretive data), maps, electric logs, core data, pressure data and decline curves, in each case to the extent related to the Excluded DEPI Properties.

Section 1.4 Transfer of Certain Assets Not Held by Sellers. At Closing, DRI shall (or shall cause DRS to) assign to Purchaser certain personal property set forth on Schedule 1.4 and purchased or approved for transfer pursuant to Section 6.12. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OR THE CERTIFICATE REFERRED TO IN SECTION 8.2(I), EACH ASSIGNMENT OF SUCH PERSONAL PROPERTY SHALL BE “AS IS, WHERE IS” WITH ALL FAULTS, AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, TITLE, INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS ARE HEREBY DISCLAIMED. Such personal property shall be considered “Additional Assets” for purposes of this Agreement with the benefit of the representations, warranties, and other provisions of this Agreement related to the Assets. Without limiting any other obligations of its Affiliates under Section 6.4 of this Agreement, DRI shall also cause DRS to comply with the various covenants contained in Sections 6.1 and 6.4, to the extent applicable to the property described on Schedule 1.4, prior to Closing.

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ARTICLE 2

PURCHASE PRICE

Section 2.1 Purchase Price. The purchase price for the Interests (the “Purchase Price”) shall be THREE BILLION FOUR HUNDRED SEVENTY-FIVE MILLION dollars ($3,475,000,000) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.3.

Section 2.2 Allocation of Purchase Price.

(a) The Unadjusted Purchase Price shall be allocated to the Shares of each Company and to the Additional Assets as set forth on Schedule 2.2(a) (each an “Interest Unadjusted Purchase Price”). The adjustments to the Unadjusted Purchase Price under Section 2.3 shall be applied to the Interest Unadjusted Purchase Price for the Shares of each Company and the Additional Assets based upon the owner of the specific Mineral Interest, Well or other asset to which the adjustment relates, if determinable. Any adjustments to the Unadjusted Purchase Price under Section 2.3 that are not specific to any Company or Additional Asset group shall be applied pro rata to the Interest Unadjusted Purchase Price for the Shares of each Company and the Additional Assets, as previously adjusted, in proportion to the amount of each. Each Interest Unadjusted Purchase Price, as so adjusted, shall be referred to herein as the “Interest Purchase Price.”

(b) On the Closing Date, DRI shall receive the Purchase Price on behalf of itself and the other Sellers. Each Seller shall be entitled to the portion of the Purchase Price equal to the Interest Purchase Price for the various Interests it is selling.

(c) Within forty-five (45) days after the Target Closing Date, Sellers shall prepare and deliver to Purchaser, using and based upon the best information available to Sellers, a schedule (the “Preliminary Section 2.2(c) Schedule”), along with reasonably detailed supporting documentation, setting forth the following items:

(i) the portion of the Unadjusted Purchase Price as set forth in Section 2.1 allocated to the DEPI Shares and the Reserve Shares consistently with Schedule 2.2(a);

(ii) the liabilities of the Companies and the Wholly-Owned Subsidiaries as of the Closing (as required for the allocations under clause (iii));

(iii) an allocation of the sum of the Unadjusted Purchase Price under clause (i) and the aggregate amount of such liabilities under clause (ii) that are part of the aggregate deemed sale price within the meaning of Treasury Regulation §1.338-4 and the adjusted grossed-up basis within the meaning of Treasury Regulation §1.338-5 among the classes of assets of the Companies and any Wholly-Owned Subsidiary as of the Closing, which allocations shall be made in accordance with Section 338(b)(5) and (h)(10) of the Code and the Treasury Regulations thereunder and shall be consistent with the Allocated Values pursuant to Section 3.4;

(iv) the portion of the Unadjusted Purchase Price as set forth in Section 2.1 allocated to the Additional Assets consistently with Schedule 2.2(a);

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(v) the liabilities associated with the Additional Assets as of the Closing (as required for the allocations under clause (vi)); and

(vi) an allocation of the sum of the Unadjusted Purchase Price under clause (iv) and the aggregate amount of such liabilities under clause (v) that are includable in DTI’s amount realized and the Purchaser’s tax basis in the Additional Assets among the classes of the Additional Assets as of the Closing, which allocations shall be made in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and shall be consistent with the Allocated Values pursuant to Section 3.4.

Sellers shall at Purchaser’s request make reasonable documentation available to support the proposed allocation. As soon as reasonably practicable, but not later than forty-five (45) days following receipt of Sellers’ proposed allocation schedule, Purchaser shall deliver to DRI a written report containing any changes that Purchaser proposes to be made in such schedule (and specifying the reasons therefor in reasonable detail). The Parties shall undertake to agree on a final schedule no later than fifteen (15) Business Days subsequent to the receipt by Sellers of Purchaser’s proposed changes.

Within thirty (30) days after the later of the determination of the Purchase Price under Section 8.4(b) and the agreement on the schedule described above in this Section 2.2(c), such schedule shall be amended by Sellers and delivered to Purchaser to reflect the Purchase Price following final adjustments. Purchaser shall cooperate with Sellers in the preparation of the amended schedule in a manner consistent with the provisions of Section 9.4. If Sellers’ amendments to the schedule to reflect the Purchase Price following the final adjustments are not objected to by Purchaser (by written notice to DRI specifying the reasons therefor in reasonable detail) within thirty (30) days after delivery of Sellers’ adjustments to the schedule, it shall be deemed agreed upon by the Parties and shall constitute the “Final Section 2.2(c) Schedule.” In the event that the Parties cannot reach an agreement within twenty (20) days after DRI receives notice of any objection by Purchaser, then, any Party may refer the matters in dispute to KPMG LLP (“KPMG”) or another mutually acceptable independent appraiser (the “Independent Appraiser”) to assist in determining the matters in dispute with respect to the allocation of the Purchase Price as finally adjusted among the separate classes of Company Assets or Additional Assets, as the case may be, solely for the purposes of the allocation described in this Section 2.2(c). Should KPMG fail or refuse to agree to serve as Independent Appraiser within twenty (20) days after written request from any Party to serve, and the Parties fail to agree in writing on a replacement Independent Appraiser within ten (10) days after the end of that twenty (20) day period, or should no replacement Independent Appraiser agree to serve within forty-five (45) days after the original written request pursuant to this sentence, the Independent Appraiser shall be appointed by the New York, New York office of the American Arbitration Association. The Independent Appraiser shall be instructed to deliver to Purchaser and Sellers a written determination of the valuation and any revisions to the Preliminary Section 2.2(c) Schedule within thirty (30) days after the date of referral thereof to the Independent Appraiser. Purchaser and Sellers agree to accept the Independent Appraiser’s determinations as to the matters in dispute and the appropriate adjustments to the schedule to reflect those determinations, which as so adjusted shall constitute the Final Section 2.2(c) Schedule. The Independent Appraiser may determine the issues in dispute following such procedures, consistent with Schedule 2.2(a), the provisions of this Agreement and the Allocated Values, as it reasonably deems appropriate in the

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circumstances and with reference to the amounts in issue. The Parties do not intend to impose any particular procedures upon the Independent Appraiser, it being the desire and direction of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Appraiser shall act as an expert for the limited purpose of determining the specific disputed aspects of the allocation schedule submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Each Seller and Purchaser shall bear its own legal fees and costs of presenting its case. DRI shall bear one half and Purchaser shall bear one half of the costs and expenses of the Independent Appraiser.

The allocations set forth in the Final Section 2.2(c) Schedule shall be used by Sellers, Purchaser and the Companies and Wholly-Owned Subsidiaries as the basis for reporting asset values and other items, including the determination of the aggregate deemed sale price and the adjusted grossed-up basis of the assets of the applicable Companies and Wholly-Owned Subsidiaries in accordance with Treasury Regulation §1.338-4 and §1.338-5 or similar applicable law, for purposes of all Tax Returns (including Internal Revenue Service Form 8883, Asset Allocation Statement Under Section 338). The allocations set forth in the Final Section 2.2(c) Schedule shall also be used by Sellers and Purchaser in preparing Internal Revenue Service Form 8594, Asset Acquisition Statement. Such Forms 8594 and 8883 shall be completed, executed and delivered by such parties as soon as practicable after the Closing but in no event later than fifteen (15) days prior to the date such form is required to be filed. Sellers and Purchaser agree not to assert, and will cause their Affiliates not to assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the amounts set forth in the Final Section 2.2(c) Schedule unless otherwise required by a determination under Section 1313(a) of the Code.

Section 2.3 Adjustments to Purchase Price. The Interest Unadjusted Purchase Price shall be adjusted with respect to the Shares of each Company and the Additional Assets as follows, but only with respect to matters (i) in the case of Section 2.3(a), for which notice is given on or before the Title Claim Date and (ii) in the case of Section 2.3(b), (c), (d), (e), (f), (g) or (h) identified on or before the one hundred eightieth (180th) day following Closing (the “Cut-Off Date”):

(a) increased or decreased, as appropriate, in accordance with Section 3.5;

(b) decreased as a consequence of Assets excluded from this transaction as a consequence of the exercise of preferential rights to purchase, as described in Section 3.7;

(c) decreased by the amount of royalty, overriding royalty and other burdens payable out of production of Hydrocarbons from the Mineral Interests or the proceeds thereof to third Persons but held in suspense by any Seller or Company at the Closing, and any interest accrued in escrow accounts for such suspended funds, to the extent such funds are not transferred to Purchaser’s control at the Closing;

(d) increased by the amount of the Leased Assets Buy-Out Costs in accordance with Section 6.12 incurred by DRI or its Affiliates;

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(e) increased by the amount of cash and cash equivalents, if any, in lock boxes or otherwise in the possession of any Company or Wholly-Owned Subsidiary at the end of the Closing Date;

(f) increased by the aggregate amount of oil inventories from the Properties in stock tanks at the end of the Closing Date and produced for the account of DTI, the Companies and any Wholly-Owned Subsidiary on or prior to the Closing Date, in barrels, multiplied by (A) with respect to Properties located in the State of West Virginia, the posted price (less applicable location deduction) of Appalachian Oil Purchasers Inc. on the Closing Date, or (B) with respect to Properties located in the Commonwealth of Pennsylvania, the posted price (less applicable location deduction) of Ergon, Inc. on the Closing Date;

(g) increased by the net amount of (i) all prepaid expenses (including prepaid Taxes, bonuses, rentals and cash calls to third-party operators) to the extent applying to the ownership and operation of the Assets or applying to the Companies or any Wholly-Owned Subsidiary after the Closing Date less (ii) all third-party cash call payments received by DTI, the Companies or any Wholly-Owned Subsidiary as operators to the extent applying to the operation of the Assets after the Closing Date; and

(h) adjusted (increased or decreased, as applicable) for proceeds and other income attributable to the Assets, and Property Costs and certain other costs attributable to the Assets, in accordance with Section 2.4(b) and Section 2.4(c).

The amount of each adjustment to the Interest Unadjusted Purchase Price described in Section 2.3(g) and Section 2.3(h) shall be determined in accordance with the United States generally accepted accounting principles (the “Accounting Principles”).

Section 2.4 Ordinary Course Pre-Closing Date Costs Paid and Revenues Received Post-Closing.

(a) With respect to any revenues earned or Property Costs incurred with respect to the Assets on or prior to the Closing Date but received or paid after the Closing Date:

(i) Sellers shall be entitled to all amounts earned from the sale, during the period up to and including the end of the Closing Date, of Hydrocarbons produced from or attributable to the Properties, which amounts are received on or before the Cut-Off Date (reduced by any (A) royalties, overriding royalties and other burdens payable out of production of Hydrocarbons or the proceeds thereof that are not included in Property Costs under Section 2.4(a)(ii), (B) gathering, processing and transportation costs paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii) and (C) production Taxes, other Taxes measured by units of production, severance Taxes, and other Property Costs that in any such case are deducted by the purchaser of production), and to all other income earned with respect to the Assets through and including the Closing Date and received after the Closing Date but on or before the Cut-Off Date; and

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(ii) Sellers shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred through and including the end of the Closing Date that are paid after the Closing Date but on or before the Cut-Off Date.

“Earned” and “incurred,” as used in this Section 2.4, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles and shall be consistent with Sellers’ current accounting recognition practices.

(b) Should Purchaser, the Companies or their Affiliates receive after Closing any proceeds or other income to which Sellers are entitled under Section 2.4(a), Purchaser (on behalf of the Companies or their Affiliates, as applicable) shall fully disclose, account for and promptly remit the same to DRI on behalf of Sellers. If, after Closing, Sellers or their Affiliates (other than a Company or any Wholly-Owned Subsidiary) receive any proceeds or other income with respect to the Assets to which such party is not entitled under Section 2.4(a), DRI shall fully disclose, account for and promptly remit same to Purchaser.

(c) Should Purchaser, the Companies or their Affiliates pay after Closing any Property Costs for which Sellers are responsible under Section 2.4(a), DRI shall reimburse Purchaser (on behalf of the Companies or their Affiliates, as applicable) promptly after receipt of such Person’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should Sellers or any of their Affiliates (other than a Company or any Wholly-Owned Subsidiary) pay after Closing any Property Costs for which Sellers are not responsible under Section 2.4(a), Purchaser shall reimburse DRI (on behalf of Sellers) promptly after receipt of such Person’s invoices, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(d) Sellers shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Properties and other income earned with respect to the Assets (except any applicable Excluded Assets) through the end of the Closing Date, and no further responsibility for Property Costs incurred with respect to the Assets through the end of the Closing Date, to the extent such amounts have not been received or paid, respectively, on or before the Cut-Off Date.

Section 2.5 Procedures.

(a) For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.3 and Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline flange connecting into the storage facilities located on the lands subject to the applicable Mineral Interest or, if there are no such storage facilities, when they pass through the Lease Automatic Custody Transfer (LACT) meters or similar meters at the point of entry into the pipelines through which they are transported from those lands, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the Custody Transfer Meters or similar meters at the point of entry into the pipelines through which they are transported from the lands subject to the applicable Mineral Interest. Sellers shall utilize reasonable interpolative procedures in accordance with past practice to arrive at an allocation of production when exact meter readings are not available. Surface use fees, insurance premiums and other Property Costs

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that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after the Closing Date. Production Taxes and similar Taxes measured by units of production, and severance Taxes, shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, on or before, and after the Closing Date. Sellers shall measure the physical inventory of the oil volume in each stock tank (beginning with the Wells that have historically produced the greatest volume of oil) commencing on or immediately prior to the Closing Date to determine the oil inventory as near as possible to the Closing Date for purposes of the adjustment in Section 2.3(f); provided that Seller shall provide Purchaser with at least forty-eight (48) hours written notice on a district basis before measurements in each district are taken, and Purchaser shall be entitled to designate a representative to observe the taking of such measurements. The Parties agree that, notwithstanding the fact each stock tank has not been subject to a physical inventory as of the end of the Closing Date, the physical inventory taken by Sellers under this Section 2.5(a) shall constitute the Closing Date oil inventory subject to adjustment in accordance with Section 2.3(f).

(b) Notwithstanding Section 2.4(d), Sellers shall be liable for, and shall indemnify and hold harmless Purchaser, the Companies, the Wholly-Owned Subsidiaries, and their respective Affiliates from and against (together with all reasonable fees, expenses and costs relating thereto) any production Taxes and similar Taxes measured by units of production and severance Taxes for which Sellers are responsible pursuant to Section 2.4 and any other production Taxes and similar Taxes measured by units of production and severance Taxes relating to the Pre-Closing Period (except for such Taxes relating to revenues received after the Cut-Off Date to which Sellers are not entitled pursuant to Section 2.4(d)). After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Sellers are in whole or in part responsible under Section 2.4 (and, in the case of a Tax Audit related to production Taxes or similar Taxes measured by units of production or severance Taxes, such reasonable fees, expenses and costs relating thereto shall be borne by Purchaser and Sellers, respectively, in the same proportion as such Taxes are or would be borne economically by Purchaser and Sellers), provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Sellers are liable, or any compromise of any audit claims to which Sellers would be entitled, without the prior written consent of DRI, such consent not to be unreasonably withheld, conditioned or delayed, provided further however that Tax Audits (other than those with respect to production Taxes and similar Taxes measured by units of production, and severance Taxes) shall be handled as set forth in Article 9. Purchaser shall provide DRI with a copy of all applicable audit reports and written audit agreements received by Purchaser, any Company or any of their Affiliates and relating to periods for which Sellers are partially responsible.

ARTICLE 3

TITLE MATTERS

Section 3.1 Title. For the sole purpose of determining Title Defects, and subject to the special warranty of title provided by DTI in the Conveyances, DRI warrants to Purchaser that DTI and each Company (including for all purposes of this Article 3, any Wholly-Owned Subsidiary owned by such Company) (as applicable) owns Defensible Title to the Marcellus Leases and the Wells as of the Closing Date. This warranty and, to the extent

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applicable, the special warranty of title in the Conveyances provide Purchaser’s exclusive remedy with respect to any Title Defects.

Section 3.2 Definition of Defensible Title.

(a) As used in this Agreement, the term “Defensible Title” means that title of DTI or the Companies with respect to the Marcellus Leases and the Wells, as applicable, that:

(i) entitles DTI or such Company to receive ownership and control of the Marcellus Leases, the Wells and the Hydrocarbons within, produced, saved and marketed from the Marcellus Leases and the Wells throughout the duration of the productive life of such leases and wells (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third Persons on or measured by production of Hydrocarbons, hereinafter “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Schedule 3.4 for such leases and wells, except (A) decreases in connection with those operations in which DTI or such Company may elect after the Execution Date (to the extent such election is permissible under this Agreement) to be a nonconsenting co-owner, (B) decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) decreases resulting from the establishment or amendment, after the Execution Date, of involuntary pools or units, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise expressly stated in Exhibit A-1, A-2, B-1, B-2 or Schedule 3.4;

(ii) obligates DTI or such Company to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any of the Marcellus Leases and the Wells shown in Schedule 3.4 not greater than the working interest shown in Schedule 3.4, without increase throughout the productive life of such leases and wells except (A) as otherwise stated in Exhibit A-1, A-2, B-1, B-2 or Schedule 3.4 and (B) increases that are accompanied by at least a proportionate increase in DTI’s or such Company’s Net Revenue Interest;

(iii) with respect to the Marcellus Leases, entitles DTI or such Company to the Net Mineral Acres for such Marcellus Lease set forth on Schedule 3.4; and

(iv) is free and clear of liens, encumbrances, obligations, or defects, except for and subject to Permitted Encumbrances.

(b) As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other similar matter (including a discrepancy in Net Revenue Interest or working interest) that, if not cured, causes DTI or the Companies not to have Defensible Title in and to the Marcellus Leases and the Wells as of the Closing Date. As used in this Agreement, the term “Title Benefit” means any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of DTI or the Companies as of the Closing Date in any of the Marcellus Leases and the Wells above that

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shown on Schedule 3.4 without causing a greater than proportionate increase in DTI’s or the Companies’ working interest, as applicable, above that shown in Schedule 3.4, or (ii), in the case of the Marcellus Leases, increase the Net Mineral Acres for such lease above that shown on Schedule 3.4.

Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i) defects based solely on: (A) lack of information in DTI’s or the Companies’ files; (B) references to an unrecorded document(s) to which neither DTI nor any of the Companies or Wholly-Owned Subsidiaries is a party if such document(s) is dated earlier than January 1, 1970 and not in DTI’s or the Companies’ files; or (C) Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(ii) defects arising out of lack of corporate or other entity authorization, unless such lack of authorization results in a third Person’s actual and superior claim of title to the relevant property;

(iii) defects based on a gap in DTI’s or either Company’s chain of title in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records;

(iv) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Properties held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production is affirmatively shown to exist such that it would give rise to a right to terminate the lease, which documents shall be included in a Title Defect Notice; and

(v) defects that have been cured by applicable Laws of limitations or prescription.

Section 3.3 Definition of Permitted Encumbrances. The term “Permitted Encumbrances” means any or all of the following:

(a) royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce DTI’s or either Company’s Net Revenue Interest below that shown in Schedule 3.4 or increase DTI’s or either Company’s working interest above that shown in Schedule 3.4 without a proportionate increase in the Net Revenue Interest of such Person;

(b) all, unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not reduce DTI’s or either Company’s Net Revenue Interest below that shown in Schedule 3.4 or increase DTI’s or either Company’s working interest above that shown in Schedule 3.4 without a proportionate increase in the Net Revenue Interest of such

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Person and which do not prevent or adversely affect operations as currently conducted on the Properties covered by the Assets;

(c) rights of first refusal, preferential rights to purchase and similar rights with respect to the Assets set forth in Schedule 4.14, subject to Section 3.7;

(d) third-party consent requirements and similar restrictions (i) which are not applicable to the sale of the Interests contemplated by this Agreement, or (ii) with respect to which (A) waivers or consents are obtained from the appropriate Persons prior to the Closing Date, (B) the appropriate time period for asserting the right has expired or (C) which need not be satisfied prior to a transfer or are routinely obtained after the closing of transactions of this nature in the region where the Properties are located;

(e) liens for Taxes or assessments not yet delinquent or, if delinquent, contested in good faith by appropriate actions;

(f) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Properties or interests therein if they are not required or customarily obtained in the region where the Acquired Properties are located prior to the sale or conveyance;

(h) excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Properties, or any of them to the extent that the net cumulative effect of such rights does not reduce DTI’s or either Company’s Net Revenue Interest below that shown in Schedule 3.4 or increases DTI’s or either Company’s working interest above that shown in Schedule 3.4 without a proportionate increase in the Net Revenue Interest of such Person;

(i) easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that the net cumulative effect of such rights does not reduce DTI’s or either Company’s Net Revenue Interest below that shown in Schedule 3.4 or increases DTI’s or either Company’s working interest above that shown in Schedule 3.4 without a proportionate increase in the Net Revenue Interest of such Person and which do not prevent or unreasonably and adversely affect operations as currently conducted on the Properties covered by the Assets;

(j) calls on production under existing Contracts that provide that the holder of such call on production must pay an index-based price for any production purchased by virtue of such call on production, except with respect to the Contracts set forth on Schedule 3.3(j);

(k) all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and

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all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(l) any lien, charge or other encumbrance on or affecting the Assets which is expressly waived, bonded or paid by Purchaser at or prior to Closing or which is discharged by DTI or any Company at or prior to Closing;

(m) any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment laws or regulations;

(n) limitations (including drilling and operating limitations) imposed on the Properties by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners);

(o) the matters described in Schedule 4.7;

(p) any matters shown on Exhibits A-1, A-2, B-1, B-2 or Schedule 3.4; and

(q) any other liens, charges, encumbrances, defects or irregularities which (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Properties are located, including the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest, or (iii) do not reduce DTI’s or either Company’s Net Revenue Interest below that shown in Schedule 3.4 or increase DTI’s or either Company’s working interest above that shown in Schedule 3.4 without a proportionate increase in the Net Revenue Interest of such Person.

Section 3.4 Allocated Values. Schedule 3.4 sets forth the agreed allocation of the Unadjusted Purchase Price among the Marcellus Leases and Wells for purposes of DRI title representation in this Article 3, consistent with the allocations among the DEPI Shares, Reserve Shares and Additional Assets under Section 2.2(a). The “Allocated Value” for any Marcellus Lease or Well equals the portion of the Interest Unadjusted Purchase Price allocated to such Marcellus Lease or Well on Schedule 3.4, increased or decreased by a share of each adjustment to the Interest Unadjusted Purchase Price under Section 2.3(c), Section 2.3(d), Section 2.3(e), Section 2.3(e), Section 2.3(f) and Section 2.3(g). Sellers have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values.

Section 3.5 Notice of Title Defects; Defect Adjustments.

(a) To assert a claim of a Title Defect, Purchaser must deliver claim notices to DRI on behalf of each of the Sellers (each a “Title Defect Notice”) promptly after the discovery thereof, but in no event later than ten (10) Business Days prior to the Closing (such cut-off date being the “Title Claim Date”). To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s) reasonably sufficient for DRI to

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determine the basis of each alleged Title Defect, (ii) the Marcellus Lease or Well adversely affected by such Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) all documents upon which Purchaser relies for its assertion of such Title Defect, including, at a minimum, supporting documents reasonably necessary for DRI (as well as any title attorney or examiner hired by DRI) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney or examiner hired by Purchaser. Purchaser shall not be entitled to protection under DTI’s special warranty of title set forth in the Conveyances against any Title Defect for which a Title Defect Notice is furnished pursuant to this Section 3.5(a) or any Title Defect disclosed in writing to Sellers by Purchaser prior to the Title Claim Date.

(b) Should Purchaser discover any Title Benefit on or before the Title Claim Date, Purchaser shall as soon as practicable, but in any case by the Title Claim Date, deliver a notice to DRI in writing and including (i) a description of the Title Benefit, (ii) the Marcellus Lease or Well affected, (iii) the Allocated Value of the lease or well subject to such Title Benefit and (iv) the amount by which the Purchaser reasonably believes the Allocated Value of each of those leases or wells is increased by such Title Benefit, and the computations and information upon which Purchaser’s belief is based. DRI has the right, but not the obligation, to deliver to Purchaser a similar notice on or before the Title Claim Date with respect to each Title Benefit discovered by Sellers. Sellers shall be deemed to have waived all Title Benefits of which no Party has given notice on or before the Title Claim Date, except to the extent Purchaser has failed to give a notice which it was obligated to give under this Section 3.5(b).

(c) DRI shall have the right, but not the obligation, to attempt, at DRI’s sole cost, to cure or remove on or before thirty (30) days after the Closing Date (the “Cure Period”) any Title Defects for which it has received a Title Defect Notice from Purchaser prior to the Title Claim Date. No reduction shall be made to the Closing Payment with respect to any Title Defect for which DRI has provided notice to Purchaser prior to or on the Closing Date that DRI intends to attempt to cure the Title Defect during the Cure Period (a “Remedy Notice”) or for which DRI disputes the existence thereof (a “Disputed Defect”). If any Title Defect with respect to which DRI provided a Remedy Notice to Purchaser is not cured by DRI within the Cure Period, DRI shall remedy such Title Defect pursuant to this Section 3.5(c) no later than forty (40) days after the Closing Date (the “Remedy Deadline”); provided, however, that any downward adjustments to the Purchase Price made pursuant to this Section 3.5(c) shall occur at the times set forth in Section 8.4; and, provided, further, that if, prior to the Remedy Deadline, DRI and Purchaser cannot agree on (i) the proper and adequate cure for any such Title Defect, (ii) the Title Defect Amount, or (iii) whether the alleged Title Defect constitutes a Title Defect, such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 3.5(j). DRI’s election to attempt to cure a Title Defect shall be without prejudice to its rights under Section 3.5(j) and shall not constitute an admission against interests or a waiver of DRI’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. Any Disputed Defects that have not been cured, waived, or otherwise resolved by the Parties prior to the Remedy Deadline shall be exclusively and finally resolved in accordance with the provisions of Section 3.5(j).

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(d) In the event that any Title Defect is not waived by Purchaser or, subject to Section 3.5(c), cured prior to the expiration of the Cure Period, DRI shall, at its sole election, and subject to the Individual Title Threshold and the Aggregate Title Deductible, elect to (i) make a downward adjustment to the Purchase Price equal to an amount determined (the “Title Defect Amount”) pursuant to Section 3.5(h) as being the value of such Title Defect (taking into consideration the Allocated Value of the Marcellus Lease or Well adversely affected by such Title Defect, the portion of the lease or well subject to such Title Defect and the legal effect of such Title Defect on the lease or well adversely affected thereby) net of any Title Benefit Amount calculated in accordance with Section 3.5(i); or (ii) retain the entirety of the lease or well that is adversely affected by such Title Defect, in which event, the Purchase Price shall be adjusted downward, by an amount equal to the Allocated Value of such Title Defect Property and such lease or well shall no longer be included within the definition of “Assets” for any purpose under this Agreement. Notwithstanding the foregoing provisions of this Section 3.5(d), no reduction shall be made in the Unadjusted Purchase Price with respect to any Title Defect for which DRI, at its election, executes and delivers to Purchaser a written indemnity agreement, in form and substance reasonably satisfactory to Purchaser, under which DRI agrees to fully, unconditionally and irrevocably indemnify and hold harmless Purchaser and its successors and assigns from any and all Damages arising out of or resulting from such Title Defect.

(e) Upon DRI electing to remedy a Title Defect pursuant to subsections (d)(i) or (d)(ii) above, the Parties shall complete any further conveyancing or reconveyancing of a Marcellus Lease or Well as is necessary to effect such remedy. In the case of any such reconveyancing, Purchaser shall assign the relevant lease or well to Sellers with a special warranty of title, subject to any Permitted Encumbrances (mutatis mutandis), by, through, and under Purchaser. Any downward adjustments to the Purchase Price shall be made pursuant to Section 8.4.

(f) With respect to each Marcellus Lease or Well affected by Title Benefits reported under Section 3.5(b) (or which Purchaser should have reported under Section 3.5(b)), the Unadjusted Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such lease or well caused by such Title Benefits, as determined pursuant to Section 3.5(i), but in no event will the aggregate upward adjustments to the Unadjusted Purchase Price as a result of Title Benefits exceed the aggregate downward adjustments to the Unadjusted Purchase Price due to Title Defects.

(g) This Article 3 and, to the extent applicable, DTI’s special warranty of title in the Conveyances, shall be the exclusive right and remedy of Purchaser with respect to Title Defects. In this regard and notwithstanding anything to the contrary in this Agreement, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of a Seller as set forth in Article 4, then Purchaser shall only be entitled to assert such matter prior to the Title Claim Date as a Title Defect to the extent permitted by this Article 3 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

(h) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title

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Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i) if Purchaser and DRI agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the appropriate Seller’s or Company’s interest in the affected Title Defect Property;

(iii) if the Title Defect reflects a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Schedule 3.4, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Schedule 3.4;

(iv) if the Title Defect reflects a discrepancy between (A) the Net Mineral Acres for any Title Defect Property and (B) the Net Mineral Acres stated in Schedule 3.4, the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Mineral Acre decrease for such Title Defect Property and the denominator of which is the Net Mineral Acres of such Title Defect Property stated in Schedule 3.4;

(v) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in clauses (i), (ii), (iii) or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and DRI and such other factors as are necessary to make a proper evaluation; provided, however, that, the foregoing considerations notwithstanding, in the event that the Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(vi) the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and

(vii) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(i) The Title Benefit Amount for any Title Benefit shall be the greater of: (A) the product of the Allocated Value of the affected lease or well multiplied by a fraction, the

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numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Schedule 3.4; and (B) the product of the Allocated Value of the affected lease or well multiplied by a fraction, the numerator of which is the Net Mineral Acres increase for such lease or well, and the denominator of which is the Net Mineral Acres of such lease or well stated in Schedule 3.4, provided that if the Title Benefit does not affect a lease or well throughout the entire life of such lease or well, the Title Benefit Amount determined under this Section 3.5(i) shall be reduced to take into account the applicable time period only.

(j) DRI and Purchaser shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, prior to Closing. If DRI and Purchaser are unable to agree on Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, by the scheduled Closing, then Sellers’ good faith estimate shall be used to determine the Closing Payment pursuant to Section 8.4(a). If, after the Remedy Deadline, DRI and Purchaser are unable to agree on an alleged Title Defect/Title Benefit or Title Defect Amount/Title Benefit Amount (the “Disputed Title Matters”) such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 3.5(j).

(i) Purchaser shall provide to DRI by not later than the tenth (10th) Business Day following the Remedy Deadline a written description meeting the requirements of Section 3.5(a) or Section 3.5(b), as applicable, together with all supporting documentation, of the Disputed Title Matters. By not later than ten (10) Business Days after DRI’s receipt of Purchaser’s written description of the Disputed Title Matters, DRI shall provide to Purchaser a written response setting forth DRI’s position with respect to the Disputed Title Matters together with all supporting documentation, including a written description meeting the requirements of Section 3.5(b) in the case of any Title Benefit Amount asserted by DRI.

(ii) By not later than ten (10) Business Days after Purchaser’s receipt of DRI’s written response to Purchaser’s written description of the Disputed Title Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s) by written notice to DRI of any Disputed Title Matters (“Final Disputed Title Matters”) not otherwise resolved or waived that are to be resolved by arbitration (the “Title Arbitration Notice”).

(iii) The arbitration shall be held before a one (1) or three (3) member arbitration panel (“Title Arbitration Panel”), determined as follows. Each member of the panel shall be an attorney with at least ten (10) years experience examining oil and gas titles in Pennsylvania or West Virginia. Within two (2) Business Days following DRI’s receipt of the Title Arbitration Notice, DRI and Purchaser shall each exchange lists of five (5) acceptable, qualified arbitrators. Within two (2) Business Days following the exchange of lists of acceptable arbitrators, Purchaser and DRI shall select by mutual agreement one (1) arbitrator from the combined lists. If no such agreement is reached, Purchaser and DRI shall each, by 5:00 p.m. Eastern Time of the second (2nd) Business Day identify a single arbitrator from their original list of five (5) acceptable arbitrators. The two (2) selected arbitrators shall then together select a third arbitrator within three (3)

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Business Days following their selection, which shall be no more than seven (7) Business Days following the Title Arbitration Notice.

(iv) Within three (3) Business Days following the selection of the Title Arbitration Panel, the Parties shall submit one copy to each member of the Title Arbitration Panel of (A) this Agreement, with specific reference to this Section 3.5(j), (B) the Purchaser’s written description of the Final Disputed Title Matters together with the supporting documents that were provided to DRI, (C) DRI’s written response to the Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Purchaser, and (D) the Title Arbitration Notice. Within five (5) Business Days following such submissions, each of the Parties may submit one written response to the other Party’s submission. The Title Arbitration Panel shall resolve the Final Disputed Title Matters based only on the foregoing submissions. Neither Purchaser nor DRI shall have the right to submit additional documentation to the Title Arbitration Panel nor to demand discovery on the other Party.

(v) The Title Arbitration Panel shall choose a location convenient for deliberation, or may deliberate by telephone conference. The Title Arbitration Panel shall make its determination by written decision within thirty (30) Business Days following DRI’s receipt of the Title Arbitration Notice (the “Arbitration Decision”). The Arbitration Decision shall be final and binding upon both Parties, without right of appeal. In making its determination, the Title Arbitration Panel shall be bound by the rules set forth in Section 3.5(h) and Section 3.5(i). The Title Arbitration Panel may consult with and engage disinterested third Persons to advise the Title Arbitration Panel, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5) year period preceding the arbitration nor have any financial interest in the dispute.

(vi) The Title Arbitration Panel shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts or Title Benefits and Title Benefit Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(vii) Each Party shall each bear its own legal fees and other costs of preparing and presenting its case. Each Party shall bear one-half (50%) of the costs and expenses of the Title Arbitration Panel, including any costs incurred by the Title Arbitration Panel that are attributable to the consultation of any third Person.

(viii) DRI and Purchaser shall implement the Arbitration Decision as follows: (A) in the case of alleged Title Defects determined to be Title Defects, DRI shall remedy, at its sole election, such Title Defects pursuant to Section 3.5(c) within ten (10) Business Days following DRI’s receipt of the Arbitration Decision, and (B) in the case of disputed Title Benefits and Title Benefit Amounts or Title Defect Amounts, any amounts determined to be owed by either Party shall be accounted for in the determination of the Purchase Price pursuant to Section 8.4. Any alleged Title Defects/Title Benefits determined not to be Title Defects/Title Benefits under the Arbitration Decision shall be final and binding as not being Title Defects/Title Benefits. The Parties shall complete

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any further conveyancing or reconveyancing of property as is necessary to effect the remedy chosen by DRI pursuant to subsection (A) above. In the case of any such reconveyancing, Purchaser shall assign the relevant lease or well to DRI or any other Person designated by DRI with a special warranty of title, subject to the Permitted Encumbrances (mutatis mutandis), by, through, and under Purchaser.

(ix) Any dispute over the interpretation or application of this Section 3.5(j) shall be decided by the Title Arbitration Panel with reference to the Laws of the State of Delaware. Any award of the Title Arbitration Panel may be enforced against both Parties in the Delaware Chancery Court, or any other state in which any Party holds or owns property of any kind.

(k) Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Purchase Price, or other remedies available under Section 3.5(d): (i) for any Title Defect Amount with respect to an individual Title Defect Property: (A) in the case of a Marcellus Lease, if such amount does not exceed Two Hundred and Fifty Thousand dollars ($250,000) or, (B) in the case of a Well, if such amount does not exceed One Million dollars ($1,000,000) (each, an “Individual Title Threshold”); and (ii) unless the aggregate amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the Individual Title Threshold), in the aggregate (excluding any Title Defect Amounts with respect to Title Defects cured or indemnified by DRI in accordance with this Section 3.5) exceeds 1.0% of the Unadjusted Purchase Price (the “Aggregate Title Deductible”), after which point, subject to the Individual Title Threshold, Purchaser shall be entitled to adjustments to the Purchase Price or other remedies elected by DRI in accordance with Section 3.5(d) only with respect to Title Defects in excess of such Aggregate Title Deductible; provided that the aggregate amount of all Title Benefit Amounts shall be credited against and reduce any Title Defect Amounts in excess of the Aggregate Title Deductible. In the event the aggregate amount of Title Benefit Amounts equals or exceeds the aggregate amount of Title Defect Amounts in excess of the Aggregate Title Deductible, neither Party shall be entitled to an adjustment of the Purchase Price with respect to any Title Defect Amounts or Title Benefit Amounts.

(l) Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 12.20, time is of the essence in performing their obligations and exercising their rights under this Section 3.5, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

Section 3.6 Limitations on Applicability. The right of Purchaser or DRI to assert a Title Defect or Title Benefit, respectively, under this Agreement shall terminate on the Title Claim Date; provided, however, that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount, as the case may be, is resolved in accordance with this Agreement there shall be no termination of Purchaser’s or DRI’s rights under this Article 3 with respect to any alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount properly reported in accordance with Section 3.5 on or before the Title Claim Date.

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Section 3.7 Consents to Assignment and Preferential Rights to Purchase.

(a) Promptly after the Execution Date, DRI shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedule 4.14 requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 4.14 in compliance with the terms of such rights and requesting waivers of such rights. Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset. DRI shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that DRI and its Affiliates shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchaser shall cooperate, and after Closing shall cause the Companies and Wholly-Owned Subsidiaries to cooperate, with DRI in seeking to obtain such consents to assignment and waivers of preferential rights.

(b) In no event shall there be transferred at Closing any Asset for which a consent requirement has not been satisfied and for which transfer is prohibited without such consent or a fee is payable (unless the same has been paid by Purchaser). In cases in which the Asset subject to such a requirement is a Contract and Purchaser is assigned the Mineral Interest(s) to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived consent requirement, Purchaser shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Purchaser upon receipt of the consent, the Contract shall be held by Sellers for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder, and Purchaser shall be responsible for the performance of any obligations under such Contract to the extent that Purchaser has been transferred the Assets necessary to perform under such Contract until such consent is obtained. In cases in which the Asset subject to such a requirement is a Mineral Interest or a Well and the third-party consent to the transfer of the Mineral Interest or Well is not obtained by Closing, Purchaser may elect to treat the unsatisfied consent requirements as a Title Defect (disregarding the Individual Title Threshold and Aggregate Title Deductible) and receive the appropriate adjustment to the Unadjusted Purchase Price under Section 2.3 by giving DRI written notice thereof in accordance with Section 3.5(a), except that such notice may be given up to six (6) Business Days prior to the Target Closing Date. If an unsatisfied consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 3.5 is subsequently satisfied prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 8.4(b), Sellers shall be reimbursed in that final adjustment for the amount of any previous deduction from the Unadjusted Purchase Price, the Mineral Interest or Well, if not previously transferred to Purchaser under the first sentence of this Section 3.7(b), shall be transferred, and the provisions of this Section 3.7 shall no longer apply to such consent requirement.

(c) If any preferential right to purchase any Assets is exercised prior to Closing, the Purchase Price shall be decreased by the Allocated Value for such Assets, the affected Assets shall not be transferred at Closing if owned by DTI, and the affected Assets shall

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be deemed to be deleted from Exhibits A-1, A-2, B-1 or B-2 to this Agreement, as applicable, for all purposes.

(d) Should a third Person fail to exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, then subject to the remaining provisions of this Section 3.7, such Assets shall be included in the transaction at Closing, there shall be no adjustment to the Purchase Price at Closing with respect to such preferential right to purchase, and DRI shall, at its sole expense, continue to use commercially reasonable efforts to obtain the waiver of the preferential purchase rights and shall continue to be responsible for the compliance therewith as set forth in Section 3.7(a).

(e) Should the holder of the preferential purchase right validly exercise same (whether before or after Closing), then:

(i) If the affected Assets are owned by DTI, DTI shall convey them to the holder on the terms and provisions set out in the applicable preferential right provision. If the affected Assets were previously transferred to Purchaser at Closing by DTI, Purchaser agrees to transfer the affected Assets back to DTI on the terms and provisions set out herein to permit DTI to comply with its obligation (or, if DTI requests, Purchaser shall transfer the affected Assets directly to the holder on the terms and provisions set out in the applicable preferential purchase right provision);

(ii) If the affected Assets are owned by either Company or any Wholly-Owned Subsidiary, such Company or Wholly-Owned Subsidiary, as applicable, shall transfer them to the holder on the terms and provisions set out in the applicable preferential purchase right provision. If Closing has already occurred, Purchaser shall cause such Company or Wholly-Owned Subsidiary, as applicable, to perform this obligation;

(iii) Pursuant to Section 2.3(b), the applicable Seller(s) shall credit Purchaser with the Allocated Value of any Asset transferred pursuant to Section 3.7(e)(i) or (e)(ii) (or, if the transfer of the Asset occurs after the Cut-Off Date, Sellers shall promptly refund to Purchaser the Allocated Value in respect of such Asset);

(iv) Such Seller(s) shall be entitled to the consideration paid by such holder (which shall, if received by either Company or any Wholly-Owned Subsidiary after Closing, be paid to such Seller(s) by such Company or Wholly-Owned Subsidiary, as applicable, or by Purchaser as agent for and on behalf of such Company or Wholly-Owned Subsidiary, as applicable);

(v) If the affected Assets were previously transferred to Purchaser at Closing, Purchaser shall account for revenues earned and costs incurred by it or any of its Affiliates with respect to such Assets during the period from the Closing Date to the date of the reconveyance, which the Parties agree shall be calculated in the same manner as the adjustments in Section 2.3 with such changes as are necessary to reflect Purchaser’s, direct or indirect, ownership of such Assets during such period. The net amount of any

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adjustment under this Section 3.7(e)(v), if positive, shall be paid by Purchaser to such Seller and, if negative, by such Seller to Purchaser; and

(vi) If the affected Assets were previously transferred to Purchaser at Closing, the Seller that transferred such Assets (or the Shares of the Company holding such Assets) shall assume all obligations assumed by Purchaser with respect to such Assets under Section 11.1, and shall indemnify, defend and hold harmless Purchaser from all Damages incurred by Purchaser caused by or arising out of or resulting from the ownership, use or operation of such Asset from the Closing Date to the date of the reconveyance, excluding, however, any such Damages resulting from any violation of any Law caused by the actions of, or implementation of policies or procedures of, Purchaser or any of its Affiliates, including any Company or Wholly-Owned Subsidiary, after Closing, breach of any contract by Purchaser or any of its Affiliates, including any Company or Wholly-Owned Subsidiary, after Closing, or gross negligence or willful misconduct of Purchaser or any of its Affiliates, including any Company or Wholly-Owned Subsidiary after Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the provisions of this Article 4, and the other terms and conditions of this Agreement, DRI represents and warrants to Purchaser the matters set out in Section 4.1 through Section 4.25.

Section 4.1 Sellers.

(a) Existence and Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state where it is incorporated (as set forth in the preamble to this Agreement).

(b) Power. Each Seller has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by such Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c) Authorization and Enforceability. Each Seller’s execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by each Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller (and all documents required to be executed and delivered by each Seller at Closing shall be duly executed and delivered by such Seller), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of each Seller, enforceable in accordance with their terms.

(d) No Conflicts. Each Seller’s execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by each Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, shall not (i) violate any provision of the certificate of incorporation or bylaws (or equivalent governing instruments)

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of such Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which such Seller is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to such Seller as a party in interest or (iv) violate any Laws applicable to such Seller, except any matters described in clauses (ii), (iii), or (iv) above which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2 The Companies.

(a) Existence and Qualification. Each Company is a corporation duly organized, validly existing and in good standing under the Laws of the state where it is incorporated (as set forth in the recitals to this Agreement), and each is duly qualified to do business as a foreign corporation in each jurisdiction where its Company Assets are located, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Power. Each Company has the corporate power and authority to own, lease or otherwise hold its Assets and conduct its business in the manner consistent with recent practice.

(c) No Conflicts. Each Company’s consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of incorporation or bylaws (or equivalent governing instruments) of such Company, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which such Company is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to any Company as a party in interest, or (iv) violate any Laws applicable to any Company, or any of its Company Assets, except any matters described in clauses (ii), (iii), or (iv) above which would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Certificate of Incorporation and Bylaws. Sellers have delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws (or equivalent governing instruments), each as amended to date, of the Companies and have made available to Purchaser for inspection the stock certificates and transfer books, and the minute books, of the Companies.

(e) Title to Shares. DRI and DEI have good and valid title to the DEPI Shares and the Reserves Shares, respectively, in each case, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind other than restrictions on transfer that may be imposed by applicable federal or state securities Laws or in the applicable Company’s governing instruments. Other than this Agreement, the Shares are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

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(f) The Shares.

(i) The authorized capital stock of Reserves consists of 100 shares of common stock, without par value, of which ten shares are issued and outstanding (such ten shares of issued and outstanding common stock of Reserves, the “Reserves Shares”).

(ii) The authorized capital stock of DEPI consists of 70,000 shares of common stock, $10,000 par value per share, of which 24,877 shares are issued and outstanding (such 24,877 shares of issued and outstanding common stock of DEPI, the “DEPI Shares”).

(iii) The Shares are duly authorized and validly issued and outstanding, fully paid, non-assessable and have not been issued in violation of any preemptive rights. Except for the Shares, there are no outstanding shares of capital stock or other equity interests in any Company, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any Shares of any Company. Other than pursuant to this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which any Seller or a Company is or may become obligated to issue or sell any shares of capital stock or other equity interests in such Company.

Section 4.3 Subsidiaries.

(a) Existence and Qualification. Each Wholly-Owned Subsidiary is a corporation or limited liability company, as applicable, duly organized and validly existing under the Laws of its respective jurisdiction of incorporation or formation as described in Schedule 4.3 and is duly qualified to do business as a foreign corporation or limited liability company, as applicable, in each jurisdiction where its Assets are located, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Power. Each Wholly-Owned Subsidiary has the corporate or limited liability company, as appropriate, power and authority to own, lease or otherwise hold its Assets and conduct its business in the manner consistent with recent practice.

(c) No Conflicts. Consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of incorporation or the by-laws (or equivalent certificates and governing instruments) of any Wholly-Owned Subsidiary, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Wholly-Owned Subsidiary is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to any Wholly-Owned Subsidiary as a party in interest, or (iv) violate any Laws applicable to any Wholly-Owned Subsidiary, or any of its Assets, except any matters described in clauses (ii), (iii), or (iv) above which would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Certificate of Incorporation and Bylaws. Sellers have delivered to Purchaser true and complete copies of the certificates of incorporation and the by-laws (or equivalent governing instruments), each as amended to date, of each Wholly-Owned Subsidiary

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and have made available to Purchaser for inspection the ownership interest certificates and transfer books, and the minute books, of each Wholly-Owned Subsidiary.

(e) Title to Equity Interests of the Subsidiaries. The issued and outstanding shares or membership interests, as appropriate, in each Wholly-Owned Subsidiary are owned of record as described in Schedule 4.3. In the case of such issued and outstanding shares or membership interests owned of record by a Company or subsidiary as shown on Schedule 4.3 (the “Equity Interests”), such shares or interests are also owned beneficially and free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind other than restrictions on transfers that may be imposed by applicable federal or state securities laws, or in the applicable Wholly-Owned Subsidiary’s governing instruments. Other than this Agreement and, in the case of Wholly-Owned Subsidiaries that are limited liability companies, their respective operating agreements, the Equity Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Equity Interests.

(f) The Equity Interests. The entire issued and outstanding capital stock of each Wholly-Owned Subsidiary that is a corporation consists of the numbers set forth on Schedule 4.3, and the entire equity ownership of each Wholly-Owned Subsidiary that is a limited liability company consists of the membership interests as set forth in Schedule 4.3. In each case, all the Equity Interests are duly authorized and validly issued and outstanding, fully paid, non-assessable (except, in the case of Wholly-Owned Subsidiaries that are limited liability companies, as expressly authorized by the terms of the applicable operating agreements of such Wholly-Owned Subsidiaries and except for any obligation to return distributions under the Delaware Limited Liability Company Act) and have not been issued in violation of any preemptive rights. Except for the shares or membership interests shown on Schedule 4.3, there are no outstanding shares, units or other equity interests in any Wholly-Owned Subsidiary, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any Equity Interests of any Wholly-Owned Subsidiary. Other than pursuant to this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which any Company or any Wholly-Owned Subsidiary is or may become obligated to issue or sell any capital stock or other equity interests in such Wholly-Owned Subsidiary.

(g) No Other Subsidiaries. Except for the Wholly-Owned Subsidiaries set forth in Schedule 4.3, no Company and no Wholly-Owned Subsidiary directly or indirectly owns any capital stock or other equity interest in any Person.

Section 4.4 Financial Statements. The Financial Statements, including, at Closing, the First Quarter Financial Statements, (i) present fairly in accordance with the Accounting Principles, applied consistently during the periods involved, the combined financial position of DEPI and Reserves together with their respective consolidated subsidiaries and the exploration and production assets and liabilities of DTI as of the respective dates thereof and the combined results of operations, cash flows and shareholders’ equity of DEPI and Reserves together with their respective consolidated subsidiaries and the exploration and production assets and liabilities of DTI for the periods covered thereby and (ii) the “supplemental schedules”

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included in the Supplemental Financial Statements have been (a) presented using the accrual method of accounting after eliminating significant intercompany transactions and balances and are subject to the pro forma accounting assumptions and significant accounting policies described in the notes thereto, and (b) prepared from, and are in accordance with, the books and records of the Sellers and the Wholly-Owned Subsidiaries. The “supplemental schedules” included in the Financial Statements represent DRI’s good faith reasonable allocations of the assets, liabilities, revenues and expenses between (x) the E&P Business and the Assumed Seller Obligations and (y) the Excluded Assets, the other assets and liabilities of DTI, DEPI and Reserves not being transferred to or assumed by Purchaser, or otherwise retained by the Sellers or their Affiliates (excluding, after the Closing, the Companies and the Wholly Owned Subsidiaries), including the Retained Seller Obligations.

Section 4.5 Labor Matters and Employee Benefits.

(a) Labor Matters. Neither of the Companies maintains or sponsors (or has any obligation to maintain or sponsor) any Employee Plan, any other “employee benefit plan” within the meaning of Section 3(3) of ERISA or any other compensation arrangement with a current or former employee. Except as set forth in Schedule 4.5(a), there are no employment agreements, change of control agreements, severance agreements, retention agreements, or similar agreements with any Business Employee. All Business Employees and the Executives are employed by either DEPI or DRS. DEPI and DRS have no collective bargaining agreements or other labor agreement with any labor union, works council or organization with respect to any of the Business Employees or the Executives. No consent, approval or authorization from any labor organization is required for the execution, delivery and performance of this Agreement by DEPI, DRS, DRI and DTI and/or the consummation of the transactions contemplated hereby. As of the Execution Date, to the knowledge of DRI, DEPI, DRS, and DTI: (A) no labor organization or group of the Business Employees has made a demand for recognition or certification as a union or other labor organization with respect to any of the Business Employees, and (B) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any labor relations tribunal or authority with respect to any of such employees. To DRI’s knowledge, there are no organizing activities. As of the Execution Date, there are no (and during the two year period preceding the date of this Agreement, there have not been any) strikes, work stoppages, slowdowns, material arbitrations, material grievances or other material labor disputes pending or, to DRI’s knowledge, threatened, involving the Business Employees.

(b) Employee Benefits.

(i) Schedule 4.5(b)(i) lists all of the Employee Plans.

(ii) All Employee Plans subject to ERISA and the Code comply with ERISA, the Code and, as applicable, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act of 1993, and the Health Insurance Portability and Accountability Act, except such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.

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(iii) All Employee Plans intended to be qualified under Section 401 of the Code have received favorable determination letters with respect to such qualified status from the Internal Revenue Service. The determination letter for each such Employee Plan remains in effect, and, to DRI’s knowledge, no event relating to such an Employee Plan subsequent to the date of such determination letter has occurred that could materially and adversely affect the qualified status of the Employee Plan.

(iv) No Employee Plan that is subject to Title IV of ERISA (a “Title IV Plan”) or Section 412 of the Code has incurred an accumulated funding deficiency, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA, and to DRI’s knowledge, no condition exists which would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any Title IV Plan or other Employee Plan subject to Section 412 of the Code. The PBGC has not instituted proceedings to terminate any Title IV Plan, and no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

(v) Neither Sellers, DEPI nor any ERISA Affiliate has incurred or reasonably expects to incur any liability for withdrawal from a Multiemployer Plan that could result in Purchaser or its Affiliates incurring any liability.

(vi) Based on current Law, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Purchaser or any of its Affiliates (including the Companies) following the Closing, other than with respect to any Purchaser Employee Plans. Without limiting the generality of the foregoing, neither DRI nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

Section 4.6 Accuracy of Data. The historical factual information, excluding title information, supplied by Sellers to Ryder Scott & Co. in the preparation of its report dated as of December 31, 2009 (the “Audited Reserve Report”) including the Assets is accurate and complete in all material respects. The (A) files attached as Part I of Schedule 4.6 excluding the wells set forth on Part II of Schedule 4.6 and (B) March 5, 2010 letter from Ryder Scott & Co. to DEPI (the “Reserve Report”) do not include any Excluded DEPI Wells, except as set forth in Schedule 4.6. All of the Company Mineral Interests and Company Wells are included in the Reserve Report. The Additional Properties include, and the Conveyances will include, all (i) Hydrocarbon leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other rights to Hydrocarbons in place and (ii) oil and gas wells (or acreage pooled or unitized therewith) in which DTI owns any interest and which were included in the Reserve Report.

Section 4.7 Litigation. Except as disclosed on Schedule 4.7, there are no actions, suits or proceedings pending before any Governmental Authority or arbitrator with respect to the E&P Business. To DRI’s knowledge, there are no material actions, suits or proceedings threatened in writing with respect to the E&P Business. There are no actions, suits or proceedings pending, or to DRI’s knowledge, threatened in writing, before any Governmental

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Authority or arbitrator against any Seller or Company, or any Affiliate of them, which are reasonably likely to impair or delay materially Sellers’ ability to perform their obligations under this Agreement. This Section 4.7 shall not apply in respect of environmental matters, which are exclusively covered by Section 4.9.

Section 4.8 Taxes and Assessments. Except as disclosed on Schedule 4.8,

(a) Each Company and Wholly-Owned Subsidiary has filed all material Tax Returns required to be filed by it, and timely paid all material Taxes that were owed by it, and all such Tax Returns were correct and complete in all material respects;

(b) (i) No action, suit, Governmental Authority proceeding or audit is now in progress or pending with respect to any Company or any Wholly-Owned Subsidiary for, and (ii) no Company or Wholly-Owned Subsidiary has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for, assessment of material Taxes, and to the best of DRI’s knowledge, no such claim has been threatened;

(c) No Company or Wholly-Owned Subsidiary has granted an extension or waiver of the statute of limitations applicable to any material Tax Return, which period (after giving effect to any extension or waiver) has not yet expired;

(d) DTI or its Affiliates have filed all material Tax Returns required to be filed by it and paid all material Taxes with respect to the Additional Assets and all such Tax Returns were correct and complete in all material respects;

(e) (i) No action, suit, Governmental Authority proceeding or audit is now in progress or pending with respect to DTI or its Affiliates for, and (ii) neither DTI nor any of its Affiliates has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of material Taxes with respect to the Additional Assets, and, to the best of DRI’s knowledge, no such claim has been threatened;

(f) Neither DTI nor any of its Affiliates has granted an extension or waiver of the statute of limitations applicable to any material Tax Return with respect to the Additional Assets, which period (after giving effect to any extension or waiver) has not yet expired;

(g) Each of DEPI, Reserves, DRI, DEI, and Dominion Coal Bed Methane, Inc. is a C corporation for federal income tax purposes. Each of Dominion Appalachian Development Properties, LLC and Dominion Appalachian Development, LLC is an entity disregarded as separate from its owner for federal income tax purposes;

(h) None of the Assets are deemed by agreement or applicable Law to be held by a partnership or any other entity for federal income tax purposes, and none of the Assets constitutes an interest in a partnership or any other entity for federal income tax purposes;

(i) No Company or Wholly-Owned Subsidiary is a party to or bound by any Tax allocation or Tax sharing or indemnification agreement;

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(j) The only Subsidiary of DEPI or Reserves that is a corporation for federal income Tax purposes is Dominion Coalbed Methane, Inc.;

(k) No Company or Wholly-Owned Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date;

(l) Each Company is, and, on the Closing Date, each Company will be a member of a “selling consolidated group” as such term is defined in Treasury Regulation §1.338(h)(10)-1(b)(2) of which DRI is the common parent; and

(m) No Company or Wholly-Owned Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4.

Section 4.9 Environmental Laws. Except as disclosed on Schedule 4.9, to DRI’s knowledge, each Company’s and DTI’s ownership, use and operation of its respective Assets is in compliance with all applicable Environmental Laws, except such failures to comply as, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed on Schedule 4.9, each Company and DTI has all material Governmental Authorizations required for operation of the E&P Business, the operation of their facilities and the use of their Assets pursuant to applicable Environmental Law, all such Governmental Authorizations are in effect, and, to DRI’s knowledge, there is no actual or alleged proceeding to revoke, modify or terminate any of such Governmental Authorizations, except such failures to obtain or maintain Governmental Authorizations that, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed on Schedule 4.9, and except for contamination that would not, individually or in the aggregate, have a Material Adverse Effect, to DRI’s knowledge there has been no pollution or contamination of groundwater, surface water, subsurface strata or soil on the Properties resulting from Hydrocarbon activities on such Properties for which any Company or, with respect to the Additional Assets, DTI is or would be liable to remediate under applicable Environmental Laws on or before the date of this Agreement but which has not been remediated. Except as disclosed on Schedule 4.9, there are no actions, suits or proceedings pending, or to DRI’s knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the Assets alleging violations of Environmental Laws, or claiming remediation obligations under applicable Environmental Laws except such actions, suits, or proceedings as, individually or in the aggregate, would not have a Material Adverse Effect. Purchaser acknowledges that naturally occurring radioactive material (“NORM”), asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, and produced waters and Hydrocarbons that may be present in or on the Properties or Equipment in quantities typical for oilfield or gas operations in the areas in which the Properties and Equipment are located shall not in and of itself constitute a breach of this Section 4.9. For purposes of this Agreement, “Environmental Laws” means the Comprehensive Environmental Response, Compensation and

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Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the Execution Date, and all similar Laws as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.

Section 4.10 Compliance with Laws. Except with respect to Environmental Laws, which are addressed in Section 4.9, to DRI’s knowledge, the Companies are in compliance with, and DTI’s ownership, use and operation of the Additional Assets are in compliance with, all applicable Laws, except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding the foregoing, DRI makes no representation or warranty, express or implied, under this Section 4.10 relating to conformance with the Commonwealth of Pennsylvania’s Minimum Royalty Statute, as such statute may be construed and enforced insofar as compliance relates to deductions of post-production costs.

Section 4.11 Contracts. Schedule 4.11 lists all Material Contracts. To DRI’s knowledge, none of the Sellers, the Companies, any Wholly-Owned Subsidiary or any other Person that is party to a Material Contract, is in default under any Material Contract except as disclosed on Schedule 4.11 and except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect. To DRI’s knowledge, all Material Contracts are in full force and effect. Except as disclosed on Schedule 4.11, there are no Contracts with Affiliates of Sellers (other than the Companies or any Wholly-Owned Subsidiary) that will be binding on any Company, any Wholly-Owned Subsidiary or the Assets after Closing. Except as disclosed on Schedule 4.11, there are no futures, options, swaps or other derivatives with respect to the sale of production that will be binding on any Company, any Wholly-Owned Subsidiary or the Assets after Closing. Except as disclosed on Schedule 4.11, there were no contracts or commitments for the purchase, sale, processing, exchange or firm transportation of oil, gas or other Hydrocarbons produced from or attributable to the Properties that will be binding on Purchaser, the Companies or the Assets after Closing that Purchaser (or the applicable Company or Wholly-Owned Subsidiary) will not be entitled to terminate at will (without penalty) on ninety (90) days notice or less. No notice of default or breach has been received or delivered by any Seller under any Material Contract, or other contract disclosed on Schedule 4.11, the resolution of which is currently outstanding, and no currently effective notices have been received by any Seller of the exercise of any premature termination, price redetermination, market-out or curtailment of any Material Contract or other contract disclosed on Schedule 4.11.

Section 4.12 Payments for Production. Except as disclosed on Schedule 4.12, none of the Sellers or the Companies are obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties, free gas arrangements and similar arrangements established in the Mineral Interests or reflected on Exhibit A-1, A-2, B-1 or B-2), to deliver Hydrocarbons, or proceeds from the sale thereof,

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attributable to the Sellers’ or Company’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

Section 4.13 Production Imbalances. Except in the amounts set forth on Schedule 4.13, as of the dates set forth on such Schedule, there were no imbalances with respect to the Properties arising from overproduction or underproduction or overdeliveries or underdeliveries or other imbalance arising at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

Section 4.14 Consents and Preferential Purchase Rights. There are no preferential rights to purchase or required third-party consents to assignment or to any change of control of any Company or any Wholly-Owned Subsidiary, which may be applicable to the sale of Shares and Additional Assets by Sellers as contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after Closing, those approvals described in Section 6.7, and as set forth on Schedule 4.14.

Section 4.15 Liability for Brokers’ Fees. Purchaser and the Companies shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Sellers, the Companies or any Wholly-Owned Subsidiary prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 4.16 Equipment and Personal Property.

(a) Except as set forth on Schedule 4.16(a), all currently producing Wells and Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted. DTI, each Company and each Wholly-Owned Subsidiary have all (i) Governmental Authorizations and (ii) material easements, rights of way, licenses and authorizations, in each case necessary to access, construct, operate, maintain and repair the Wells and Equipment in the ordinary course of business as currently conducted by such Persons and in material compliance with all Laws, except such failures as would not individually or in the aggregate have a Material Adverse Effect.

(b) With respect to Additional Equipment, Hydrocarbon production and inventory, DTI’s title (or leasehold interest, as applicable) as of the Execution Date is, and as of the Closing Date, shall be transferred to Purchaser, free and clear of liens and encumbrances other than Permitted Encumbrances. To DRI’s knowledge, the Sellers, Companies or Wholly-Owned Subsidiaries have such title to (or, in the case of a leasehold interest, such legally enforceable rights to use) the Midstream Assets as would be deemed adequate by a reasonable and prudent producer owning similar assets in the Appalachian Area.

Section 4.17 Operation of the E&P Business. Except as described in Schedule 4.17, since December 31, 2009, the Assets have been operated only in the ordinary course of business consistent with past practices of Sellers, the Companies and the Wholly-Owned Subsidiaries.

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Section 4.18 Non-Consent Operations. No Seller, Company or Wholly-Owned Subsidiary has elected not to participate in any operation or activity proposed with respect to the Assets which could result in any of such Person’s interest in any Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interest and Working Interest for such Asset set forth in Exhibit A-2 or Exhibit B-2.

Section 4.19 Outstanding Capital Commitments. As of the Execution Date, there are no outstanding authorizations for expenditure or other commitments for capital expenditures (except as expressly set forth in the terms of a Contract, a copy of which has been provided to Purchaser) which are binding on any Seller, Company or Wholly-Owned Subsidiary with respect to any Asset and which DRI reasonably anticipates will individually require expenditures by the owner of such Asset after the Closing Date in excess of Two Million dollars ($2,000,000).

Section 4.20 Insurance. Schedule 4.20 lists all the insurance policies maintained by Sellers, the Companies and the Wholly-Owned Subsidiaries, and all historic occurrence-based policies written in the last five years, with respect to the Assets.

Section 4.21 Absence of Certain Changes. Since December 31, 2009, (a) there has not been any reduction in the rate of production of Hydrocarbons from the Properties which would constitute a Material Adverse Effect, (b) there has not been any reduction or write-down in the reserves estimated for the Properties (which reduction or write-down is not reflected in the Reserve Report) that would constitute a Material Adverse Effect, (c) there has not been any damage, destruction or loss with respect to the Assets that would constitute a Material Adverse Effect that is not addressed by the terms of Section 11.4, and (d) the Assets have not become subject to any obligation or liability that would be required to be reflected as an extraordinary item separately listed on an income statement for the E&P Business prepared in accordance with the Accounting Principles.

Section 4.22 Governmental Authorizations. Each Seller, Company and Wholly-Owned Subsidiary has obtained and is maintaining all material Governmental Authorizations that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated by such Person.

Section 4.23 Wells. Except as set forth in Schedule 4.23, there are no Wells that (i) are subject to an order from any Governmental Authority requiring that such Well be plugged and abandoned; (ii) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such Well; (iii) are not properly permitted by the Governmental Authority having jurisdiction thereover; or (iv) have been produced in excess of allowables allocated thereto by the Governmental Authority having jurisdiction thereover.

Section 4.24 Assets of the Business. The Company Assets include all equipment, materials, contracts, leases, data, records, rights, interests and all other property reasonably necessary for the continued operation, following the Closing, of the oil and gas and exploration and production business and operations of the Companies and the Wholly-Owned

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Subsidiaries in the Appalachian Area as conducted prior to the date hereof (subject to the exclusion contained in this Section 4.24, the “Existing Business”), and no property, right or interest material to the Existing Business is being retained by any Seller or Affiliate of any Seller (other than any Company or Wholly-Owned Subsidiary), in each case excluding any such property, rights or interests in the DTI Storage Field Areas or the “Williams” and “St. Boniface” natural gas storage fields.

Section 4.25 Additional Assets. The Additional Assets include all of the leases and wells and other assets, rights and interests of the type described in Section 1.2(a) used or held for use in the oil and gas and exploration and production business and operations of DTI (i) outside of the DTI Storage Fields and (ii) except as included on Exhibits B-1 and B-2, outside of Fayette County, Pennsylvania and Tucker and Preston Counties, West Virginia. The Additional Assets together with the Existing Business will operate in substantially the same manner following the Closing as they operated immediately prior to the Closing, including with respect to production, compression, gathering, metering, measuring and the marketing and sale of Hydrocarbons notwithstanding the exclusion of the Excluded Assets and taking into account the Terminating Agreements and the existence of the DRI/Purchaser Transition Services Agreement and the Gas Marketing Agreement.

Section 4.26 Limitations.

(a) Except as and to the extent expressly set forth in Article 3, this Article 4, in the certificate of Sellers to be delivered pursuant to Section 8.2(i) or in the special warranty of title provided by DTI in the Conveyances, (i) Sellers make no representations or warranties, express or implied, and (ii) Sellers expressly disclaim all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Sellers or any of their Affiliates).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3, THIS ARTICLE 4, IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(I) OR IN THE SPECIAL WARRANTY OF TITLE PROVIDED BY DTI IN THE CONVEYANCES, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS (1) MAKE NO AND EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN

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CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (2) FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.9 OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(I), SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ACQUIRED ASSETS, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ACQUIRED ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

(c) Any representation “to the knowledge of DRI” or “to DRI’s knowledge” is limited to matters within the knowledge after reasonable inquiry of the individuals identified on Schedule 4.26(c).

(d) Inclusion of a matter on a Schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. As used herein, “Material Adverse Effect” means a material adverse effect on the ownership, assets, operations or financial condition of the E&P Business, taken as a whole; provided, however, that Material Adverse Effect shall not include material adverse effects resulting from general changes in oil and gas prices; general changes in industry, economic or political conditions, or financial markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; acts of God, including hurricanes and storms; acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Sellers or the Companies); civil unrest or similar disorder; terrorist acts; changes in Laws; effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of

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this Agreement pursuant to Article 10; and changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Section 6.4 hereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers the following:

Section 5.1 Existence and Qualification. Purchaser is a limited liability company organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Power. Purchaser has the limited liability company power to enter into and perform its obligations under this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 5.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

Section 5.4 No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the certificate of formation or limited liability company agreement (or other governing instruments) of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (iv) violate any Law applicable to Purchaser, except any matters described in clauses (ii), (iii) or (iv) above which would not have a material adverse effect on Purchaser or its properties.

Section 5.5 Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement by Purchaser will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person except for the approval and waiting period requirements under the Hart-Scott-Rodino Act.

Section 5.6 Litigation. There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator

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against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair or delay materially Purchaser’s ability to perform its obligations under this Agreement.

Section 5.7 Financing. At Closing, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Sellers at the Closing.

Section 5.8 Investment Intent. Purchaser is acquiring the Interests for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

Section 5.9 Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (i) as of the Execution Date, it has made all such independent investigation, verification, analysis and evaluation of the Companies and the Assets as it deems necessary or appropriate to enter into this Agreement, and (ii) it has made all such reviews and inspections of the Assets and the business, books and records, results of operations, conditions (financial or otherwise) and prospects of the Companies as it has deemed necessary or appropriate to execute and deliver this Agreement and (iii) prior to Closing, it will make independent investigations, inspections and evaluations of the Assets as it deems necessary or appropriate to consummate the transactions contemplated hereby. Except for the representations and warranties expressly made by DRI in Articles 3 and 4 of this Agreement or in the certificate to be delivered to Purchaser pursuant to Section 8.2(i) of this Agreement, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the Additional Assets or the financial condition, Company Assets, liabilities, equity, operations, business or prospects of the Companies or the Wholly-Owned Subsidiaries and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon the representations and warranties expressly made in Article 4 and its own independent investigation, verification, analysis and evaluation.

Section 5.10 Liability for Brokers’ Fees. Sellers, and, prior to Closing, the Companies, shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 5.11 Qualification. Purchaser is or as of the Closing will be qualified under applicable Laws to hold Mineral Interests, rights of way and other rights issued by the United States government, and by other Governmental Authorities, which are included in the Assets.

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ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.1 Access. On and after the Execution Date of this Agreement, Sellers will give Purchaser and its representatives access to the Assets (and to personnel and representatives of Sellers responsible for the Assets at such times as Purchaser may reasonably request) and access to and the right to copy, at Purchaser’s expense, the Records in Sellers’ possession, for the purpose of conducting a due diligence review of the E&P Business and for transition and integration planning, but only to the extent that Sellers may do so without (i) violating applicable Laws, including the Hart-Scott-Rodino Act, or (ii) violating any obligations to any third Person and to the extent that Sellers have authority to grant such access without breaching any restriction binding on Sellers. Such access by Purchaser shall be limited to Sellers’ normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the E&P Business or the business of Sellers. Purchaser shall be entitled to conduct a Phase I Environmental Site Assessment (as defined in applicable ASTM standards) of the Properties and Equipment and may conduct visual inspections and record reviews relating to the Properties and Equipment, including their condition and compliance with Environmental Laws, subject to receipt of written permission from the Sellers, such permission not to be unreasonably withheld, conditioned or delayed. Purchaser’s right of access shall not entitle Purchaser to operate Equipment or conduct intrusive testing or sampling. Purchaser shall provide Seller with at least 48 hours written notice before the Assets are accessed pursuant to this paragraph, along with a description of the activities Purchaser intends to undertake. All information obtained by Purchaser and its representatives under this Section 6.1 shall be subject to the terms of that certain confidentiality agreement between DRI and Purchaser, dated as of December 7, 2009 (the “Confidentiality Agreement”), and any applicable privacy laws regarding personal information.

Section 6.2 Post-Closing Insurance Cooperation. Following the Closing and upon reasonable prior written notice from Purchaser, the Companies or any Wholly-Owned Subsidiary, DRI will (and will cause its Affiliates to) take all reasonable actions to pursue any claims under any insurance policies under which Purchaser, the Companies, or any Wholly-Owned Subsidiary would be entitled to receive any proceeds (and Purchaser shall provide DRI with its reasonable cooperation in connection with such actions) to allow Purchaser to benefit from any insurance proceeds payable to the Companies or any Wholly-Owned Subsidiary as a named insured under any occurrence based liability and property insurance policies of DRI or its Affiliates that name the Companies or any Wholly-Owned Subsidiary as a named insured. Purchaser shall reimburse DRI and its Affiliates for any out-of-pocket costs and expenses.

Section 6.3 Press Releases. Neither Sellers nor Purchaser, nor an Affiliate of any of them, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict disclosures to the extent (a) necessary for a Party to perform this Agreement (including disclosure to a Governmental Authority or any third Persons holding preferential rights to purchase any of the Assets, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or

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termination of such rights, or seek such consents), (b) required (upon advice of counsel) by applicable securities or other applicable Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or (c) subject to the Confidentiality Agreement, such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (a) and (b), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Section 6.4 Operation of Business. Except as provided in the drilling and capital expenditure plan document attached hereto as Schedule 6.4 (the “Drilling and Capital Plan”), or as may be required in connection with Section 6.8, Section 6.9, Section 6.11, Section 6.12, Section 6.17 and Section 6.18 until the Closing, DTI shall, and the applicable Sellers shall cause the Companies and Wholly-Owned Subsidiaries to each, operate its business with respect to the Assets in the ordinary course, and, without limiting the generality of the preceding, shall:

(a) not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets, except for (i) sales and dispositions of Hydrocarbons in the ordinary course of business and (ii) other sales and dispositions of surplus, worn-out or obsolete Equipment in the ordinary course of business not exceeding, in the aggregate, One Million dollars ($1,000,000);

(b) (i) not terminate, materially amend, execute or extend any contracts reasonably expected to generate gross revenues per year for the owner of the Assets or to require expenditures per year chargeable to the owner of the Assets in excess of Two Million Five Hundred Thousand dollars ($2,500,000), other than (A) the execution or extension of a contract for the sale or exchange of Hydrocarbons terminable on ninety (90) days or shorter notice, or (B) the termination, amendment or execution of any such contracts in connection with settlement of the proceeding identified as item 1(h) of Schedule 4.7 and (ii) not execute or extend any contract with or commitment to DFS or any other Person for firm transportation rights, “secondary firm transportation protection” or “curtailment mitigation”;

(c) maintain insurance coverage on the Assets in the amounts and of the types currently in force;

(d) maintain in full force and effect all Mineral Interests, that are capable of producing in paying quantities, other than any such Mineral Interests which may expire in accordance with the terms thereof without rights of extension;

(e) maintain all Government Authorizations;

(f) not surrender or abandon all or any portion of any Mineral Interest, or abandon any Well, capable of commercial production;

(g) not make any material amendment to any instrument creating a Mineral Interest except in connection with settlement of the proceeding identified as item 1(h) of Schedule 4.7;

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(h) not waive, compromise, or settle any claim that would materially adversely affect ownership, operation or value of any of the Mineral Interests;

(i) not commence or consent to the commencement of (x) any operations for the drilling or completing of any new well or any other material operation within the Mineral Interests or (y) make a nonconsent election with respect to any such operations, in each of (x) and (y) to the extent and only to the extent related to the Marcellus Shale Formation;

(j) not grant or create any preference right with respect to the Mineral Interests;

(k) take all action necessary to process requests to participate received under the 2010 Dominion Nonunion Voluntary Separation Program, provided that such requests were received by February 26, 2010; and

(l) not enter into any Contract that, if entered into prior to the Execution Date, would constitute a Material Contract.

Requests for approval of any action restricted by this Section 6.4 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

CONSOL Energy Inc. 1000 Consol Energy Drive Canonsburg, PA 15317 Attention: Robert Belesky Vice President - Business Development Phone: (724) 485-4167 Fax: (724) 485-4836

Purchaser’s approval of any action restricted by this Section 6.4 shall not be unreasonably withheld, conditioned or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice) of Sellers’ notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.4, in the event of an emergency, Sellers may take such action as reasonably necessary in response to such emergency and shall notify Purchaser of such action promptly thereafter.

Section 6.5 Conduct of the Companies and Wholly-Owned Subsidiaries. Except as provided in the Drilling and Capital Plan or as may be required in connection with Section 6.8, Section 6.9, Section 6.11, Section 6.12 and Section 6.15, until the Closing, the applicable Sellers or Company shall not permit any Company or any Wholly-Owned Subsidiary, respectively, to do any of the following without the prior written consent of Purchaser:

(a) amend its charter, by-laws or equivalent governing instruments;

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(b) issue, redeem or otherwise acquire any shares of its capital stock or other equity interest or issue any option, warrant or right relating to its capital stock or other equity interest or any securities convertible into or exchangeable for any shares of capital stock or other equity interest, declare or pay any stock-split, or declare or pay any dividend or make any other payment or distribution to any Seller or other Affiliate except cash and Excluded Assets; provided, however, that capital stock or other equity interest may be issued in conjunction with the capitalization of Company debt pursuant to Section 6.8, in which event such additional stock or other equity interest shall become part of the Shares delivered at Closing;

(c) incur or assume any indebtedness for borrowed money (a “Loan”) or guarantee any such indebtedness (excluding, for the avoidance of doubt, contractual or statutory joint and several liability obligations for joint operations, accounts payable incurred in the ordinary course of business and indebtedness to or guarantees for another Company or Wholly-Owned Subsidiary), which Loan or guaranty will remain in effect after Closing;

(d) make an equity investment in any other Person (except investments in another Company or Wholly-Owned Subsidiary);

(e) make any change in any method of accounting or accounting principles other than those required by the Accounting Principles;

(f) acquire by merger or consolidation or purchase of equity interests any corporation, partnership, association or other business organization or division thereof;

(g) enter into any settlement of any material issue with respect to any assessment or audit or other administrative or judicial proceeding with respect to Taxes for which Purchaser may have liability, or which may give rise to a liability of Purchaser, under Article 9, nor shall the Sellers do so with respect to the Additional Assets;

(h) make any Loan (excluding, for the avoidance of doubt, (i) accounts receivable in the ordinary course of business, (ii) advances or cash call payments to the operator as required under applicable operating agreements, (iii) advances as operator on behalf of co-owners for costs under applicable operating agreements, (iv) Loans to another Company or Wholly-Owned Subsidiary or (v) other loans in the ordinary course of business, such as Loans to employees for the purchase of computers and natural gas appliances) to any Person;

(i) grant any bonus or increase in compensation or benefits to any Business Employee, except (i) as required by existing employment contracts, plans or arrangements in effect on the date of this Agreement, (ii) normal annual adjustments and bonuses in the normal course of business consistent with recent practice, and (iii) any extraordinary adjustments required for retention purposes consistent with industry practice that will be the sole obligation of Sellers and shall not be taken into account to the extent that they provide enhancements of compensation or benefits to the Transferred Employees for purposes of determining comparability under Section 6.14(a);

(j) establish, enter into, materially amend or terminate any Employee Plan for Business Employees, except changes generally affecting Employee Plans covering both Business Employees and other employees of DRI or an ERISA Affiliate, or consistent with then-current

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industry practice (provided that such new Employee Plan or amendments after the date of this Agreement shall not be taken into account for purposes of determining comparability under Section 6.14(a));

(k) terminate or voluntarily relinquish any material permit, license or other authorization from any Governmental Authority necessary for the conduct of the E&P Business except in the ordinary course of business; or

(l) agree to do any of the foregoing.

Requests for approval of any action restricted by this Section 6.5 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

CONSOL Energy Inc. 1000 Consol Energy Drive Canonsburg, PA 15317 Attention: Robert Belesky Vice President - Business Development Phone: (724) 485-4167 Fax: (724) 485-4836

Purchaser’s approval of any action restricted by this Section 6.5 shall not be unreasonably withheld or delayed and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice) of Sellers’ notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary during that period.

Section 6.6 Indemnity Regarding Access. Purchaser agrees to indemnify, defend and hold harmless Sellers, its Affiliates (including until Closing the Companies and Wholly-Owned Subsidiaries), the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their directors, officers, employees, agents or representatives, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person (but not such Person’s gross negligence or willful misconduct).

Section 6.7 Governmental Reviews. Sellers and Purchaser shall make filings required under the Hart-Scott-Rodino Act within five (5) days after the Execution Date, and each shall in a timely manner make (or cause its applicable Affiliate to make) (a) all required filings and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as the

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other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Purchaser shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Purchaser, any Seller, any Company or any Affiliate of any of them is required to make the payment.

Section 6.8 Intercompany Indebtedness. At or prior to Closing, Sellers and their Affiliates (other than the Companies and Wholly-Owned Subsidiaries) shall (i) either capitalize or cause each Company and Wholly-Owned Subsidiary to settle by cash payment any indebtedness of such Company or Wholly-Owned Subsidiary to Sellers or to any other Affiliates (other than the Companies and Wholly-Owned Subsidiaries) and (ii) repay any indebtedness of Sellers or any such Affiliate to each Company and Wholly-Owned Subsidiary; provided, however, that accounts payable and accounts receivable may be settled on or prior to the Closing Date or handled in the ordinary course of business following the Closing Date, in which case any adjustment with respect to such items will be subject to Section 2.4.

Section 6.9 Third Person Indebtedness. At or prior to Closing, Sellers shall have satisfied or caused the Companies and Wholly-Owned Subsidiaries to satisfy all outstanding indebtedness owing by the Companies and any Wholly-Owned Subsidiary pursuant to third-party Loans (and shall by such time cause all liens and mortgages securing such indebtedness to be released), excluding, for the avoidance of doubt, accounts payable in the ordinary course of business and Loans from another Company and any Wholly-Owned Subsidiary.

Section 6.10 Operatorship. As soon as reasonably practicable but no later than twenty (20) days after the Execution Date, each of DTI, on the one hand, and any Company or Wholly-Owned Subsidiary, on the other hand, shall send notices (in form and substance reasonably acceptable to the Purchaser) to all co-owners of the Additional Properties, in the case of DTI, and the Excluded DEPI Properties, in the case of the Companies (or Wholly-Owned Subsidiaries, as applicable), that it currently operates indicating that it is resigning as operator contingent upon and effective at Closing, and nominating and recommending an Affiliate of Purchaser designated by Purchaser as successor operator (the “Designated Successor”), in the case of the Additional Properties, or DTI as successor operator, in the case of the Excluded DEPI Properties. No Party makes any representation or warranty to any other Party as to aforementioned Person’s ability to succeed to operatorship of the Additional Properties or the Excluded DEPI Properties, but Sellers shall use commercially reasonable efforts to assist the Designated Successor to succeed to the operatorship of the Additional Properties, and Purchaser (on behalf of the Companies and Wholly-Owned Subsidiaries) shall use commercially reasonable efforts to assist the Designated Successor to succeed to the operatorship of the Excluded DEPI Properties. As soon as practicable following the Closing, DTI, with respect to the Excluded DEPI Properties, and Purchaser, with respect to the Additional Properties, shall make such filings with the applicable Governmental Authorities as may be required to change the record operator of the Excluded DEPI Properties and the Additional Properties, respectively.

Section 6.11 Hedges. At or prior to Closing, Sellers and their Affiliates, at Sellers’ sole cost, shall eliminate or cause the Companies and Wholly-Owned Subsidiaries to

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eliminate all futures, options, swaps and other derivatives with respect to the sale of production from the Assets that are currently binding on any Company, any Wholly-Owned Subsidiaries or the Assets.

Section 6.12 Certain Leased Assets and Software. Following the Execution Date, Sellers or Affiliates of Sellers shall (a) exercise available options under applicable lease agreements to terminate such agreements and to purchase the vehicles and information technology hardware identified on Part I of Schedule 6.12 and leased thereunder by or on behalf of the Companies or otherwise for use in the operation of the E&P Business, expending up to the amount specified on Part I of Schedule 6.12 and (b) cooperate with and assist in Purchaser’s efforts to obtain a separate license (or an adequate replacement system) for each of the software and applications set forth on Part II of Schedule 6.12. Purchaser acknowledges that in the case of each software and application licensed to DRI or its Affiliates, the consent of the licensor of such software or application may be required to provide Purchaser any use or access to such software or application, and DRI’s obligations under this Agreement are limited to providing assistance reasonably requested by Purchaser in consideration of the payments described in the DRI/Purchaser Transition Services Agreement. Any vehicles and computer hardware and any software licenses acquired in the name of the Companies or any Wholly-Owned Subsidiary shall then be included in the Assets at Closing. At Closing, Purchaser shall reimburse Sellers for the purchase costs incurred under this Section 6.12 and any other out-of-pocket costs or expenses related thereto (the “Leased Assets Buy-Out Costs”), as an adjustment to the Unadjusted Purchase Price in accordance with Section 2.3(d). Sellers shall have no obligation to continue to perform the services described in this Section 6.12 following the Closing except to the extent such services are included in the DRI Services (as defined in the DRI/Purchaser Transition Services Agreement) and then only on the terms and condition of, and for the consideration set forth in, the DRI/Purchaser Transition Services Agreement.

Section 6.13 Further Assurances.

(a) After Closing, Sellers and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

(b) After Closing, in the event either Party determines that:

(i) any of Sellers’ or their Affiliates’ right, title and interest in and to any (A) Excluded Assets, or (B) any Hydrocarbon leases and subleases, mineral fee interests and other rights to minerals held by Purchaser or its Affiliates in the DTI Storage Field Areas or, the “Williams” and “St. Boniface” natural gas storage fields, together with any pooled, communitized or unitized acreage that includes all or part of the foregoing were (x) conveyed or assigned to Purchaser by DTI at Closing or (y) not conveyed or assigned by a Company (or a Wholly-Owned Subsidiary) to Sellers prior to the Closing; or

(ii) any (A) assets of the Existing Business, including, for the avoidance of doubt, the Company Assets, that were (x) used or held for use by Sellers or

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their Affiliates prior to the Closing or (y) conveyed or assigned by a Company (or a Wholly-Owned Subsidiary) to Sellers prior to the Closing, or (B) leases and wells and other assets, rights and interests of the type described in Section 1.2(a) used or held for use in the oil and gas and exploration and production business and operations of DTI, including, for the avoidance of doubt, the Additional Assets, (i) outside of the DTI Storage Fields and (ii) except as included on Exhibits B-1 and B-2, outside of Fayette County, Pennsylvania and Tucker and Preston Counties, West Virginia, in each case of clauses (A) and (B) were not conveyed or assigned to Purchaser by Sellers at Closing;

then, in accordance with and subject to the terms of this Agreement, such Party shall notify the other Party in writing, and, as soon as reasonably practicable thereafter, (x) in the case of an asset described in Section 6.13(b)(i), Purchaser shall (or cause the applicable Company or Wholly-Owned Subsidiary to) convey such asset to DTI, or (y) in the case of an asset described in Section 6.13(b)(ii), the applicable Seller shall convey such asset to Purchaser (or its designee), in each case without the payment of any additional amounts. In the case of any such reconveyancing pursuant to Section 6.13(b)(i), Purchaser shall assign the relevant asset to DTI with a special warranty of title, subject to any Permitted Encumbrances (mutatis mutandis), by, through and under Purchaser. In the case of any such conveyancing pursuant to Section 6.13(b)(ii), Sellers shall assign the relevant asset to Purchaser (or its designee) pursuant to the terms of this Agreement.

Section 6.14 Employee Matters.

(a) Schedule 6.14(a) lists the Business Employees as of the Execution Date, which is subject to changes due only to hirings, terminations and resignations in the ordinary course, consistent with Sellers’ customary employment practices. Within fifteen (15) days after the date of this Agreement, Purchaser shall make offers of employment, effective as of the Closing Date, with respect to the Service Employees. Commencing on the Closing Date and continuing through the date that is twelve (12) months following the Closing Date, Purchaser shall provide or cause to be provided to each Transferred Employee (i) levels of total compensation (base pay and payroll practices) and benefits that are comparable, in the aggregate, to such Transferred Employee’s compensation (base pay and payroll practices) and benefits in effect as of the Closing Date, and (ii) at a work location no more than fifty (50) miles from the individual’s work location as of the Closing Date. In determining comparability for the twelve (12)-month period following the Closing, (i) in no event will the base pay and annual incentive bonus opportunity for each such employee be less than his or her base pay and annual incentive bonus opportunity with DEPI or DRS, as applicable, as of the Closing Date, and (ii) any long-term incentive opportunity, retention plans, equity-based programs, Six Sigma Black Belt Incentive Program or spot cash award programs listed on Schedule 4.5(b)(i) shall be excluded. The Service Employees who accept such offer of employment and the individuals employed by DEPI as of the Closing Date shall all be considered “Transferred Employees.” Notwithstanding anything to the contrary contained in this Agreement, with respect to each Business Employee who, as of the Closing Date, (w) applied and was selected to participate in the Dominion 2010 Non-Union Voluntary Separation Program, (x) is receiving benefits under the Dominion Resources, Inc. Long-Term Disability Plan or similar plan, (y) has otherwise been on a leave of absence for more than one hundred eighty (180) days and has no legally mandated right to return to employment, or (z) is eligible to retire and does retire effective as of the Closing Date (any

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such Business Employee, a “Leave/Retiree Employee”), (I) Purchaser shall have no obligation to make an employment offer and (II) such Leave/Retiree Employee shall not be a Transferred Employee. Sellers shall take all actions necessary to transfer the employment, effective prior to the Closing Date, of any Leave/Retiree Employee who is not a Service Employee to one or more Sellers or one or more Affiliates of Sellers, other than the Companies. Sellers shall retain all liabilities relating to or arising out of the employment of any Business Employee (including any Leave/Retiree Employee) who does not become a Transferred Employee.

(b) Purchaser and its Affiliates may offer to employ any Executive; provided, however, that any offer to the Qualifying Offer Executive must be a “qualifying offer” as specified in Part I of Schedule 6.14(a). If Purchaser and its Affiliates make an offer to any Executive, such offer shall be made no later than the date for making offers to Service Employees as specified in Section 6.14(a), and, if (x) such offer is accepted and (y) the Executive subsequently experiences a termination of employment that entitles the Executive to severance benefits under Part II of Schedule 6.14(b), the Executive shall be entitled to severance benefits from the Purchaser or its Affiliate that are equal to or greater than those specified in Part II of Schedule 6.14(b), subject to such Executive’s execution of a release of claims with respect to Purchaser and its Affiliates (including the Companies). Any such Executive who accepts such offer and becomes an employee of Purchaser or its Affiliates shall be considered a “Transferred Employee.”

(c) Except with respect to the Executives, if, within twelve (12) months of the Closing Date, the employment of any Transferred Employee is involuntarily terminated, other than for cause, or such Transferred Employee resigns by reason of the relocation, without his or her consent, of his or her work location more than fifty (50) miles from the individual’s work location as of the Closing Date, Purchaser shall provide, or cause to be provided, the terminated Transferred Employee with whichever of the following results in the greater value to such Transferred Employee (subject, in each case, to such terminated Transferred Employee executing a release of claims with respect to Purchaser and its Affiliates): (i) salary continuation and health benefits until the end of the twelve (12) month period following the Closing Date, or (ii) severance benefits which are comparable, in the aggregate, to the severance benefits set forth on Schedule 6.14(c) and which, with respect to salary continuation, health benefits, outplacement services and annual incentive plan payment are no less than the benefits set forth on Schedule 6.14(c).

(d) If an Executive who does not accept an offer of employment that complies with the requirements of Section 6.14(b) is employed by Purchaser or its Affiliates within twenty-four (24) months of the Closing Date, then Purchaser or its Affiliates shall pay promptly to Sellers an amount equal to the aggregate of the cash severance and other severance related compensation and benefits provided to such Executive by Sellers or their Affiliates, if any, in connection with the termination of such Executive’s employment with Sellers.

(e) Effective as of the Closing Date, all Transferred Employees shall cease to be active participants in all Employee Plans and shall cease to accrue additional benefits under such plans for any periods after the Closing Date. Effective as of the Closing Date, DEPI shall cease to be a participating employer in all Employee Plans.

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(f) As of the Closing Date, all Transferred Employees shall, if applicable, be eligible to participate in and, if elected, shall commence participation in the employee benefit plans (within the meaning of Section 3(3) of ERISA), programs, policies, fringe benefits, or arrangements (whether written or unwritten), including, but not limited to, the tax-qualified defined benefit plan (“Purchaser’s Pension Plan”), defined contribution plan, retiree medical plan and retiree life plan, of Purchaser or its Affiliates (collectively, “Purchaser Employee Plans”). Purchaser shall, to the extent permissible under any Purchaser Employee Plan (provided that Purchaser shall use reasonable efforts to remove any restrictions including restrictions in any insurance policy), waive all limitations as to pre-existing condition exclusions and waiting periods with respect to Transferred Employees and their spouses and dependents, if applicable, under the Purchaser Employee Plans. Purchaser shall, to the extent permissible under any Purchaser Employee Plan (provided that Purchaser shall use reasonable efforts to remove any restrictions under any Purchaser Employee Plan or related insurance policy), provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out of pocket requirements under Purchaser Employee Plans for the plan year in which the Closing Date occurs, provided that Sellers provide to Purchaser, as soon as practicable after the Closing Date, an electronic file with the paid co-payments and deductibles paid prior to Closing. Purchaser shall cause to be provided to each Transferred Employee credit for prior service with Seller or its Affiliates for purposes of retiree medical and life insurance eligibility and for purposes of retiree medical contributions, and, with respect to Transferred Employees, Purchaser shall cause the eligibility requirements of Purchaser’s retiree medical plan and retiree life insurance plan to be age 55 or older with at least ten (10) years of pension service.

(g) Purchaser shall accept or cause to be accepted transfers from DRI’s or any ERISA Affiliate’s health care flexible spending account plan of each Transferred Employee’s account balance as of the Closing Date and credit such employee with such amounts under the applicable Purchaser Employee Plan, provided that Sellers provide to Purchaser, as soon as practicable after the Closing Date, an electronic file with the necessary data. On and after the Closing Date, Transferred Employees shall have no further claim for reimbursement under DRI’s or any ERISA Affiliate’s health care flexible spending account and all claims must be submitted under the applicable Purchaser Employee Plan, including expenses incurred prior to the Closing Date.

(h) Purchaser shall cause to be provided to each Transferred Employee credit for prior service with DRI or its Affiliates for all purposes (including vesting, eligibility, benefit accrual and/or level of benefits) in all Purchaser Employee Plans (other than defined benefit pension plans and any non-qualified plan provided for a select group of management or highly compensated employees), including fringe benefit plans, vacation and sick leave policies, severance plans or policies, defined contribution pension plans, retiree medical plans and matching contributions under defined contribution plans maintained or provided by Purchaser or its Subsidiaries or Affiliates in which such Transferred Employees are eligible to participate after the Closing Date; provided, however, that, except as expressly provided in this Section 6.14, such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service, or (ii) for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or

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participation, and; provided further, that Section 6.14(i) of this Agreement exclusively shall govern the treatment of Transferred Employees under Purchaser’s Pension Plan.

(i) Each Transferred Employee’s benefit under Purchaser’s Pension Plan shall be equal to the greater of (i) or (ii), where:

(i) equals (A) minus (B), where: (A) equals the accrued pension benefit for such Transferred Employee under Purchaser’s Pension Plan as calculated as of such Transferred Employee’s retirement or termination date from Purchaser and its Affiliates, taking into account service credit earned from DRI or any ERISA Affiliate through the Closing Date, plus service credit and compensation earned under Purchaser’s Pension Plan from the Closing Date until such Transferred Employee’s retirement or termination date; and (B) equals the accrued normal retirement benefit of such Transferred Employee under the Dominion Pension Plan as of the Closing Date; and

(ii) equals the accrued pension benefit for such Transferred Employee under Purchaser’s Pension Plan as calculated as of such Transferred Employee’s retirement or termination date from Purchaser and its Affiliates, taking into account service credit and compensation earned under Purchaser’s Pension Plan only and only from the Closing Date. Vesting service under Purchaser’s Pension Plan will include service earned under Purchaser’s Pension Plan from the Closing Date plus service earned from DRI or any ERISA Affiliate through the Closing Date.

In the case of the commencement of payment of benefits under Purchaser’s Pension Plan to a Transferred Employee prior to normal retirement, such Transferred Employee’s benefit under Purchaser’s Pension Plan determined pursuant to clause (i) or (ii) of this Section 6.14(i) shall be reduced using the applicable early commencement factors under Purchaser’s Pension Plan as of the date that payment commences with respect to such Transferred Employee.

(j) At the time of Closing, Sellers shall pay to each Transferred Employee all earned but unused vacation earned as of the Closing Date with respect to any year prior to 2010, as determined under any and all of the Sellers’ time off policies. Each Transferred Employee shall be entitled in 2010 to the greater of (i) such Transferred Employee’s earned but unused vacation, as of the Closing Date, with respect to calendar year 2010 under Sellers’ vacation policy, or (ii) the number of vacation days with respect to calendar year 2010 to which such Transferred Employee is entitled under Purchaser’s vacation policy, less any 2010 vacation days used by such Transferred Employee prior to the Closing Date. No Transferred Employee will be allowed to carry forward any unused vacation time beyond 2010 unless allowed under Purchaser’s vacation policy. With respect to each year after 2010, Purchaser shall consider each Transferred Employee’s prior full-time service with Sellers in determining the amount of vacation the Transferred Employee will be eligible for under Purchaser’s vacation policy. Transferred Employees will be eligible to participate in Purchaser’s Short Term Disability and Long Term Disability Plans on the Closing Date.

(k) To the extent allowable by law, Purchaser shall take any and all necessary action to cause the trustee of a defined contribution plan of Purchaser or one of its Affiliates, if requested to do so by a Transferred Employee, to accept a direct “rollover” of all or a portion of

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such employee’s distribution from the Dominion Salaried Savings Plan; provided, however, that Purchaser shall be required to accept a rollover of a Transferred Employee’s plan loans only if such Transferred Employee rolls over 100% of such Transferred Employee’s distribution from the Dominion Salaried Savings Plan. Except for plan loans, all “rollovers” shall be made in cash and shall be subject to such administrative terms determined by Purchaser, including with respect to timing of any such “rollover.”

(l) As of the Closing Date, DRI or the applicable ERISA Affiliate shall take all necessary action to cause the Seller’s Pension Plan and the Dominion Salaried Savings Plan to fully vest the Transferred Employees in their accrued benefits and/or account balances under such plans.

(m) Purchaser and its Affiliates agree to provide payments and benefits to Transferred Employees, in accordance with the terms of Purchaser’s or its Affiliates’ educational assistance and adoption assistance programs, with respect to classes and adoption proceedings, respectively, commenced prior to the Closing Date but not completed or finalized until after the Closing Date.

(n) With respect to each Transferred Employee (including any beneficiary or the dependent thereof), Sellers shall retain all liabilities and obligations arising under any Seller medical, dental, vision, life insurance or accident insurance benefit plans to the extent that such liability or obligation relates to claims incurred (whether or not reported or paid) prior to the Closing Date. For purposes of this Section 6.14(n), a claim shall be deemed to be incurred (i) with respect to medical, dental and vision benefits, on the date that the medical, dental or vision services giving rise to such claim are performed, (ii) with respect to life insurance, on the date that the death occurs, and (iii) with respect to accidental death and dismemberment and business travel accident insurance, on the date that the accident occurs.

(o) With respect to each Transferred Employee who is not actively at work and who is, as of the Closing Date, receiving any form of pay/wage continuation (including, but not limited to, short-term sickness, short-term disability, military leave or vacation pay) or unpaid leave (including, but not limited to, Family and Medical Leave Act leave or military leave), DRI or the appropriate ERISA Affiliate shall be responsible for any such payments due prior to the Closing Date and Purchaser shall be responsible for any payments due on or after the Closing Date.

(p) Purchaser shall assume workers’ compensation liabilities and obligations for Transferred Employees (i) for occupational illnesses with respect to which the date of last exposure was on or after the Closing Date and (ii) for injuries that occur on or after the Closing Date. Sellers shall retain workers’ compensation liabilities and obligations for Transferred Employees (x) for occupational illnesses with respect to which the date of last exposure was prior to the Closing Date and (y) for injuries that occur prior to the Closing Date.

(q) DRI or the ERISA Affiliate shall be responsible for providing coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to any Business Employee (including any Transferred Employee), his or her spouse or dependent person as to

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whom a “qualifying event” as defined in Section 4890B of the Code has occurred on or prior to the Closing Date.

(r) If a plant closing or a mass layoff occurs or is deemed to occur with respect to the Transferred Employees at any time on or after the Closing, Purchaser shall be solely responsible for providing all notices required under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder (the “WARN Act”) and for taking all remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided.

(s) DRI shall pay to each eligible Transferred Employee a prorated payment, if any, in accordance with the Annual Incentive Plan for the period from January 1 through the Closing Date for the year in which the Closing occurs based on actual results of the applicable performance goals for that year. Purchaser shall pay to each eligible Transferred Employee a prorated payment, if any, under the Purchaser’s incentive plan for the period from the Closing Date through December 31 of the year in which the Closing occurs based on actual results of the applicable performance goals for that year. Any payment pursuant to this Section 6.14(s) shall be made not later than March 15th of the calendar year following the year in which the Closing occurs.

(t) Except as otherwise provided in this Section 6.14, neither Purchaser nor its Affiliates (including the Companies) shall have, and Sellers shall retain, any liability or obligations (i) based upon or arising under any Employee Plan, or (ii) with respect to any current or former employee of Sellers or their Affiliates (including the Companies). Sellers shall retain any and all Controlled Group Liability and any and all liabilities, assets and obligations that arise under any Employee Plans, including without limitation, those Employee Plans that provide for post-retirement benefits (x) that are defined benefit pension plans subject to Title IV of ERISA or Section 412 of the Code, (y) that are defined contribution plans as defined in Section 3(34) of ERISA, or (z) that relate to other post-employment benefits

(u) Nothing in this Agreement is intended to amend any Employee Plan or affect DRI’s or any ERISA Affiliate’s right to amend or terminate any Employee Plan pursuant to the terms of such plan. Nothing in this Agreement is intended to amend any Purchaser Employee Plan or affect Purchaser’s or any of Purchaser’s Affiliate’s right to amend or terminate any Purchaser Employee Plan pursuant to the terms of such plan.

(v) Nothing in this Agreement shall be construed as requiring Purchaser or the Companies to continue the employment of any specific person.

(w) The provisions of this Section 6.14 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 6.15 DRI/Purchaser Transition Services Agreement. Prior to Closing, Sellers and Purchaser agree to cooperate in good faith to design and implement a mutually agreeable transition plan with respect to the services listed on the schedules to the

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DRI/Purchaser Transition Services Agreement.

Section 6.16 Certain Marketing Agreements.

(a) Prior to the Closing, DRI shall cause its Affiliate, Dominion Field Services, Inc. (“DFS”), to enter into amendments with the Companies and Wholly-Owned Subsidiaries, as applicable, to the trade confirmations issued under the Base Purchase Contracts for Short Term Sale and Purchase of Natural Gas set forth on Schedule 6.16(a) to eliminate the receipt points, meters and the commitments for Appalachian Gateway capacity identified therein that service production from the Excluded DEPI Wells.

(b) Pursuant to the Appalachian Gateway Agreement, DTI has committed, for a period of ten years following completion of the Appalachian Gateway, to sell its production and pay the cost of 16,172 Dth/day of firm capacity (the “Firm Commitment”) to DFS to secure firm capacity on the Appalachian Gateway. As a portion of the Firm Commitment is attributable to the Additional Wells transferred to Purchaser hereunder, the Parties agree as follows:

(i) Following the Closing, Purchaser shall enter into a new master gas sales agreement and confirm (the “New Commitment”) to contractually commit Purchaser to DFS for the volumes attributable to the Additional Wells in each “pod” (as set forth in Schedule 6.16(b)(i)) (such volume the “Transferred Committed Volume”) on the material terms set forth in Schedule 6.16(b)(i).

(ii) As soon as reasonably practicable following the Execution Date, the Parties shall cooperate to identify the meters that will be subject to the New Commitment.

(c) Following the Closing, the Parties agree that the firm capacity commitments to DFS on the Appalachian Gateway of (A) Purchaser, with respect to production from the Properties, and (B) DTI, with respect to production from the Excluded DEPI Properties, shall be as set forth on Schedule 6.16(c).

(d) The Parties shall enter into the Gas Marketing Agreement at Closing to transition marketing of production from the Properties following the Closing Date.

Section 6.17 Replacement of Bonds, Letters of Credit and Guarantees. The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Sellers or any other Affiliate of the Companies (including the Companies and Wholly-Owned Subsidiaries to the extent Sellers or their Affiliates (except the Companies and Wholly-Owned Subsidiaries) provide credit support for any such bonds, letters of credit or guarantees) with any Governmental Authority or third Person and relating to the Companies, the Wholly-Owned Subsidiaries or the Assets are to be transferred to Purchaser. On or before the Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for the bonds, letters of credit and guarantees identified on Schedule 6.17, and shall cause, effective as of the Closing, the cancellation or return to Sellers of such bonds, letters of credit and guarantees posted (or supported) by Sellers and such Affiliates, and Sellers shall provide reasonable cooperation to Purchaser in connection therewith. Purchaser may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that Purchaser has

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previously posted as long as such existing bonds, letters of credit or guarantees are adequate to secure the release of those posted (or supported) by Sellers. Except for bonds, letters of credit and guarantees related primarily to the Excluded Assets, Schedule 6.17 identifies the bonds, letters of credit and guarantees posted (or supported) by Sellers or any other Affiliate of the Companies (including the Companies and Wholly-Owned Subsidiaries to the extent Sellers or their Affiliates (except the Companies and Wholly-Owned Subsidiaries) provide credit support for any such bonds, letters of credit or guarantees) with respect to the E&P Business as of the date noted on such Schedule, which Sellers may update through the Closing Date.

Section 6.18 Certain Midstream Assets.

(a) The Parties agree that, except as set forth on Schedule 6.18:

(i) (A) the portion of each gathering system (collectively, the “Additional Gathering Systems”) owned by DTI that is downstream of multiple Additional Wells or Company Wells (but no other well) and upstream of the first pipeline interconnect supplying Hydrocarbons from a well owned by any Person other than the Purchaser or one of its Affiliates (including the Companies or any Wholly-Owned Subsidiary following the Closing), including an Excluded DEPI Well, and (B) any assets installed on such gathering system, shall be included in the Additional Well Line Assets for all purposes under this Agreement and conveyed to Purchaser by DTI at Closing; and

(ii) (A) the portion of each gathering system (collectively, the “Excluded DEPI Gathering Systems”) owned by the Companies or any Wholly-Owned Subsidiary that is downstream of multiple Excluded DEPI Wells (but no other well) and upstream of the first pipeline interconnect supplying Hydrocarbons from a well owned by any Person other than Sellers or one of their Affiliates (excluding the Companies or any Wholly-Owned Subsidiary), including any Additional Well or Company Well, and (B) any assets installed on such gathering system, shall be included in the Excluded Assets for all purposes under this Agreement and conveyed to DTI or one of its Affiliates by the applicable Company or Wholly-Owned Subsidiary on or prior to the Closing Date.

(b) The downstream demarcation point of each Additional Gathering System or Excluded DEPI Gathering System, as the case may be, shall be the inlet valve of the Custody Transfer Meter installed adjacent to and upstream of the interconnect referred to in Section 6.18(a). If no suitable Custody Transfer Meter is currently installed at such location or the Parties agree that the nearest Custody Transfer Meter is too far away from the interconnect referred to in Section 6.18(a), the Parties shall cooperate to identify a suitable location near such interconnect to install a Custody Transfer Meter for purposes of measuring volumes attributable to the groups of the Additional Wells and Company Wells, in the case of an Additional Gathering System, or the Excluded DEPI Wells, in the case of an Excluded DEPI Gathering System, upstream of such meter, and the Party that is “off-system” (i.e., the Purchaser, in the case of an Additional Gathering System, or Sellers, in the case of an Excluded DEPI Gathering System) shall be responsible for purchasing, installing and maintaining such meter.

(c) As soon as reasonably practicable following the Execution Date, the Parties shall meet to (i) identify each Additional Gathering System and each Excluded DEPI

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Gathering System and (ii) determine the location and schedule for installation following the Closing of any additional Custody Transfer Meters required to be installed by the Purchaser or Sellers, as applicable, under Section 6.18(b).

(d) (i) The Parties acknowledge that, following identification and demarcation of the Additional Gathering Systems and Excluded DEPI Gathering Systems, there will be situations where:

(A) the Properties are connected upstream of DTI’s production pipeline system;

(B) the Excluded DEPI Properties are connected upstream of DEPI’s production pipeline system; or

(C) a combination of the Properties and the Excluded DEPI Properties are upstream of a field compressor, which services the assets of both Parties; and

Purchaser, the Companies or any Wholly-Owned Subsidiary, in the case of clauses (A) or (C), or DTI, in the case of clauses (B) or (C), may not be able to access the transmission pipelines necessary to deliver, market or sell their respective Hydrocarbon production from the Properties or the Excluded DEPI Properties, respectively, without use of the other Party’s facilities.

(ii) With respect to each circumstance described in clause (i) above, Purchaser and DTI each agree to provide the other Party with access to its (or its Affiliate’s, in the case of Purchaser) production pipeline and compression facilities on the following terms:

(A) if there are any gas handling, pipeline use or compression arrangements in effect on the Execution Date between the Companies or any Wholly-Owned Subsidiary, on the one hand, and DTI, on the other hand, with respect to such facilities, then access shall be on the terms set forth in such agreement (as such terms must be modified to account for the transfer (between DTI and DEPI) of the Properties and Excluded DEPI Properties); but

(B) if there are no existing gas handling, pipeline use or compression arrangements, then the Parties shall meet to negotiate a mutually acceptable compression and pipeline use agreement that (1) sets forth the material terms of the producing Party’s access to the production pipeline system and other midstream assets, including compression, of the other Party and (2) establishes a mechanism for capacity expansion of such assets. In addition, in the case of Excluded DEPI Wells, DTI shall use good faith efforts without cost to DTI to avoid classification of facilities located upstream of the inlet valve of the Custody Transfer Meter as open access gathering facilities.

Section 6.19 Certain Affiliate Agreements. At or prior to the Closing, the applicable Seller (or Affiliate of Seller), on the one hand, and the applicable Company (or Wholly-Owned Subsidiary), on the other hand, shall terminate each of the agreements (the “Terminating Agreements”) set forth on Schedule 6.19.

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Section 6.20 Financing Assistance.

(a) Subject to Section 6.20(c), prior to the Closing Sellers shall provide, and shall cause their Affiliates to provide and use their commercially reasonable efforts to cause their respective employees, agents, consultants, representatives, accountants, attorneys and advisors to provide, at Purchaser’s expense (for out-of-pocket expenses), all cooperation reasonably requested by Purchaser in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Sellers and their Affiliates), including (i) providing information relating to the Companies and their respective Subsidiaries to Purchaser and the Financing Parties (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Purchaser, the Companies and their respective Subsidiaries customary for such financing or reasonably necessary for the completion of the Financing by the Financing Parties) to the extent reasonably requested by Purchaser or the Financing Parties to assist in preparation of customary offering or information documents and rating agency presentations to be used for the completion of the Financing, (ii) participating in a reasonable number of meetings (during regular business hours, on reasonable notice), presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions, road shows and sessions with rating agencies, (iii) providing reasonable assistance to pay-off existing indebtedness and to release related liens, and to facilitate the pledging of the Assets and the making of guarantees by the Companies and their respective Subsidiaries, it being understood that any existing indebtedness need not be paid off, and any guarantees or security arrangements need not take effect, until the Closing and (iv) otherwise reasonably cooperating with the marketing efforts of the Purchaser and the Financing Parties for the Financing.

(b) On or prior to the Execution Date, Sellers shall have delivered the Financial Statements and the Supplemental Financial Statements to Purchaser. Subject to Section 6.20(c), prior to and after the Closing, Sellers shall exercise reasonable best efforts to (i) obtain Deloitte & Touche LLP’s (“Deloitte”) written consent for the use of its audit report with respect to the Financial Statements in registration statements and related prospectus documents that are filed by the Purchaser or any of its Affiliates under the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the “Securities Laws”), as required by such Laws, Deloitte’s “comfort letter” with respect to the Financial Statements and related information in any such filing that also includes the Financial Statements to the underwriters of securities offered pursuant to any such filing, and deliver such customary management representation letters as Sellers’ accountants may reasonably request in connection with such comfort letter and (ii) obtain Ryder Scott & Co.’s written consent for the use of its reports on the Reserve Report or the Audited Reserve Report in reports filed by the Purchaser or any of its Affiliates under the Securities Laws, as required by such Laws, and customary negative assurance letters. Sellers shall provide interim financial statements as required by Rule 3-05 of Regulation S-X as to which Deloitte shall have performed a SAS 100 review no later than April 30, 2010.

(c) Notwithstanding anything to the contrary in Section 6.20(a) and (b), neither the Sellers nor any of their Subsidiaries (including, prior to the Closing, the Companies and their Wholly-Owned Subsidiaries) shall be required to (i) pay any commitment or other similar fee in connection with the Financing that is not advanced or simultaneously reimbursed

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by Purchaser, (ii) incur any out-of-pocket expense in connection with the Financing or otherwise unless such expense is advanced or reimbursed by Purchaser, (iii) be an issuer or other obligor with respect to the Financing, (iv) create any new records relating to the Assets, or (v) convert the basis of presentation used for the Financial Statements to a “successful efforts” basis. Purchaser shall indemnify and hold harmless Sellers, their Affiliates and their respective employees, agents, consultants, representatives, accountants, attorneys and advisors from and against any and all damages suffered or incurred by them and any claims made against them in connection with any action taken by them at the request of Purchaser pursuant to this Section or in connection with the arrangement of the Financing and any filing made pursuant to the Securities Laws or other disclosures in connection with the Financing, and this indemnification shall survive termination of this Agreement.

Section 6.21 Seismic Licenses. Until the Cut-Off Date, Sellers shall assist Purchaser’s efforts to obtain replacement licenses in the name of Purchaser, or approval for transfer of the existing licenses, for seismic data relating solely to the Assets which the Sellers hold under license and the transfer of which is prohibited or subjected to payment of a fee or other consideration in connection with the transactions contemplated by this Agreement. All costs of such replacement licenses or license transfers and Sellers’ assistance with respect to same shall be borne by Purchaser.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of Sellers to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date;

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Sellers or any of their Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Sellers or any Affiliate of Sellers resulting therefrom; and

(d) Governmental Consents. All material consents and approvals of any Governmental Authority (including those required under the Hart-Scott-Rodino Act) required for the transfer of the Interests from Sellers to Purchaser as contemplated under this Agreement,

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except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

Section 7.2 Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of DRI set forth in Article 4 shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not individually or in the aggregate have a Material Adverse Effect (except to the extent such representation or warranty is qualified by its terms by materiality, Material Adverse Effect or other similar words, such qualification in its terms shall be inapplicable for purposes of this Section 7.2(a));

(b) Performance. Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date except, in the case of breaches of Section 6.4, Section 6.5 and Section 6.10, for such breaches, if any, as would not have a Material Adverse Effect (except to the extent such covenant or agreement is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 7.2(b));

(c) No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of their Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom; and

(d) Governmental Consents. All material consents and approvals of any Governmental Authority (including those required under the Hart-Scott-Rodino Act) required for the transfer of the Interests from Sellers to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

ARTICLE 8

CLOSING

Section 8.1 Time and Place of Closing. The consummation of the purchase and sale of the Interests contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of Baker Botts L.L.P.

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located at 910 Louisiana St., Houston, Texas, at 10:00 a.m., local time, on April 30, 2010 (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 8.2 Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Sellers shall deliver or cause to be delivered to Purchaser (or its wholly-owned Affiliate(s) that (i) have been designated in writing by Purchaser to DRI at least fifteen (15) days prior to Closing and (ii) satisfy the requirements of Section 5.11), among other things, the following:

(a) certificate(s) (or lost certificate affidavit(s)) representing the Shares, duly endorsed (or accompanied by duly endorsed stock powers) for transfer to Purchaser, duly executed by the applicable Sellers;

(b) resignations of the directors and officers of the Companies, effective on or before the Closing;

(c) conveyances of the Additional Assets in the form attached hereto as Exhibit C-1, with respect to fee Mineral Interests, and Exhibit C-2, with respect to all other Additional Assets (the “Conveyances”), duly executed by DTI, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(d) assignments in the form required by federal or state agencies for the assignment of any federal or state Additional Properties, duly executed by DTI, in sufficient duplicate originals to allow recording in all appropriate offices;

(e) executed certificates described in Treasury Regulation §1.1445-2(b)(2) certifying that each Seller is not a foreign person within the meaning of the Code;

(f) letters-in-lieu of transfer orders with respect to the Additional Properties duly executed by DTI;

(g) titles to the vehicles acquired pursuant to Section 6.12;

(h) assignments of the personal property acquired pursuant to Section 6.12 and set forth on Schedule 1.4 as described in Section 1.4;

(i) a certificate duly executed by an authorized corporate officer of DRI, dated as of the Closing, certifying on behalf of each Seller that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;

(j) a certificate duly executed by the secretary or any assistant secretary of each Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of (A) the certificate of incorporation and the bylaws of Seller, each as in effect as of the Closing, (B) the resolutions of the Board of Directors of Seller authorizing the execution,

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delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders of Seller of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Seller the incumbency of each officer of such Seller executing this Agreement or any document delivered in connection with the Closing;

(k) where notices of approval are received by Sellers pursuant to a filing or application under Section 6.7, copies of those notices of approval;

(l) counterparts of a transition services agreement between DRI and Purchaser in the form attached hereto as Exhibit D (the “DRI/Purchaser Transition Services Agreement”), duly executed by DRI;

(m) counterparts of a gas marketing transition agreement among DRI, DTI, DFS and Purchaser in the form attached hereto as Exhibit F (the “Gas Marketing Agreement”), duly executed by DRI, DTI and DFS; and

(n) all other documents and instruments reasonably required from Sellers to transfer the Interests to Purchaser.

Section 8.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Sellers, among other things, the following:

(a) a wire transfer of the Closing Payment in same-day funds to DRI for the account of the Sellers;

(b) Conveyances, duly executed by Purchaser, in sufficient duplicate originals to allow recording on all appropriate jurisdictions and offices;

(c) assignments in form required by federal or state agencies for the assignment of any federal or state Additional Properties, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;

(d) a certificate by an authorized corporate officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;

(e) a certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of Purchaser complete and correct copies of (A) the certificate of incorporation and the bylaws of Purchaser, each as in effect as of the Closing, (B) the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing;

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(f) where notices of approval are received by Purchaser pursuant to a filing or application under Section 6.7, copies of those notices of approval;

(g) evidence of replacement bonds, guarantees, and letters of credit, pursuant to Section 6.17; and

(h) counterparts of the DRI/Purchaser Transition Services Agreement and Gas Marketing Agreement, duly executed by Purchaser.

Section 8.4 Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Not later than five (5) Business Days prior to the Target Closing Date, DRI shall prepare and deliver to Purchaser a settlement statement calculating the Closing Payment after giving effect to the adjustments to the Unadjusted Purchase Price provided for in this Agreement that have been finally determined by such date (if any). Purchaser shall have three (3) Business Days to review the settlement statement. On the day following expiration of such three (3) Business Day review period, Purchaser shall submit a written report containing any changes Purchaser proposes to be made to the settlement statement. DRI and Purchaser shall agree on a final settlement statement no later than one (1) Business Day prior to Closing; provided, however, if DRI and Purchaser are unable to agree, then subject to Section 8.4(b), DRI’s determination shall be used as the Closing Payment. The calculation delivered in accordance with this Section 8.4(a) shall constitute the dollar amount to be paid by Purchaser to Sellers at the Closing (the “Closing Payment”).

(b) As soon as reasonably practicable after the Closing but not later than the later of (i) the sixtieth (60th) day following the Closing Date and (ii) the date on which the Parties or the Title Arbitration Panel, as applicable, finally determine all Title Defect Amounts or Title Benefit Amounts under Section 3.5(j), DRI shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the Interest Purchase Price taking into account any adjustments pursuant to Section 2.3. As soon as reasonably practicable but not later than the fifth (5th) Business Day following receipt of DRI’s statement hereunder, Purchaser shall deliver to DRI a written report containing any changes Purchaser proposes be made in such statement. The Parties shall undertake to agree on the final Interest Purchase Price no later than ten (10) Business Days after delivery of DRI’s statement. If the final Interest Purchase Price is mutually agreed upon by DRI and Purchaser, the final Interest Purchase Price shall be binding on the Parties. Any difference in the Closing Payment and the final Interest Purchase Price shall be paid by the owing Party to the owed Party within ten (10) Business Days of the final determination of the final Interest Purchase Price. Any post-Closing payment pursuant to this Section 8.4 shall bear interest from the Closing Date to the date of payment at the Agreed Rate.

(c) Purchaser shall assist DRI in preparation of the final statement of the Interest Purchase Prices under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by Sellers to facilitate such process post-Closing.

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(d) All payments made or to be made under this Agreement to Sellers shall be made by electronic transfer of immediately available funds to DRI, acting as representative of Sellers, at the account set forth on Schedule 8.4(d), for the credit of the applicable Sellers, or to such other bank and account as may be specified by DRI in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to DRI, for the credit of Purchaser.

ARTICLE 9

TAX MATTERS

Section 9.1 Liability for Taxes.

(a) Taxes with Respect to Additional Assets. DTI shall be responsible for filing any Tax Return with respect to Taxes attributable to the Additional Assets for a taxable period ending on or prior to the Closing Date and any other Tax Return required under applicable Tax law to be filed by DTI or any of its Affiliates with respect to the Additional Assets, and Purchaser shall be responsible for filing any other Tax Return with respect to the Additional Assets. Subject to Section 9.1(e), from and after Closing, DRI shall be liable for, and shall indemnify and hold harmless Purchaser, the Companies, the Wholly-Owned Subsidiaries, and their respective Affiliates from and against (together with all reasonable fees, expenses and costs relating thereto), all Taxes with respect to the Additional Assets attributable to any Pre-Closing Period, including Taxes arising as a result of the sale of the Additional Assets as contemplated by this Agreement (excluding any Transfer Taxes required to be borne by Purchaser pursuant to Section 12.3) and shall pay Purchaser, the Companies, the Wholly-Owned Subsidiaries, and their respective Affiliates for any such money paid by any of them with respect to such Taxes no later than the later of (i) two (2) Business Days before the date on which the relevant Taxes are required to be paid and (ii) five (5) Business Days after DRI’s receipt of notice and supporting work papers (or other appropriate documentation) from Purchaser of DRI’s liability therefor. From and after Closing, Purchaser shall be liable for, and shall indemnify and hold harmless DRI and its Affiliates from and against (together with all reasonable fees, expenses and costs relating thereto), all Taxes with respect to the Additional Assets attributable to any Post-Closing Period (other than such Taxes, if any, with respect to which DRI is required to indemnify Purchaser, the Companies, the Wholly-Owned Subsidiaries and their respective Affiliates under Section 9.1(b), 9.8(c), or Article 11) and shall pay DRI or its Affiliates for any such money paid by DRI or its Affiliates with respect to such Taxes no later than the later of (i) two (2) Business Days before the date on which the relevant Taxes are required to be paid and (ii) five (5) Business Days after the Purchaser’s receipt of notice and supporting work papers (or other appropriate documentation) from DRI of Purchaser’s liability therefor.

(b) Pre-Closing Taxes of Companies and Wholly-Owned Subsidiaries; and Certain Other Taxes. Subject to Section 9.1(e), from and after Closing, DRI shall be liable for, and shall indemnify and hold harmless Purchaser, the Companies, the Wholly-Owned Subsidiaries, and their respective Affiliates from and against (together with all reasonable fees, expenses and costs relating thereto), (i) any Taxes imposed on, relating to, or incurred by any Company or Wholly-Owned Subsidiary or any of the assets or activities of any Company or Wholly-Owned Subsidiary and attributable to a Pre-Closing Period, (ii) Transfer Taxes required to be borne by DRI pursuant to Section 12.3, (iii) any Taxes resulting from any breach of or

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inaccuracy in any Specified Tax Representation, (iv) any Taxes (other than ad valorem property Taxes for Straddle Periods) imposed under applicable Tax Law on the Sellers or any of their Affiliates (other than the Companies and the Wholly-Owned Subsidiaries), and any Taxes relating to the Excluded Assets or otherwise constituting a Retained Seller Obligation, (v) any Taxes arising as a result of the sale of the Interests as contemplated by this Agreement (excluding any Transfer Taxes required to be borne by Purchaser pursuant to Section 12.3), any internal restructuring undertaken by Sellers or their Affiliates in anticipation of such sales or any actions taken by Sellers or their Affiliates in connection with Sections 1.3, 6.8, 6.9 or 6.11, and (vi) for any taxable year beginning before the Closing Date, any Taxes of Sellers or their Affiliates (other than the Companies and the Wholly-Owned Subsidiaries) for which any of the Companies or the Wholly-Owned Subsidiaries are liable by reason of the application of Treasury Regulations § 1.1502-6, or similar provision, whether relating to income Taxes or other Taxes, of state, local, or foreign Law. DRI shall pay Purchaser, the Companies, the Wholly-Owned Subsidiaries and their respective Affiliates for any such money paid by Purchaser, the Companies, the Wholly-Owned Subsidiaries or their respective Affiliates with respect to such Taxes no later than the later of (i) two (2) Business Days before the date on which the relevant Taxes are required to be paid and (ii) five (5) Business Days after DRI’s receipt of notice and supporting work papers (or other appropriate documentation) from Purchaser of DRI’s liability therefor.

(c) Post-Closing Taxes of Companies and Wholly-Owned Subsidiaries; and Certain Transfer Taxes. From and after Closing, Purchaser shall be liable for, and shall indemnify and hold harmless each Seller and its Affiliates from and against (together with all reasonable fees, expenses and costs relating thereto), (i) any Taxes imposed on or incurred by a Company or Wholly-Owned Subsidiary and attributable to any Post-Closing Period other than Taxes with respect to which DRI is required to indemnify Purchaser, the Companies, the Wholly-Owned Subsidiaries, and their respective Affiliates under Section 9.1(a) or (b), Section 9.8(c), or Article 11, and (ii) any Transfer Taxes required to be borne by Purchaser pursuant to Section 12.3. Purchaser shall pay DRI or its Affiliates for any such money paid by DRI or its Affiliates with respect to such Taxes no later than the later of (i) two (2) Business Days before the date on which the relevant Taxes are required to be paid and (ii) five (5) Business Days after the Purchaser’s receipt of notice and supporting work papers (or other appropriate documentation) from DRI of Purchaser’s liability therefor.

(d) Straddle Period Taxes. Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes or earnings and profits of or with respect to any Company or Wholly-Owned Subsidiary or any Taxes with respect to the Additional Assets, for a Straddle Period which is allocable to the Pre-Closing Period or the Post-Closing Period, the determination shall be made as if each of the Companies and Wholly-Owned Subsidiaries was not a member of its respective Seller’s consolidated, affiliated, combined or unitary group for Tax purposes and any Taxes attributable to the Straddle Period that are based on or related to income, gains or receipts will be allocated between the Pre-Closing Period and the Post-Closing Period based on an interim closing of the books (such Taxes allocable to the Pre-Closing Period being determined as if such taxable period ended as of the end of the Closing Date) and any other Taxes (except production Taxes and other Taxes measured by units of production, and severance Taxes) will be prorated between the Pre-Closing Period and the Post-Closing Period based upon the number of days in the applicable period falling on or before, or after, the Closing Date. To

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the extent necessary, a Seller shall estimate Taxes based on the Seller’s liability for Taxes with respect to the same or similar Tax item in the immediately preceding year. Notwithstanding anything to the contrary herein, (i) any franchise Tax paid or payable with respect to each Company or Wholly-Owned Subsidiary shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax and (ii) any ad valorem or property Taxes paid or payable with respect to the Assets shall be allocated to the taxable period applicable to the ownership of the Assets regardless of when such Taxes are assessed, and for the avoidance of doubt, with respect to West Virginia ad valorem or property Taxes, such taxable period shall be the calendar year to which the Tax Return relates.

(e) Production Taxes. Notwithstanding anything to the contrary in this Agreement, production Taxes and similar Taxes measured by units of production, and severance Taxes, shall not be subject to this Section 9.1 and responsibility therefor and payment thereof shall be exclusively addressed by Section 2.3, Section 2.4, Section 2.5 and Section 8.4.

Section 9.2 Preparation and Filing of Company or Wholly-Owned Subsidiary Tax Returns.

(a) With respect to each Tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (a “Tax Return”) that is required to be filed for, by or with respect to a Company or Wholly-Owned Subsidiary with respect to a taxable period ending on or before the Closing Date, Sellers shall cause such Tax Return to be prepared and shall cause the Company or Wholly-Owned Subsidiary to timely file (assuming it has authority to do so) such Tax Return with the appropriate Governmental Authority, and shall timely pay the amount of Taxes shown to be due on such Tax Return.

(b) With respect to each Tax Return that is required to be filed for, by or with respect to a Company or Wholly-Owned Subsidiary with respect to a Straddle Period, Purchaser shall cause such Tax Return to be prepared, shall cause each Company to file timely such Tax Return with the appropriate Governmental Authority, and shall pay timely the amount of Taxes shown to be due on such Tax Return (provided, however, that Sellers shall pay the Purchaser or its designee in cleared funds an amount equal to all such Taxes for any Pre-Closing Periods determined in the manner set forth in Section 9.1(d) no later than the later of (i) three (3) Business Days prior to the due date (including extensions) for such Tax Returns and (ii) five (5) Business Days after the Sellers’ receipt of notice and supporting work papers (or other appropriate documentation) from Purchaser of Sellers’ liability therefor).

(c) Except with respect to any federal income Tax Return, any Tax Return to be prepared pursuant to the provisions of this Article 9 for a Pre-Closing Period or Straddle Period shall be prepared in a manner consistent with practices, elections, and methods of accounting followed in prior years with respect to similar Tax Returns for the applicable entity, except for changes required by changes in Law, subject to the return preparer’s ethical and legal obligations under applicable Laws.

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(d) With respect to Tax Returns for a Pre-Closing Period or Straddle Period, if either (i) a Seller or Purchaser may be liable for any material portion of the Tax payable in connection with such Tax Return to be filed or caused to be filed by the other after Closing (or, in the case of Purchaser, by any Seller) (or any Tax item reported on such Tax Return is likely to materially affect the Tax liability of such Party) or (ii) in any case with respect to any Straddle Period, the Party responsible under this Agreement for filing such return or causing such return to be filed (the “Tax Return Preparer”) shall prepare and deliver to the other Party (the “Tax Payor”) a copy of such return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Tax Payor is or may be liable under this Agreement not later than forty-five (45) days before the date on which the Tax Return is due to be filed (taking into account any valid extensions) (the “Due Date”) (or, in the case of ad valorem property Taxes, within thirty (30) days of receipt of the bill for such ad valorem property Taxes from the applicable Governmental Authority) or, in the case of any such Tax Returns due within sixty (60) days after the Closing Date, as soon as reasonably practicable. The Tax Return Preparer shall not file such return or cause such return to be filed until the earlier of either the receipt of written notice from the Tax Payor indicating the Tax Payor’s consent thereto, or the Due Date. The Tax Payor shall have the option of providing to the Tax Return Preparer, at any time at least fifteen (15) days prior to the Due Date, written instructions as to how the Tax Payor wants any, or all, of the items for which it may be liable reflected on such Tax Return, provided that such instructions are consistent with Section 9.2(c)). The Tax Return Preparer shall, in preparing such return, but subject to Section 9.2(c), cause the items for which the Tax Payor is liable under this Agreement to be reflected in accordance with the Tax Payor’s instructions if a partner of a nationally recognized law firm retained by the Tax Payor will opine that complying with the Tax Payor’s instructions should comply with applicable provisions of the Code or state, local or foreign Law and Section 9.2(c) and, in the absence of having received such instructions, in accordance with Section 9.2(c).

(e) For the avoidance of doubt, notwithstanding any other provision, Purchaser and its Affiliates shall be entitled to prepare and file all Tax Returns, and to conduct all Tax Audits, with respect to their operations, assets, and activities for any Post-Closing Period (other than Straddle Periods of a Company or the Wholly-Owned Subsidiaries or Straddle Periods with respect to the Additional Assets) or with respect to any consolidated, combined or unitary group of which Purchaser or any of its Affiliates is a member in such manner as Purchaser may determine in Purchaser’s sole discretion; provided, however, that this Section 9.2(e) shall not limit Purchaser’s liability under this Agreement for breaches of covenants or agreements contained in Section 2.2(c), 9.7(b), 9.9, or 11.2(h).

Section 9.3 Tax Sharing Agreement. Effective as of the Closing, any tax indemnity, sharing, allocation or similar agreement or arrangement (a “Tax Sharing Agreement”) that may be in effect prior to the Closing Date between or among a Company or Wholly-Owned Subsidiary, on the one hand, and its Seller or any of its Affiliates (other than the Companies and Wholly-Owned Subsidiaries), on the other hand, shall be extinguished in full as the Tax Sharing Agreement relates to such Company or Wholly-Owned Subsidiary, and any liabilities or rights existing under any such agreement or arrangement by or with respect to a Company or Wholly-Owned Subsidiary shall cease to exist and shall no longer be enforceable as to all past, present and future taxable periods.

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Section 9.4 Access to Information.

(a) From and after Closing, each Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to a Company or Wholly-Owned Subsidiary within the possession of the Seller (including work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any of Sellers’ legal counsel and personnel files), and shall afford Purchaser (or its designees) the right (at Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b) From and after Closing, Purchaser shall grant to Sellers (or Sellers’ designees) access at all reasonable times to all of the information, books and records relating to the Companies or Wholly-Owned Subsidiaries within the possession of Purchaser, the Companies or Wholly-Owned Subsidiaries (including work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any of Purchaser’s legal counsel and personnel files), and shall afford Sellers (or Sellers’ designees) the right (at Sellers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Sellers (or Sellers’ designees) to prepare Tax Returns, to conduct negotiations with, or contest deficiencies asserted by, Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c) Each of the Parties hereto will preserve and retain all schedules, work papers and other documents within the Party’s possession relating to any Tax Returns of or with respect to Taxes of the Companies or Wholly-Owned Subsidiaries or to any claims, audits or other proceedings affecting the Companies or Wholly-Owned Subsidiaries until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

(d) At either Purchaser’s or Sellers’ request, the other Party shall provide reasonable access to Purchaser’s or Sellers’, as the case may be, and their respective Affiliates’ (including the Companies’ and Wholly-Owned Subsidiaries’) personnel who have knowledge of the information described in this Section 9.4.

(e) In the case of any Tax Return to be prepared pursuant to the provisions of this Article 9, if the Party that is not preparing the Tax Return (or any of its Affiliates) is required to pay any Taxes shown on the Tax Return, then the Party preparing the Tax Return shall provide the Party not preparing the Tax Return with appropriate documentation and computations reasonably requested by such latter Party supporting the determinations made by the Party preparing the Tax Return as to the amount of Tax so due by the Party not preparing the Tax Return (or any of its Affiliates).

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Section 9.5 Contest Provisions.

(a) From and after Closing, each of Purchaser, on the one hand, and Sellers, on the other hand (the “Tax Indemnified Person”), shall notify the chief tax officer (or other appropriate person) of DRI or Purchaser, as the case may be, in writing within fifteen (15) days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings (a “Tax Audit”) which are likely to affect the liability for Taxes of such other party. If the Tax Indemnified Person fails to give such timely notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice materially adversely affects the other party’s right to participate in the Tax Audit.

(b) If such Tax Audit relates to any Pre-Closing Period or Straddle Period for which only DRI would be liable to indemnify Purchaser under this Agreement, DRI shall, at its expense, conduct and control the defense and settlement of such Tax Audit. If such Tax Audit relates solely to any Post-Closing Period or Straddle Period for which only Purchaser would be liable under this Agreement, Purchaser shall conduct and control the defense and settlement of such Tax Audit.

(c) If such Tax Audit relates to Taxes for a Straddle Period for which both DRI and Purchaser could be liable under this Agreement, to the extent practicable, such Tax items will be distinguished and each Party shall control, at its own expense, the defense and settlement of those Taxes for which it is so liable. If such Tax Audit relates to a Straddle Period and any Tax item cannot be identified as being a liability of only one party or cannot be separated from a Tax item for which the other party is liable, DRI shall be entitled to control the defense and settlement of the Tax Audit if DRI so notifies the Purchaser within fifteen (15) days of notice of such Tax Audit, provided that DRI defends the Tax items as reported on the relevant Tax Return in good faith as if DRI were the only Party with an interest in the Tax item and provided further that DRI shall not settle such matter without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If DRI does not elect to control the defense and settlement of such Tax Audit, Purchaser shall control the defense and settlement of such Tax Audit; provided, that DRI shall pay any Tax for which it is otherwise liable under this Article 9. Any expenses from such Straddle Period Tax Audit that relate to a Tax item for which only one Party is liable shall be borne by such Party. Any other expenses from such Straddle Period Tax Audit shall be borne by Purchaser and Sellers, respectively, in the same proportion as such related Taxes are or would be borne economically by Purchaser and Sellers.

(d) With respect to Pre-Closing Periods and Straddle Periods, any Party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit (not to be unreasonably withheld, conditioned or delayed) to the extent that such settlement would have an adverse effect with respect to a period for which that party is liable for Taxes, under this Agreement or otherwise.

Section 9.6 Post-Closing Actions Which Affect Sellers’ Tax Liability. Except to the extent required by applicable Laws, neither Purchaser nor the Sellers shall and they

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shall not permit their respective Affiliates, including the Companies and Wholly-Owned Subsidiaries, to amend any Tax Return of the Companies or the Wholly-Owned Subsidiaries with respect to a Pre-Closing Period; provided, however, that nothing in this Section 9.6 shall limit the Sellers’ ability to amend a Pre-Closing Period Tax Return that relates to federal income Taxes or income Taxes for any state or local jurisdiction that conforms to the federal income Tax with respect to the elections under Section 338(h)(10) of the Code contemplated by Section 9.9.

Section 9.7 Refunds.

(a) Purchaser agrees to pay to DRI any refund received (whether by payment, credit, offset or otherwise, and together with any interest thereon) after the Closing by Purchaser or its Affiliates, including the Companies and Wholly-Owned Subsidiaries, reduced by any Taxes imposed thereon, in respect of any Taxes for the Pre-Closing Period for which DRI is liable or required to indemnify Purchaser under Section 9.1 (except for any refunds taken into account pursuant to Section 2.3 or otherwise in connection with an adjustment to the Purchase Price). Purchaser shall provide reasonable cooperation to DRI and DRI’s Affiliates at DRI’s expense in order to take all necessary steps to claim any such refund. Any such refund received by Purchaser, its Affiliates, a Company or Wholly-Owned Subsidiary shall be paid to DRI, reduced by any Taxes imposed thereon, within thirty (30) days after such refund is received. Purchaser agrees to notify DRI within ten (10) days following the discovery of a right to claim any such refund and upon receipt of any such refund. Purchaser agrees to claim any such refund as soon as possible after the discovery of a right to claim a refund and to furnish to DRI all information, records and assistance necessary to verify the amount of the refund or overpayment at DRI’s expense. Purchaser shall be entitled to any refund received (whether by payment, credit, offset or otherwise, and together with any interest thereon) of, with respect to or relating to any of the Companies or Wholly-Owned Subsidiaries or the Additional Assets, other than those to which DRI is entitled pursuant to this Section 9.7(a).

(b) Purchaser shall not, and shall cause the Companies and any Wholly-Owned Subsidiaries treated as corporations for federal income tax purposes not to, carry back any Tax item of any Company or any such Wholly-Owned Subsidiary arising in any taxable period beginning after the Closing Date to a taxable year ending before the Closing Date.

Section 9.8 Conflict and Additional Indemnity.

(a) In the event of a conflict between the provisions of this Article 9 and any other provision of this Agreement, this Article 9 shall control.

(b) From and after Closing, Purchaser shall indemnify, defend and hold harmless Sellers and their current and former Affiliates (other than the Companies and any Wholly-Owned Subsidiary) and their respective officers, directors, employees and agents from and against all Taxes and other costs incurred or suffered by such Persons caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Article 9 or in Section 2.2(c), 11.2(h), or 12.3, to the extent such Taxes and other costs would not otherwise give rise to an indemnification obligation of Purchaser pursuant to Section 9.1(a) or (c), even if such Taxes and other costs are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any

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of Sellers and their current and former Affiliates (other than the Companies and any Wholly-Owned Subsidiary) and their respective officers, directors, employees and agents, but not such Person’s willful misconduct or gross negligence, but excepting in each case Taxes and other costs against which DRI would be required to indemnify Purchaser under this Article 9 or Article 11 at the time the claim notice is presented by Purchaser.

(c) From and after Closing, DRI shall indemnify, defend and hold harmless Purchaser, its current and former Affiliates and its and their respective officers, directors, employees and agents against and from all Taxes and other costs incurred or suffered by such Persons caused by or arising out of or resulting from Sellers’ breach of any of Sellers’ covenants or agreements contained in this Article 9, or in Section 2.2(c), 6.5(g), 11.2(h), or 12.3, to the extent such Taxes and other costs would not otherwise give rise to an indemnification obligation of DRI pursuant to Section 9.1(a) or (b) even if such Taxes and other costs are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any of Purchaser, its current and former Affiliates and its and their respective officers, directors, employees and agents (but not such Person’s willful misconduct or gross negligence).

Section 9.9 Election Under Code Section 338(h)(10). Sellers and Purchaser agree that they shall make a joint election under Section 338(h)(10) of the Code and under any comparable provisions of state or local law with respect to the purchase of the Shares and with respect to Dominion Coalbed Methane, Inc. Purchaser shall prepare copies of IRS Form 8023 and any similar state or local forms, partially completed with the identity of the parties, and shall deliver them to Sellers at least five (5) days prior to the Closing Date (provided that if Purchaser so chooses, such forms may be delivered after the Closing Date). Sellers shall execute such forms on the Closing Date or, if delivered after the Closing Date, within five (5) days of receipt and shall deliver them to Purchaser. Purchaser shall file such forms with the applicable Governmental Authorities. If any changes are required in these forms as a result of information that is first available after such forms are completed, the parties will promptly agree on such changes. Except to the extent required by applicable Law, neither Sellers nor Purchaser shall take any action inconsistent with, or fail to take any action necessary for, the validity of the election described in this Section 9.9.

ARTICLE 10

TERMINATION AND AMENDMENT

Section 10.1 Termination. This Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of Sellers and Purchaser; or (ii) by either Sellers or Purchaser, by written notice to the other party, if Closing has not occurred on or before June 10, 2010 (the “End Date”); provided, however, that (A) if, as of the End Date all conditions set forth in Sections 7.1 and 7.2 shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than, with respect to approval under the Hart-Scott-Rodino Act, the conditions set forth in Sections 7.1(d) and 7.2(d), then both Parties may agree to extend the End Date until the date that is ninety (90) days following the End Date by providing written notice to the other party on or before the End Date and (B) no Party shall be entitled to terminate this Agreement under Section 10.1(ii) if the Closing has failed to occur

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because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder.

Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.2, Section 4.15, Section 5.10, Section 6.3, Section 6.6, Article 10, Section 12.1, Section 12.2, Section 12.4, Section 12.7, Section 12.8, Section 12.9, Section 12.10, Section 12.11, Section 12.12, Section 12.13, Section 12.14, Section 12.15, Section 12.16, Section 12.17, Section 12.18, Section 12.19 and Section 12.20 and of the Confidentiality Agreement, all of which shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve (i) any Party from liability (including liability for consequential damages to the extent provided in Section 12.19) for any willful or grossly negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing or (ii) Purchaser from liability (including liability for consequential damages to the extent provided in Section 12.19) arising from a Funding Failure. In the event this Agreement terminates under Section 10.1(ii) and any Party has willfully or grossly negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity (including liability for consequential damages to the extent provided in Section 12.19) and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

ARTICLE 11

INDEMNIFICATION; LIMITATIONS

Section 11.1 Assumption. Without limiting Purchaser’s rights to indemnity under this Article 11 or Article 9, on the Closing Date, Purchaser shall assume and hereby agrees to timely fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the obligations and liabilities of DTI, known or unknown, with respect to the Additional Assets, regardless of whether such obligations or liabilities arose prior to or after the Closing Date, including obligations to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation Contracts, production balancing obligations, obligations to pay working interests, royalties, overriding royalties and other interests held in suspense, obligations to plug wells and dismantle structures, and to pay for or conduct the restoration or remediation of the Additional Assets, on- or off-site ground water, surface water or soil in accordance with applicable agreements and Laws, including any obligations to pay for or perform the assessment, remediation, removal or disposal of NORM, asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, produced waters and Hydrocarbons, other liabilities arising under or relating to Environmental Laws with respect to the Additional Assets, obligations with respect to the actions, suits and proceedings identified on Schedule 4.7 (and any other actions, suits or proceedings arising out of the same facts or circumstances, to the extent such actions, suits or proceedings relate to the Additional Assets (except item 1(k) on Schedule 4.7 and as provided in clauses (b) and (h) below), provided, that Purchaser does not assume any obligations or liabilities relating to punitive damages awarded against Sellers or their Affiliates in any actions, suits or proceedings), obligations to furnish “free gas” to third Persons in connection with the operation of the Additional Assets, and continuing obligations under any

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agreements pursuant to which the Sellers or their Affiliates (excluding the Companies or any Wholly-Owned Subsidiary) purchased Additional Assets prior to the Closing or pursuant to which Sellers or their Affiliates (excluding the Companies or any Wholly-Owned Subsidiary) sold assets from the Appalachian Area prior to the Closing (all of said obligations and liabilities, subject to the exclusions of the proviso below, herein being referred to as the “Assumed Seller Obligations”). Notwithstanding anything in this Agreement to the contrary, Purchaser does not assume any obligations or liabilities to the extent that they are (collectively, the “Retained Seller Obligations”):

(a) attributable to the Excluded Assets;

(b) attributable to interests held or formerly held by the Companies, any Wholly-Owned Subsidiary or DTI outside of the Appalachian Area;

(c) required to be borne by Sellers under Section 2.3 or Section 2.4(c);

(d) attributable to any futures, options, swaps or other derivatives sold or acquired by DRI or any of its Affiliates (including the Companies and any Wholly-Owned Subsidiary) prior to Closing;

(e) Tax obligations for which Sellers are liable pursuant to Section 2.5(b) or Section 9.1(a), (b), or (c);

(f) retained by Sellers pursuant to Section 6.14 or the obligations of Sellers under the agreements described in clause (1) of Schedule 4.5(a);

(g) obligations owed by any Seller or any of its Affiliates to a plaintiff (other than Purchaser, the Companies or their respective Affiliates) in the suit identified as item 1(k) of Schedule 4.7 (and any other actions, suits or proceedings arising out of the same facts or circumstances) and in respect of punitive damages awarded against Sellers or their Affiliates in any actions, suits or proceedings with respect to the Additional Assets; or

(h) obligations owed by any Seller or any of its Affiliates to a plaintiff in the suits identified as items 1(h) and 1(o) of Schedule 4.7, but only to the extent such suits relate to the Excluded DEPI Properties or any of DTI’s leases or wells that are not included in the definition of “Additional Assets”.

Section 11.2 Indemnification.

(a) From and after Closing, Purchaser shall indemnify, defend and hold harmless Sellers and their current and former Affiliates (other than the Companies and any Wholly-Owned Subsidiary) and their respective officers, directors, employees and agents from and against all Damages incurred or suffered by such Persons:

(i) caused by or arising out of or resulting from the Assumed Seller Obligations;

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(ii) caused by or arising out of or resulting from the ownership, use or operation of the Additional Assets, whether before or after the Closing Date;

(iii) caused by or arising out of or resulting from the ownership of the Companies, whether before or after the Closing Date other than any Retained Seller Obligations;

(iv) caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 6; or

(v) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(d);

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, but not such Indemnified Person’s willful misconduct or gross negligence, but excepting in each case Damages against which DRI would be required to indemnify Purchaser under Section 11.2(b) at the time the claim notice is presented by Purchaser; provided, further, that the above provisions of Section 11.2(a) shall not apply with respect to Damages relating to Taxes.

(b) From and after Closing, DRI shall indemnify, defend and hold harmless Purchaser, its current and former Affiliates and its and their respective officers, directors, employees and agents against and from all Damages incurred or suffered by such Persons:

(i) caused by or arising out of or resulting from Sellers’ breach of any of Sellers’ covenants or agreements contained in Article 6, Section 3.7(a) or Section 3.7(d) (provided, however, for purposes of interpretation of the preceding indemnity, Sellers’ covenants and agreements qualified by “Material Adverse Effect,” but not “material” or materiality generally, shall be deemed to have been made without the “Material Adverse Effect” qualification);

(ii) caused by or arising out of or resulting from any breach of any representation or warranty made by DRI contained in Article 4 of this Agreement (other than a Specified Tax Representation), or in the certificates delivered at Closing pursuant to Section 8.2(i) (provided, however, for purposes of interpretation of the preceding indemnity, Sellers’ representations and warranties qualified by “Material Adverse Effect,” but not “material” or materiality generally shall be deemed to have been made without the “Material Adverse Effect” qualification); or

(iii) caused by, arising out of or resulting from the Retained Seller Obligations;

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person (but not such Indemnified Person’s willful misconduct or gross negligence).

(c) Notwithstanding anything to the contrary contained in this Agreement, and for the avoidance of doubt, except as provided in Section 9.8(a) or Section 11.2(g), from and

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after Closing, Sellers’ and Purchaser’s exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 4, 5 and 6 and the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by each Party at Closing pursuant to Section 8.2(i) or Section 8.3(d), as applicable, is set forth in this Section 11.2. Except for the remedies contained in this Section 11.2 and Section 10.2, and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Articles 4, 5 and 6, and for the avoidance of doubt, except as provided in Section 9.8(a) or Section 11.2(g), Sellers and Purchaser each release, remise and forever discharge the other and their or its Affiliates and all such Persons’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or any Seller’s, Company’s or Wholly-Owned Subsidiary’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to cost recovery or contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by the other Party or Parties or any of its or their Affiliates and any rights under agreements between the Companies or the Wholly-Owned Subsidiaries and the Sellers or any other Affiliate of the Companies, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any released Person (but not such Indemnified Person’s willful misconduct or gross negligence), but excluding, however, any remaining balance owed by DTI or any Company or Wholly-Owned Subsidiary to any other Affiliate at the end of the Closing Date for provision of goods or services, or employment-related costs, or other ordinary course of business expenses, with respect to the ownership or operation of the Assets, the Companies or any Wholly-Owned Subsidiary. Without limiting the generality of the preceding sentence, and for the avoidance of doubt, except as provided in Section 9.8(a) or Section 11.2(g), Purchaser agrees that from and after Closing its only remedy with respect to any Seller’s breach of its covenants and agreements in Article 6 shall be the indemnity of DRI in Section 11.2(b), as limited by the terms of this Article 11.

(d) “Damages,” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include any adjustment for Taxes that may be assessed on payments under this Article 11 or for Tax benefits received by the Indemnified Person as a consequence of any Damages. Notwithstanding the foregoing, Purchaser and Sellers shall not be entitled to indemnification under this Section 11.2 for, and Damages shall not include, (i) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (other than loss of profits, consequential damages or punitive damages suffered by third Persons for which responsibility is allocated between the Parties), (ii) any liability, loss, cost, expense,

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claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Person after the Closing Date or (iii) only in the case of claims under Section 11.2(a)(v) or Section 11.2(b)(ii), any liability, loss, cost, expense, claim, award or judgment that does not individually exceed One Million dollars ($1,000,000).

(e) Any claim for indemnity under this Section 11.2 by any current or former Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Sellers and Purchaser shall have any rights against either DRI or Purchaser under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Sellers, as applicable, pursuant to this Section 11.2(e). Each of the Sellers and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.2(e) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.2(e).

(f) The conduct of any environmental investigation, material remediation or other response action (and communication or negotiation with any Governmental Authority regarding same) with respect to any claimed Damages under this Section 11.2 or relating to a breach of DRI’s representation or warranty pursuant to Section 4.9 or any Claim relating to the subject matter of such representation or warranty shall be subject to the following:

(i) Sellers and Purchaser agree that no environmental investigation, material remediation or other response action with respect to any claimed Damages shall be undertaken unless required by a Governmental Authority or as otherwise agreed to by the Parties;

(ii) Sellers and Purchaser agree to take all reasonable actions to avoid and minimize Damages that would otherwise be subject to indemnification under this Section 11.2, including not undertaking, soliciting or importuning any Governmental Authority to require any environmental action, investigation, monitoring or remediation unless affirmatively required to do so by Environmental Laws;

(iii) Purchaser shall not conduct (or have conducted on its behalf) any environmental investigation, material remediation or other response action without first giving Sellers notice of such action with reasonable detail at least forty-five (45) days prior thereto (or such shorter period of time as shall be required by any Governmental Authority). Sellers shall have the option (in their sole discretion and at their sole expense) to conduct (or have conducted on their behalf) such investigation, remediation, or response operations. If Sellers shall not have notified Purchaser of their agreement to conduct such operations within such specified period, then Purchaser may conduct (or have conducted on its behalf at its sole expense) such operation. All remediation activities conducted by Sellers under this Agreement shall be conducted by qualified personnel or contractors in a professional and workmanlike manner and, to the extent reasonably possible, so as not to substantially interfere with Purchaser’s operation of the Assets. With respect to any investigation, remediation or other response action subject to the provisions of this Section 11.2(f), Sellers and Purchaser agree to provide each other with copies of all reports submitted to the overseeing Governmental Authority and all

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results of sampling and analysis activities after such results are quality assured/quality controlled;

(iv) Any remediation activities undertaken with respect to the Assets, whether conducted by Purchaser or Sellers, for which DRI may have responsibility shall be reasonable in extent and cost effective and shall be designed or implemented in such a manner as to achieve the least stringent permanent risk-based closure or remediation standard applicable to the property in question under Environmental Laws, subject to the approval of any Governmental Authority with jurisdiction over such remediation activities, and to the extent either Party has legal capacity to do so Purchaser and Sellers agree to impose reasonable environmental deed or use restrictions that reduce the cost of any such remediation activities; and

(v) No Indemnifying Person shall have any obligation to indemnify any Indemnified Person under this Section 11.2 for any Damages constituting costs of any remedial, removal or other response action taken in order to meet a more stringent cleanup standard (in comparison to the standard in effect as of the Closing Date) triggered by a change by any Indemnified Person in land use from such use in effect as of the Closing Date. For avoidance of doubt, in connection with any remedial, removal or other response action required in connection with any such change in use, the Indemnifying Person shall be responsible for Damages to achieve the original standard in effect as of the Closing Date and the Indemnified Person shall be responsible for all incremental additional Damages, if any, necessary to achieve the more stringent standard.

(g) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, except as provided in Section 9.8(a), the above provisions of this Section 11.2 shall not apply in respect of title matters, such matters being exclusively covered by Article 3 and the special warranty of title provided by DTI in the Conveyances, or claims for Property Costs, such claims being exclusively covered by Section 2.3, Section 2.4, Section 2.5 and Section 8.4.

(h) The Parties shall treat, for Tax purposes, any amounts paid under this Article 11 as an adjustment to the applicable Interest Purchase Price(s) in the same manner as provided in Section 2.2.

Section 11.3 Indemnification Actions. All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a) For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages means the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages means a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11 (including, for the avoidance of doubt, those Persons identified in Section 11.2(e)).

(b) To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and

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specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send

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written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder.

(g) The above provisions of this Section 11.3 shall not apply in respect of Tax Audits.

Section 11.4 Casualty and Condemnation. If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed or damaged by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to comply with the covenants in Article 8 and attend the Closing. In the event that the amount of the costs and expenses associated with repairing or restoring all Assets affected by such casualty or the Allocated Value, determined in the same manner as a Title Defect in accordance with Section 3.5(h), for all Assets taken in a condemnation or pursuant to right of eminent domain exceeds 1.0% of the Unadjusted Purchase Price (disregarding the Individual Title Threshold and Aggregate Title Deductible), Sellers must elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty to be repaired or restored, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser through a document reasonably acceptable to Sellers and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair or restore the Assets subject to any casualty or (iii) to treat the costs and expenses associated with repairing or restoring the Assets affected by such casualty or taking the Allocated Value for any Wells or Marcellus Leases taken as a breach of DRI’s representation under Section 3.1 (disregarding the Individual Title Threshold and Aggregate Title Deductible) In each case, Sellers shall retain (or, if applicable, receive an assignment from the Company or Wholly-Owned Subsidiary, as applicable, owning the affected properties of) all rights to insurance and other claims against third Persons with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

Section 11.5 Limitation on Actions.

(a) The representations and warranties of DRI and Purchaser in Articles 4 and 5 and the covenants and agreements of the Parties in Article 6 (excluding Section 6.14), and the corresponding representations and warranties given in the certificates delivered at Closing

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pursuant to Section 8.2(i) or Section 8.3(d), as applicable, shall survive the Closing until April 30, 2011 except that the representations and warranties of DRI in Section 4.2(e) [Title to Shares] and Section 4.2(f) [The Shares], the special warranty of title provided by DTI in the Conveyances shall survive the Closing without time limit, the representations, warranties, covenants and agreements of the Sellers in Section 2.2(c), Section 6.5(g), Section 11.2(h), Section 12.3, Section 4.8 [Taxes and Assessments] and Article 9 shall survive Closing until thirty (30) days following the date on which the applicable statute of limitations closes for the taxable year to which the subject Taxes relate, and the representations and warranties of DEPI in Section 4.17 [Operation of the E&P Business], and Section 4.21 [Absence of Certain Changes] shall terminate at Closing.

The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Section 11.2(a)(iv), Section 11.2(a)(v), Section 11.2(b)(i) and Section 11.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 11.2(a)(i), Section 11.2(a)(ii), Section 11.2(a)(iii), Section 11.2(b)(iii) and Section 11.4 shall continue without time limit, except in so far as the indemnities in Section 11.2(b)(iii) relate to Section 11.1(c), which shall terminate on the Cut-Off Date (except as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date).

(c) For the avoidance of doubt, except as provided in Section 9.8(a), DRI shall not have any liability for any indemnification under Section 11.2(b)(ii) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds 1.0% of the Unadjusted Purchase Price, and then only to the extent such Damages exceed 1.0% of the Unadjusted Purchase Price. This Section 11.5(c) shall not limit indemnification for breach of those representations and warranties that survive without time limit under the first sentence of Section 11.5(a), nor shall it limit any indemnification provided under Section 2.5(b) or Article 9, regardless whether such indemnification is also provided under Section 11.2(b)(ii), nor shall Damages for those matters count toward the threshold in the first sentence of this Section 11.5(c).

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, and for the avoidance of doubt, except as provided in Section 9.8(a), DRI shall not be required to indemnify Purchaser under Section 11.2(b)(ii) for aggregate Damages in excess of 10% of the Unadjusted Purchase Price; provided, however, that this Section 11.5(d) shall not limit DRI’s liability with respect to breaches of those representations and warranties that survive without time limit under the first sentence of Section 11.5(a), nor shall it limit any indemnification provided under Section 2.5(b) or Article 9, regardless whether such indemnification is also provided under Section 11.2(b)(ii).

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(e) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

ARTICLE 12

MISCELLANEOUS

Section 12.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Parties to this Agreement.

Section 12.2 Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy or by recognized courier service, as follows:

If to any Seller:	Dominion Resources, Inc.
120 Tredegar Street
Richmond, Virginia 23219

	Attention:	Christine M. Schwab
	Telephone:	(804) 819-2142
	Telecopy:	(804) 819-2214

With a copy to:	Dominion Resources, Inc.
120 Tredegar Street
Richmond, Virginia 23219

	Attention:	James F. Stutts
	Telephone:	(804) 819-2117
	Telecopy:	(804) 819-2202

and with a copy to:	Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002

	Attention:	Hugh Tucker
	Telephone:	(713) 229-1656
	Telecopy:	(713) 229-2856

If to Purchaser:	CONSOL Energy Inc.
1000 Consol Energy Drive
Canonsburg, Pennsylvania 15317

	Attention:	Robert M. Belesky
	Telephone:	(724) 485-4167
	Telecopy:	(724) 485-4836

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	Attention:	Stephen W. Johnson
	Telephone:	(724) 485-4163
	Telecopy:	(724) 485-4836

and with a copy to:	Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street
Houston, Texas 77002

	Attention:	James L. Rice III
	Telephone:	(713) 220-8116
	Telecopy:	(713) 236-0822

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

	Attention:	David A. Katz
	Telephone:	(212) 403-1309
	Telecopy:	(212) 403-2309

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 12.3 Sales or Use Tax, Recording Fees and Similar Taxes and Fees. Notwithstanding anything to the contrary in Article 9, Purchaser shall bear the first One Hundred Thousand dollars ($100,000), and thereafter DRI and Purchaser shall each bear fifty percent (50%), of any sales, use, excise, real property transfer, registration, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers to Purchaser contemplated hereby (“Transfer Taxes”). Should any Seller, Company or Affiliate of any of them pay prior to Closing, or should Seller or any continuing Affiliate of Seller pay after Closing, any amount for which Purchaser is liable under this Section 12.3, Purchaser shall, promptly following receipt of Sellers’ invoice, reimburse the amount paid, or if Purchaser has satisfied its obligation to pay the first One Hundred Thousand dollars ($100,000) of such amounts, fifty percent (50%) of the amount paid. Should Purchaser or any of its Affiliates pay prior to Closing, or should Purchaser, any Company or Affiliate of any of them pay after Closing, any amount for which DRI is liable under this Section 12.3, DRI shall, promptly following receipt of Purchaser’s invoice, reimburse fifty percent (50%) of the amount paid. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser shall timely furnish to Sellers such certificate or evidence. Sellers shall provide reasonable assistance to Purchaser in establishing the applicability of any exemption from sales, use, real property transfer or any other Transfer Taxes that is based wholly or partially on facts and information related to Sellers, including, providing Purchaser and taxing authorities access to books and records establishing the lack of prior similar sales activity and the ability of a particular Seller to separately establish income and expenses attributable to assets being transferred to Purchaser.

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Section 12.4 Expenses. Except as provided in Section 6.7 and in Section 12.3, all expenses incurred by Sellers (or by any Company or Wholly-Owned Subsidiary) in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5 Records.

(a) As soon as reasonably practicable after the Closing Date, each Party shall deliver or cause to be delivered to the other Party hereto any Records that are in the possession of such Party and included in the Assets or Excluded Assets, as applicable, subject to Section 12.5(b).

(b) Sellers may retain the originals of those Records relating to Tax and accounting matters and provide Purchaser with copies of such Records that pertain to (i) non-income Tax matters solely related to the Companies or the Additional Assets; or (ii) non-unitary state income Tax Returns to the extent such Tax Returns are reasonably necessary to satisfy Purchaser’s Tax Return filing obligations under Section 9.2. Sellers may retain copies of any other Records.

(c) Purchaser, for a period of seven (7) years following the Closing, (and subject to Purchaser’s additional obligations under Section 9.4) shall:

(i) retain the Records;

(ii) provide Sellers, their Affiliates, and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Sellers’ expense; and

(iii) provide Sellers, their Affiliates, and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to:

(A) Sellers’ obligations under Article 9 (including to prepare Tax Returns and to conduct negotiations with Tax Authorities); or

(B) any claim for indemnification made under Section 11.2 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser under this Agreement);

for review and copying at Sellers’ expense and to the Companies’ and their Affiliates’ personnel for the purpose of discussing any such matter or claim.

Section 12.6 Name Change. On the Closing Date, Purchaser shall make the filings required in each Company’s and Wholly-Owned Subsidiary’s jurisdiction of organization

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to eliminate the name “Dominion” and any variants thereof from the name of each Company and Wholly-Owned Subsidiary. As promptly as practicable, but in any case within one hundred twenty (120) days after the Closing Date, Purchaser shall (i) make all other filings (including assumed name filings) required to reflect the change of name in all applicable records of Governmental Authorities and (ii) eliminate the use of the name “Dominion” and variants thereof from the Assets and the E&P Business, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to any Seller or any of its Affiliates. Purchaser shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name, and any resulting notification or approval requirements.

Section 12.7 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 12.8 Dispute Resolution. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each Party consents to personal jurisdiction in any action brought in the Delaware Court of Chancery (or, if jurisdiction is not available in the Delaware Court of Chancery, to personal jurisdiction in any action brought in the state or federal courts located in the State of Delaware) with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with the allocation of the Purchase Price pursuant to Section 2.2(c) or the determination of a Title Defect Amount or Title Benefit Amount pursuant to Section 3.5(j) is referred to an expert pursuant to those Sections) will be instituted exclusively in the Delaware Court of Chancery (or, if jurisdiction is not available in the Delaware Court of Chancery, then exclusively in the state or federal courts located in the State of Delaware). Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Commitment Letter and the parties to the definitive documentation respecting the Financing (including any joinder agreements or credit agreements) (collectively the “Financing Parties”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the definitive documentation respecting the Financing or the performance thereof, in any forum other than the federal and New York State courts located in the City of New York, Borough of

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Manhattan (and appellate courts thereof). The Financing Parties shall be express third party beneficiaries of this Section 12.8. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 12.9 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.10 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.11 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void; provided, however, that (i) Purchaser shall be entitled to assign its rights to purchase the Shares or the Additional Assets and the obligations related thereto to one or more Persons; provided that Purchaser Parent is the holder, directly or indirectly, of all of the equity interests in each such Person and continues to guarantee the obligations of such Persons hereunder, in accordance with the terms of the guarantee delivered by Purchaser Parent pursuant to Section 12.15, (ii) and Purchaser shall be entitled to assign its rights (but not its obligations) to (A) one or more Affiliates that satisfy the requirements of Section 5.11 and (B) its sources of financing as collateral security. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 12.12 Entire Agreement. The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.13 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Sellers and Purchaser and expressly identified as an amendment or modification.

Section 12.14 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.6, Section 11.2(e) and Section 12.8.

Section 12.15 Guarantee. Simultaneously with execution of this Agreement, Purchaser has caused CONSOL Energy Inc., the holder, directly or indirectly, of all of the equity

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interests in Purchaser and its ultimate parent entity (“Purchaser Parent”), to deliver to DRI a guarantee in substantially the form attached hereto as Exhibit E.

Section 12.16 Schedules and Exhibits; Headings. The information and disclosures contained in any Schedule or Exhibit shall be deemed to be disclosed and incorporated by reference in any Schedule and as an exception to any representation, warranty or covenant to which its applicability is reasonably apparent on its face. The duplication or cross-referencing of any disclosures made in the Schedules or Exhibits shall not, in any instance or in the aggregate, effect a waiver of the foregoing statement. Headings have been provided for the sections of this Agreement, the Schedules and Exhibits for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.17 References. In this Agreement:

(a) references to any gender includes a reference to all other genders;

(b) references to the singular includes the plural, and vice versa;

(c) reference to any Article or Section means an Article or Section of this Agreement;

(d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f) unless expressly provided to the contrary, the word “or” is not exclusive;

(g) references to “$” or “dollars” means United States dollars; and

(h) “include” and “including” means include or including without limiting the generality of the description preceding such term.

Section 12.18 Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Sellers and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

Section 12.19 Limitation on Damages. EXCEPT FOR CLAIMS RELATED TO A FUNDING FAILURE OR THE REFUSAL OF SELLERS OR PURCHASER TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Execution Version

AFTER THE SATISFACTION OF THE CONDITIONS IN SECTION 7.1 OR 7.2, RESPECTIVELY, THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO MAKE CLAIMS, INCLUDE IN CALCULATION, SUE FOR OR COLLECT FROM THE OTHER PARTY ITS OWN PUNITIVE DAMAGES, OR ITS OWN CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND, EXCEPT FOR CLAIMS RELATED TO A FUNDING FAILURE OR THE REFUSAL OF SELLERS OR PURCHASER TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AFTER THE SATISFACTION OF THE CONDITIONS IN SECTION 7.1 OR 7.2, RESPECTIVELY, EACH PARTY EXPRESSLY WAIVES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.20 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:	DOMINION RESOURCES, INC.

	By:	/s/ Thomas F. Farrell II
	Name:	Thomas F. Farrell II
	Title:	President and Chief Executive Officer

SELLER:	DOMINION ENERGY, INC.

	By:	/s/ David A. Christian
	Name:	David A. Christian
	Title:	President

SELLER:	DOMINION TRANSMISSION, INC.

	By:	/s/ Gary L. Sypolt
	Name:	Gary L. Sypolt
	Title:	President

PURCHASER:	CONSOL ENERGY HOLDINGS LLC VI

	By:	/s/ J. Brett Harvey
	Name:	J. Brett Harvey
	Title:	President and Chief Executive Officer

[Signature Page to the Purchase and Sale Agreement]